Exhibit 2.1

COMBINATION AGREEMENT by and among VOYA FINANCIAL, INC., VOYA INVESTMENT MANAGEMENT LLC, ALLIANZ SE, ALLIANZ GLOBAL INVESTORS U.S. LLC and VIM HOLDINGS LLC Dated as of June 13, 2022

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH [***] TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT CONTAINS INFORMATION THAT IF DISCLOSED WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY.

TABLE OF CONTENTS
-i-

4865-6016-4634 v.20

-ii-

4865-6016-4634 v.20

-iii-

4865-6016-4634 v.20

Annexes
Annex A – Core Distribution Adjustment
Exhibits
Exhibit A – Form of Core Distribution Agreement
Exhibit B – Form of Cross Distribution Agreement
Exhibit C – Form of Transition Services Agreement
Exhibit D – Form of A&R Newco Operating Agreement
Exhibit E – Form of AP/EU Sub-Advisory Agreements
Exhibit E-1 – Form of Master Agreement for Advisory Services for Investment Funds (EU Sub-Advisory Agreement)
Exhibit F – Forms of AP/EU Sub-Management Agreements
Exhibit F-1 – Form of Master Agreement for the Outsourcing of Portfolio Management Services for Investment Funds (German UCITS and AIF)
Exhibit F-2 – Form of Master Agreement for the Outsourcing of Portfolio Management Services for Investment Funds (IMAs)
Exhibit F-3 – Annex E.2 to Form of Master Agreement for the Outsourcing of Portfolio Management Services for Investment Funds
Exhibit G – Other Approvals and Consents
Exhibit H – Transferred Intellectual Property
Exhibit I – Form of Trademark Assignment Agreement

Schedules

Company Disclosure Schedule
Contributor Disclosure Schedule
Schedule A – Covered Clients
Schedule A-1 – Non-Registered Funds
Schedule A-2 – Non-U.S. Public Funds
Schedule A-3 – U.S. Registered Funds
Schedule A-4 – Other Clients
Schedule A-5 – AP/EU Portfolios
Schedule B – RRR/AUM Statement
Schedule C – Business Employees
Schedule D – Additional Covered Clients
Schedule E – Certain Compensation Matters

-iv-

4865-6016-4634 v.20

COMBINATION AGREEMENT
THIS COMBINATION AGREEMENT, dated as of June 13, 2022 (this “Agreement”), is made and entered into by and among Voya Financial, Inc., a Delaware corporation (“Company Parent”), Voya Investment Management LLC, a Delaware limited liability company (the “Company”), Allianz SE, a stock corporation organized and existing under the laws of the European Union and the Federal Republic of Germany (“Contributor Parent”), Allianz Global Investors U.S. LLC, a Delaware limited liability company (“Contributor”), and VIM Holdings LLC, a Delaware limited liability company (“Newco”). Company Parent, the Company, Contributor Parent, Contributor and Newco are referred to herein as the “Parties”.
RECITALS
WHEREAS, Contributor is engaged in the business of providing investment management and investment advisory services for Covered Clients;
WHEREAS, as of the Closing, Company Parent desires to transfer, convey, assign and deliver to Newco 100% of the Company’s limited liability company interests in consideration for the receipt of the Voya Newco Units and its rights in connection with the global strategic partnership to be entered into by the Parties;
WHEREAS, as of the Closing and at the direction of Newco, Contributor desires to contribute to the Company, and Newco desires to cause the Company to receive from Contributor, on the terms, and subject to the conditions, set forth in this Agreement, the Transferred Assets (such contribution, contributed subject to the Assumed Liabilities being assumed by the Company, the “Contribution”);
WHEREAS, at the Closing, the Voya Newco Units shall be issued to the Voya Member and thereafter held subject to the terms and conditions of the A&R Newco Operating Agreement;
WHEREAS, at the Closing, the Parties shall enter into a global strategic partnership pursuant to which:
(i)the Company (or a Company Advisor) shall be appointed as sub-adviser or sub-manager with respect to each of the AP/EU Portfolios, subject to the terms and conditions set forth in this Agreement and the applicable AP/EU Sub-Advisory Agreement or AP/EU Sub-Management Agreement;
(ii)AGI GmbH (or an Affiliate thereof) shall have exclusive distribution rights with respect to any current and future AP/EU Portfolios and shall be entitled to the Core Distribution Percentage of fee revenues derived from such AP/EU Portfolios, subject to the terms and conditions of this Agreement and the Core Distribution Agreement; and
(iii)(A) AGI GmbH (or an Affiliate thereof) shall have exclusive distribution rights within the AGI Distribution Territories with respect to any investment strategies managed by the Company or its Affiliates other than the Transferred Strategies, and (B) the Company (or an Affiliate thereof) shall have exclusive distribution rights within the United States and Canada with respect to any investment strategies managed by AGI GmbH or its Subsidiaries; subject in the case of clause (A) and (B) to the exclusivity exceptions and other terms and conditions of this Agreement and the Cross Distribution Agreement.
-v-

4865-6016-4634 v.20

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1Certain Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):
“A&R Newco Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Newco, to be entered into at the Closing in substantially the form set forth on Exhibit D.
“Accounting Firm” has the meaning set forth in Section 2.8(e).
“Acquisition Proposal” has the meaning set forth in Section 5.8(a).
“Additional Separation Costs” means the costs and expenses (including any out- of-pocket and third-party costs) incurred in connection with the Company’s request for additional services or the incremental costs and expenses (including any out-of-pocket and third-party costs) when a separation activity is changed at Company’s request, but excluding the internal costs and expenses incurred by Contributor and its Affiliates for the time spent by their employees on the matters contemplated by this definition.
“Adjusted Assets Under Management” has the meaning set forth in Annex A.
“Adjusted Core Distribution Percentage” has the meaning set forth in Annex A.
“Adjusted Newco Percentage” has the meaning set forth in Annex A.
“Advisory Agreement” means any Investment Company Advisory Agreement and any Non-Investment Company Advisory Agreement of the Contributor; provided that “Advisory Agreement,” includes, following Closing, the AP/EU Sub-Management Agreements and AP/EU Sub-Advisory Agreements or novations of existing Advisory Agreements (notwithstanding that Contributor is not a party thereto).
“Advisory Fee Rate” has the meaning set forth in Annex A.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, however, that, for the purposes of this Agreement, no Covered Client (other than Contributor and any of its direct or indirect shareholders or Subsidiaries) shall be considered an Affiliate of Contributor and no advisory client of the Company (other than the Company and any of its direct or indirect shareholders or Subsidiaries) shall be considered an Affiliate of the Company solely by virtue of such advisory relationship; provided, further, that, notwithstanding anything contained herein to the contrary, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Contributor or Contributor Parent; provided, further, that prior to the Closing, Newco shall not be considered an Affiliate of the Company or Company Parent and from and after the Closing, Newco shall not be considered an Affiliate of Contributor or Contributor Parent.
-vi-

4865-6016-4634 v.20

“AGI Distribution Territories” means any country, region, territory or subdivision of the foregoing that is not within the United States of America or Canada.
“AGI GmbH” means Allianz Global Investors GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany.
“Agreement” has the meaning set forth in the preamble hereto.
“Allianz Global Investors Business” means, collectively, Contributor, AGI GmbH, Allianz Global Investors Holdings GmbH and their respective direct and indirect Subsidiaries.
“Allianz Member” means PFP Holdings, Inc., a Delaware corporation.
“Ancillary Agreements” means (a) the Bill of Sale, (b)  the Transition Services Agreement, (c) the Core Distribution Agreement, (d) the Cross Distribution Agreement, (e) the A&R Newco Operating Agreement, (f) any AP/EU Sub-Management Agreement(s), (g) any AP/EU Sub-Advisory Agreement(s), (h) the Trademark Assignment Agreement, (i) Intellectual Property Assignment Agreement, (j) the GRASSROOTS Trademark License Agreement, and (k) any other certificates, instruments, or agreements being executed and delivered in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.
“Annex A” means Annex A to this Agreement, which is incorporated for all purposes into this Agreement and the A&R Newco Operating Agreement.
“AP/EU Portfolios” means the Covered Clients that are set forth on Schedule A-5 and any other fund, vehicle, investment scheme or account established for the purpose of offering the Transferred Strategies within the AGI Distribution Territories.
“AP/EU Sub-Advisory Agreement” means an agreement pursuant to which AGI GmbH (or an Affiliate thereof) engages the Company (and/or one or more Company Advisors) as a nondiscretionary sub-adviser with respect to one or more AP/EU Portfolios, which agreement shall have commercial terms substantially in the form set forth on Exhibit E, subject to such variations in the form of such agreement as may be reasonably necessary or appropriate in order to comply with Applicable Law, regulatory expectations and market practice within the relevant jurisdiction but which shall minimize to the extent commercially reasonable any substantive variation in terms (including non-commercial terms) from those in the form set forth on Exhibit E.
“AP/EU Sub-Management Agreement” means an agreement delegating to the Company (or a Company Advisor) portfolio management authority with respect to one or more AP/EU Portfolios, which agreement shall have commercial terms substantially in the forms set forth on Exhibit F, subject to such variations in the form of such agreement as may be reasonably necessary or appropriate in order to comply with Applicable Law, regulatory expectations and market practice within the relevant jurisdiction but which shall minimize to the extent commercially reasonable any substantive variation in terms (including non-commercial terms) from those in the forms set forth on Exhibit F.
“Applicable Law” means, with respect to any Person, property, asset, transaction, event or other matter, any Law applicable or relating to, and legally binding on, such Person, property, asset, transaction, event or other matter, as the case may be.
“Assumed Liabilities” has the meaning given to it in Section 2.4.
-vii-

4865-6016-4634 v.20

“Benefit Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, profit sharing, bonus, variable compensation, incentive, severance, separation, change in control, transaction, retention, deferred compensation, fringe benefit, vacation, paid time off, insurance, medical, dental, vision, prescription, fringe benefit, life, disability, sick leave, relocation, expatriate, perquisites, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) or similar plan, program, policy or arrangement, in each case whether or not written, and (c) employment, consulting or other similar individual agreement, plan, policy, arrangement or program, in each case, other than any portion of such plan or arrangement required to be maintained or contributed to by applicable law or otherwise mandated by any Governmental Authority.
“Bill of Sale” has the meaning set forth in Section 2.6(a)(i).
“Branding Transition Period” has the meaning set forth in Section 5.11(b).
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.
“Business Employee” means, as of any particular date, each individual employed by Contributor or any of its Affiliates who provides portfolio management services in accordance with the Transferred Strategies, or whose employment primarily consists of providing services that support such provision of portfolio management services, but only to the extent that such individual is listed on Schedule C, as it may be updated from time to time (as contemplated by Section 3.15(f)).
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136); any other similar U.S. state, local or non-U.S. Law intended to address the consequences of COVID-19; and any administrative or other guidance published with respect thereto by any Governmental Authority.
“Claim Notice” has the meaning set forth in Section 9.5(a).
“Class A Unit” has the meaning set forth in the A&R Newco Operating Agreement.
“Client Notice” has the meaning set forth in Section 5.3(d).
“Closing” has the meaning set forth in Section 2.5.
“Closing Core Distribution Percentage” has the meaning set forth in Annex A.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing International Revenue Run-Rate” has the meaning set forth in Annex A.
“Closing U.S. Revenue Run-Rate” has the meaning set forth in Annex A.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble hereto.
“Company Advisor” means the Subsidiaries of the Company that provide investment advisory or sub-advisory services to non-Affiliates of the Company.
-viii-

4865-6016-4634 v.20

“Company Advisory Agreement” means any advisory agreement, or other arrangements or understandings relating to the Company’s rendering of management, investment advisory or sub-advisory services to any Company Client.
“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Affiliates (including Company Parent).
“Company Client” means any investment fund, vehicle or account (including any separately managed account or pooled investment vehicle) with respect to which the Company provides investment management, investment advisory or sub-advisory services or other similar services.
“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.
“Company Financial Information” has the meaning set forth in Section 4.5.
“Company Indemnitees” has the meaning set forth in Section 9.2(a).
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Affiliates.
“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence or development that, individually or in the aggregate, has a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to consummate the Transactions prior to the Termination Date.
“Company Parent” has the meaning set forth in the preamble hereto.
“Company Savings Plan” has the meaning set forth in Section 5.10(f).
“Company Tax Indemnified Parties” has the meaning set forth in Section 8.1(a).
“Company Trust Bank” means Voya Investment Trust Co.
“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of September 28, 2020, by and between AGI GmbH and Company Parent.
“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement, understanding, obligation or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.
“Contribution” has the meaning set forth in the Recitals.
-ix-

4865-6016-4634 v.20

“Contributor” has the meaning set forth in the preamble hereto.
“Contributor 401(k) Plan” has the meaning set forth in Section 5.10(f).
“Contributor Benefit Plan” shall mean each Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, Contributor or any of its Affiliates (including Contributor Parent), in each case, solely to the extent related to any Business Employee.
“Contributor Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.
“Contributor Financial Information” has the meaning set forth in Section 3.5.
“Contributor Indemnitees” has the meaning set forth in Section 9.3(a).
“Contributor Marks” has the meaning set forth in Section 5.11(a).
“Contributor Material Adverse Effect” means any change, effect, event, circumstance, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have (a) a material adverse effect on the Transferred Business or the assets, liabilities, financial condition or results of operations of the Transferred Business, taken as a whole or (b) a material adverse effect on the ability of Contributor Parent or Contributor to timely perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions prior to the Termination Date; provided that in the case of clause (a), any such change, effect, event, development, circumstance or occurrence to the extent resulting from, or arising in connection with, any of the following shall not be considered when determining whether a “Contributor Material Adverse Effect” has occurred: (i) changes after the date hereof in conditions in, or affecting, the economy or banking, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, disruption thereof and any decline in the price of any security or any market index; (ii) any change after the date hereof generally impacting the industries in which the Transferred Business operates, whether international, national, regional, state, provincial or local; (iii) any change after the date hereof in Laws or the International Financial Reporting Standards, or the enforcement or interpretation thereof; (iv) changes after the date hereof in political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing; (v) any change resulting from or arising out of the execution, announcement or consummation of the Transactions, including any such change relating to the identity of, or facts and circumstances relating to, the Company (provided that this clause (v) shall not apply to any representation or warranty the subject matter of which expressly relates to the foregoing); (vi) any action taken by the Company or Company Parent in breach of its obligations under this Agreement; (vii) any hurricane, flood, tornado, earthquake or other natural disaster, or any epidemic or pandemic (including the SARS-CoV-2 virus and or any mutation or variation thereof and the COVID-19 pandemic) or any other force majeure event after the date hereof, any escalation or worsening of any of the foregoing; (viii) any actions expressly required to be taken or omitted pursuant to this Agreement or taken with the Company’s express written consent (it being understood that actions taken by Contributor or any of its Affiliates in compliance with Section 5.1 shall not be excluded); (ix) the failure of the Transferred Business to achieve any financial projections or forecasts or revenue or earnings predictions, in and of itself; (x) any change in net assets under management or Revenue Run-Rate, in and of itself (it being understood that for purposes of clauses (ix) and (x), the changes, effects, events, circumstances, occurrences or developments giving rise to such failure or changes that are not otherwise excluded from the definition of “Contributor Material Adverse Effect” may be taken into account in determining whether there
-x-

4865-6016-4634 v.20

has been a “Contributor Material Adverse Effect”); (xi) the loss of any Business Employee or a Business Employee’s refusal to sign a Transfer Offer (provided, that this clause (xi) shall apply solely to the extent such loss or refusal results from a material breach by the Company or Company Parent of Section 5.10 under this Agreement); and (xii) the fact that the Contributor and its Affiliates have settled with the SEC, the Department of Justice, and certain private parties certain claims, or may settle or otherwise incur liabilities in connection with certain claims under the litigation matters disclosed in Section 3.9 of the Contributor Disclosure Schedule, in respect of the Transferred Business existing on the date of this Agreement relating to the facts, events and circumstances set forth in the DOJ Plea Agreement, the SEC Settlement Agreement and the other Structured Products Documents (such agreements together with the Structured Products Matter, the “Structured Products Resolution”) and the monetary damages and penalties to be paid by Contributor and its Affiliates pursuant to such settlements or litigation (it being understood that for purposes of clause (xii), any other claims or Liabilities related to the facts, events and circumstances set forth in the Structured Products Resolution that are not otherwise excluded from the definition of “Contributor Material Adverse Effect” may be taken into account in determining whether there has been a “Contributor Material Adverse Effect”); except, in the cases of clauses (i)-(iv) and (vii), to the extent such change, effect, event, circumstance, occurrence or development has a disproportionate effect on the Transferred Business or its assets, liabilities, financial condition or results of operations, taken as a whole, compared with other Persons operating in the industries in which the Transferred Business operates.
“Contributor Material Contracts” has the meaning set forth in Section 3.8(a).
“Contributor Nonqualified DC Plan” has the meaning set forth in Section 5.10(j).
“Contributor Parent” has the meaning set forth in the preamble hereto.
“Contributor Tax Indemnified Parties” has the meaning set forth in Section 8.1(b).
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Control Determination” has the meaning set forth in Section 5.15.
“Core Distribution Agreement” means the Distribution and Partnership Agreement by and between the Company (and/or one or more Company Advisors) and AGI GmbH (and/or one or more of its Affiliates) with respect to the provision of distribution services for the AP/EU Portfolios within the AGI Distribution Territories, in substantially the form set forth on Exhibit A.
“Core Distribution Percentage” means the Closing Core Distribution Percentage as of the Closing through the True-Up Period, and then the Adjusted Core Distribution Percentage following the True-Up Period.
“Covered Client” means the Persons set forth on Schedule A, together with (i) any Person identified on Schedule D, to the extent the Parties, acting reasonably and in good faith, agree that such Person should be treated as a Covered Client for purposes hereof, (ii) any other Person that, after the date of this Agreement, enters into an Advisory Agreement with Contributor pursuant to which Contributor provides investment advisory or sub-advisory services to such client in accordance with one or more Transferred Strategies and (iii) any Person who is party to an Advisory Agreement with Contributor pursuant to which Contributor provides investment advisory or sub-advisory services to such client in accordance with one or more Transferred Strategies but was inadvertently omitted from Schedule A; provided, however, that any Person
-xi-

4865-6016-4634 v.20

that has terminated its Advisory Agreement(s) with Contributor with respect to the Transferred Strategies shall cease to be treated as a Covered Client effective upon such termination, and Schedule A (including each subsection thereof) shall accordingly be deemed to be automatically amended upon the effectiveness of any such termination; provided, further, that “Covered Client” includes, following Closing, clients in respect of the AP/EU Sub-Management Agreements and AP/EU Sub-Advisory Agreements or novations of existing Advisory Agreements (notwithstanding that Contributor is not a party thereto); provided, further, that the Persons identified on Schedule D shall be deemed not to be “Covered Clients” for purposes of the RRR/AUM Statement and the representations and warranties contained in Section 3.5.
“Cross Distribution Agreement” means the Distribution and Partnership Agreement by and between the Company (and/or one or more Company Advisors) and AGI GmbH (and/or one or more of its Affiliates) with respect to the provision of distribution services for certain investment advisory clients of the Company and AGI GmbH, in substantially the form set forth on Exhibit B.
“De Minimis Amount” has the meaning set forth in Section 9.2(b).
“Deferral Plans” has the meaning set forth in Section 5.10(p).
“Deferred CARES Act Taxes” means any amount payable by any Person after the Closing Date which would have been payable on or prior to the Closing Date but for the deferral of such Taxes pursuant to the CARES Act.
“Delayed Transfer Subsidiary” has the meaning set forth in Section 2.9.
“DIF Plan” has the meaning set forth in Section 5.10(p).
“Dispute Notice” has the meaning set forth in Section 2.8(d).
“DOJ Plea Agreement” means the Plea Agreement, including the Statement of Facts attached thereto, entered into by Contributor on May 17, 2022 with the United States of America, by and through the Department of Justice, Criminal Division, and the United States Attorney’s Office for the Southern District of New York.
“Effective Time” means 12:01AM on the Closing Date.
“Embodiment” means with respect to any Intellectual Property all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, software source and object code, computer-stored data, diskettes, manuscripts and other items describing all or any part of any such Intellectual Property or in which all or any part of such Intellectual Property is set forth, embodied, recorded or stored.
“Employee Transfer Date” has the meaning set forth in Section 5.10(a).
“Encumbrance” means any lien (statutory or otherwise), option, right of first offer or right of first refusal or similar right, lease or sublease, license or sublicense, restrictive covenant, encumbrance, hypothecation, pledge, mortgage, security interest, claim, charge, easement, encroachment, restriction (other than any restriction on transferability imposed by federal or state securities laws) or other adverse claim or encumbrance of any kind.
“Environmental Laws” means all Laws relating to (a) the protection or restoration of the environment, including wetlands or indoor air, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise control, odor
-xii-

4865-6016-4634 v.20

control, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.
“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.7(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Excluded Assets” has the meaning set forth in Section 2.3(b).
“Excluded Liabilities” has the meaning set forth in Section 2.4(b).
“FINRA” means the Financial Industry Regulatory Authority, Inc. and its Subsidiaries.
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement or any other Ancillary Document or any certificate delivered in connection with this Agreement or any Ancillary Agreement and not with respect to other matters; provided, that such actual and intentional fraud of such Party specifically excludes any statement, representation, warranty or omission made negligently or recklessly and shall only be deemed to exist if (i) such Party had actual knowledge that any statements, representations, warranties or omissions made by it were inaccurate when made, (ii) that such statements, representations, warranties or omissions were made with the express intent to induce another Party to this Agreement to rely thereon (or with the expectation that such other Party would rely thereon) or that such other Party would take action or inaction to such other Party’s detriment, (iii) such other Party reasonably relied thereon or took a subsequent action or inaction and (iv) such action or inaction resulted in damages, losses or liabilities to such other Party.
“Full Separation and Migration Plans” has the meaning set forth in Section 5.14(a)(iv).
“Fund Documents” means, with respect to any Registered Fund or Non-Registered Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, declaration of trust, or similar governing document governing the operations of such Registered Fund or Non-Registered Fund (and entities comprising the same), the then-current Advisory Agreements, managed account agreements, or other similar agreement, sponsorship, subscription and/or other agreements in respect of the management thereof, as amended from to time to time, as well as the then-current offering memorandum (if any) of such Registered Fund or Non-Registered Fund.
“Fundamental Representations” means Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority), Section 3.11(f) (Regulatory Control); Section 3.21 (No Broker), Section 4.1 (Organization and Related Matters), Section 4.2 (Authority; No Violations), Section 4.4(a) (Capital Structure; Subsidiaries) and Section 4.15 (No Broker).
“GAAP” means United States generally accepted accounting principles.
“GRASSROOTS Trademark License Agreement” means a trademark license agreement pursuant to which Contributor will grant to the Company a worldwide, nonexclusive, perpetual, irrevocable, royalty-free license under the “GRASSROOTS” Trademarks for use in connection with the Transferred Business and its natural evolutions thereof, in a form that is reasonably acceptable to Contributor and the Company.
-xiii-

4865-6016-4634 v.20

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental Self-Regulatory Organization, agency or authority.
“Gross Asset Value Statement” has the meaning set forth in Section 8.8.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of a Person means all obligations and other liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums and all prepayment premiums or penalties and other amounts that may become due as a result of the Transactions) of such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes and similar instruments, (c) all leases of such Person capitalized (or that should be capitalized) in accordance with GAAP, (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (f) for the deferred purchase price of assets, property, goods or services (other than trade account payables), including all seller notes and “earn-out” payments and purchase price adjustment payments, (g) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (h) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging agreements, (i) all deferred revenue, deferred rent, accrued compensation, asset retirement obligations and payables related thereto, (j) in respect of forward sale and purchase agreements, and (k) (i) all obligations for guarantees of another person in respect of the obligations set forth in any of the foregoing clauses and (ii) the obligations set forth in any of the foregoing clauses of any other Person secured by any Encumbrance on any property or asset of such first Person (whether or not such obligation is assumed by such Person).
“Indemnification Deductible” has the meaning set forth in Section 9.2(b).
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Indemnity Cap” has the meaning set forth in Section 9.2(b).
“Infringe” has the meaning set forth in Section 3.17(c).
“Initial Separation and Migration Plan” has the meaning set forth in Section 5.14(a)(iv).
“Integration Costs” means all costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with (a) the conversion of the Transferred Assets into a format different from the format as of the Closing Date or (b) the integration of the Transferred Assets into the systems and infrastructure of the Company or its designee, but excluding the internal costs and expenses incurred by Contributor and its Affiliates for the time spent by their employees on the matters contemplated by this definition.
-xiv-

4865-6016-4634 v.20

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including to all (a) patents, patent applications, and statutory invention registrations, and all improvements to the inventions disclosed in each such patent, patent application and registration, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, symbols, corporate names, brand names, domain names, social media identifiers and accounts and other indicators of source or origin (in each case, whether or not registered), including all goodwill associated therewith (collectively, “Trademarks”), (c) copyrights and works of authorship and mask work rights (in each case, whether or not registered) now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (d) trade secrets, confidential information and confidential know-how (collectively, “Trade Secrets”), (e) software (including source code, object code, firmware, operating systems and specifications), (f) data, databases and data collections and (g) to the extent applicable, applications, registrations, renewals, extensions, redivisionals, continuations, continuations-in-part, revisions, divisionals, provisionals, reissues, reexaminations, reversions, derivative works, moral rights and foreign counterparts of or in connection with any of the foregoing.
“Intellectual Property Assignment Agreement” has the meaning set forth in Section 5.13(a).
“Interim Period” means the period from and after the date of this Agreement through the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 7.1.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Advisory Agreement” means an investment advisory agreement entered into by a Company Advisor or Contributor, as applicable, for the purpose of providing investment advisory or sub-advisory services to a U.S. Registered Fund (including, for the avoidance of doubt, any sub-advisory agreement entered into by a Company Advisor or Contributor, as applicable, with another adviser or sub-adviser).
“IP Creator” has the meaning set forth in Section 3.17(e).
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, whether physical, virtual or in the cloud, including all documentation related to the foregoing.
“Knowledge of the Company” means the actual knowledge, as of the date of this Agreement, and the knowledge such individuals would have acquired in the exercise of due inquiry, of Micheline Faver, Huey Falgout and Trevor Ogle.
“Knowledge of Contributor” means the actual knowledge, as of the date of this Agreement, and the knowledge such individuals would have acquired in the exercise of due inquiry, of Paul Koo, Tobias Pross, Thomas Schindler and John Viggiano; provided, that such due inquiry shall not require such individuals to conduct (or have conducted) any searches, analyses or opinions (including freedom-to-operate opinions) with respect to Intellectual Property.
-xv-

4865-6016-4634 v.20

“Law” means any United States or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, Order, writ, directive, policy, guideline or other requirement (including those of any Self-Regulatory Organization).
“Leased Real Property” means the real property leased or subleased pursuant to a Lease or otherwise used or occupied by Contributor or the Company, as applicable.
“Leases” means any real estate leases and subleases to which Contributor (with respect to the Transferred Business) or the Company, as applicable, is a party.
“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.
“Licensed Intellectual Property” means the Intellectual Property licensed to the Company pursuant to Section 5.11 and Section 5.12 of this Agreement taken together.
“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest, fines, penalties, assessments, costs, fees, deficiencies, settlements, awards, judgments, offsets, diminutions in value, expenses or charges of any kind (including reasonable fees, expenses of attorneys and investigation and costs of enforcing any rights to indemnification hereunder or pursuing any insurance recovery).
“LTIPA” has the meaning set forth in Section 5.10(p).
“made available” means included in the Intralinks virtual data room, as applicable, (i) created by Contributor and accessible by the Company or (ii) created by the Company and made accessible by the Contributor, in each case at least two (2) Business Days prior to the date hereof.
“Material Permits” means Permits that are material and necessary for the performance by Contributor or its Affiliates, as applicable of its obligations under the Investment Company Advisory Agreements, as it is now being conducted by Contributor or its Affiliates.
“Maximum Contributable Net Revenue Run-Rate” has the meaning set forth in Annex A.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.
“Negative Consent Notice” has the meaning set forth in Section 5.3(b).
“Newco” has the meaning set forth in the preamble hereto.
“Non-Investment Company Advisory Agreement” means with respect to Contributor, any investment advisory, investment management or AP/EU Sub-Advisory Agreement entered into between Contributor and any Covered Client that is not a U.S. Registered Fund.
“Non-Registered Fund” means with respect to Contributor, the pooled investment vehicles listed on Schedule A-1.
“Non-U.S. Public Fund” means with respect to Contributor, the pooled investment vehicles listed on Schedule A-2.
-xvi-

4865-6016-4634 v.20

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Ordinary Course of Business” means an action taken or not taken by a Person that in the usual course of the normal day to day operations of such Person consistent with past practices of such person.
“Organizational Documents” means: (a) with respect to any Person that is a corporation or trust bank, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and (e) with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.
“Parties” has the meaning set forth in the preamble hereto.
“Performance Record” means the non-exclusive right to refer to the historical performance record and financial history of the Covered Clients, to the extent related to the operation of the Transferred Strategies; provided, for clarity, that “Performance Record” does not include any right to use the Contributor Marks (except as permitted under Section 5.11).
“Permits” means all permits, licenses, registrations, agreements, waivers, approvals and authorizations of a Governmental Authority held, used or required by the applicable Person in connection with its business and operations.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and Encumbrances arising or incurred in the Ordinary Course of Business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e)  statutory Encumbrances in favor of lessors arising in connection with any property leased to the Transferred Business, (f) other liens, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case and in the aggregate, do not materially impair the present use or occupancy of the Leased Real Property, and (g) non-exclusive licenses and other similar rights granted with respect to Intellectual Property in the Ordinary Course of Business.
“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
    “Personal Information” means all information irrespective of the form or medium in which it exists (including paper, electronic and other forms) that (i) identifies, relates to,
-xvii-

4865-6016-4634 v.20

describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual, device or household or (ii) otherwise constitutes personal data or personal information (or any other similar term) under any applicable Law, including as defined under any applicable Privacy Laws, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number or equivalent identifier and driver’s license number), passport number, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data).

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Closing Date.
“Pre-Closing Communications” has the meaning set forth in Section 10.12(b).
“Pre-Closing Confidentiality Agreement” shall mean those Contracts by and between Contributor Parent or any of its Subsidiaries (including Contributor) and Persons expressing an interest in acquiring a material ownership interest (whether by merger, sale or purchase of capital stock, sale or purchase of assets or otherwise) in the equity securities of the assets of the Transferred Business, taken as a whole, in connection with any process leading to the Transactions, or governing the confidentiality of information about the Transferred Business.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.
“Prior Contributor Counsel” has the meaning set forth in Section 10.12(a).
“Privacy Laws” means all Laws worldwide relating to the collection, destruction, storage, use, privacy, security, protection, transfer or other Processing of data (including all Laws governing breach notification, whether or not such breach impacted Personal Information), including but not limited to the EU General Data Protection Regulation 2016/679, the UK General Data Protection Regulation and the Data Protection Act of 2018, the CAN-SPAM Act, the Gramm-Leach-Bliley Act and the California Consumer Privacy Act of 2018, any U.S. state data protection, data breach notification or data security Laws, PRC Civil Code, the PRC Personal Information Protection Law, the PRC Data Security Law, the PRC Cybersecurity Law, Taiwan’s Personal Data Protection Act 2015, Hong Kong’s Personal Data (Privacy) Ordinance (Cap. 486), Japan’s Act on the Protection of Personal Information, Singapore’s Personal Data Protection Act, any successor legislation to any of the foregoing and any Law concerning requirements for any outbound communications (including e-mail marketing, telephone or and text messaging contact) and other similar laws in applicable jurisdictions.
“Privileged Materials” has the meaning set forth in Section 10.12(b).
“Proceedings” has the meaning set forth in Section 3.9.
“Process,” “Processing” or “Processed” means any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
-xviii-

4865-6016-4634 v.20

“Reference Date” has the meaning set forth in Annex A.
“Reference Date Assets Under Management” has the meaning set forth in Annex A.
“Reference Net Revenue Run-Rate” has the meaning set forth in Annex A.
“Registered Fund” means a U.S. Registered Fund or Non-U.S. Public Fund.
“Registered Fund Boards” means the boards of directors or trustees of the Registered Funds, as applicable.
“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed or furnished, or required to be filed or furnished, by such Person pursuant to the securities Laws or banking Laws or the rules and regulations of any Governmental Authority (including FINRA).
“Revenue Run-Rate” has the meaning set forth on Annex A.
“Routine Inspection” has the meaning set forth in Section 3.11(c).
“RRR/AUM Statement” means the statement of historical revenue run-rate and assets under management set forth on Schedule B.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Settlement Agreement” means that certain order instituting administrative and cease-and-desist proceedings, pursuant to Sections 15(b) and 21C of the Exchange Act and Sections 203(e) and 203(k) of the Investment Advisers Act, making findings, and imposing remedial sanctions and cease-and-desist order, instituted against Contributor by the SEC, dated May 17, 2022.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.
“Separation and Migration Plans” has the meaning set forth in Section 5.14(a)(iv).
“Separation Costs” means the costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with the (a) separation of the Transferred Assets and Embodiments of Licensed Intellectual Property from the assets, infrastructure and data of Contributor and its Affiliates, (b) preparation of such Transferred Assets for delivery to Company or to the systems of Company and its Affiliates and (c) transmission of such Transferred Assets outside of the information technology systems or facilities of Contributor or its Affiliates, in order to allow Company to take possession of such Transferred Assets and Embodiments of the Licensed Intellectual Property.
“Specified Representation” means Section 3.5 (Financial Information).
“Sponsored Fund” means (a) with respect to the Contributor (or any Affiliate thereof), (i) any Sponsored U.S. Registered Fund, (ii) any Sponsored Non-U.S. Public Fund and (iii) any
-xix-

4865-6016-4634 v.20

Sponsored Non-Registered Fund and (b) with respect to the Company, (x) a pooled investment vehicle (including a commingled pension fund or common trust fund), (y) an investment company (or series thereof) registered under the Investment Company Act for which the Company provides advisory or sub-advisory services pursuant to an Investment Company Advisory Agreement and (z) a collective investment scheme governed by the regulations on Undertakings for the Collective Investment of Transferable Securities or any other publically offered fund other than in clause (y) above for which the Company provides advisory or sub-advisory services pursuant to a Company Advisory Agreement, in each case of (x), (y) and (z), for which the Company or any of its Subsidiaries acts as the investment adviser, investment manager, sponsor or in a similar capacity (other than for which the Company or its Subsidiaries act solely as a sub-adviser or portfolio consultant or in a similar capacity).
“Sponsored Non-Registered Fund” means any Non-Registered Fund that is a Covered Client for which Contributor (or any Affiliate thereof) acts as the primary investment adviser, investment manager, sponsor or in a similar capacity (other than a Non-Registered Fund for which Contributor (including its Affiliates) acts solely as a sub-adviser, sub-manager or portfolio consultant or in a similar capacity).
“Sponsored Non-U.S. Public Fund” means any Non-U.S. Public Fund that is a Covered Client for which Contributor (or any Affiliate thereof) acts as the primary investment adviser, investment manager, sponsor or in a similar capacity (other than a Non-U.S. Public Fund for which Contributor (including its Affiliates) acts solely as a sub-adviser, sub-manager or portfolio consultant or in a similar capacity).
“Sponsored U.S. Registered Fund” means any U.S. Registered Fund that is a Covered Client for which Contributor (or any Affiliate thereof) acts as the primary investment adviser, investment manager, sponsor or in a similar capacity (other than (i) a U.S. Registered Fund for which Contributor (including its Affiliates) acts solely as a sub-adviser, sub-manager or portfolio consultant or in a similar capacity, (ii) Sound Harbor Fund I and (iii) Sound Harbor Fund II).
“Straddle Period” has the meaning set forth in Section 8.2(b).
“Structured Products Documents” has the meaning set forth in Section 3.9 of the Contributor Disclosure Schedule.
“Structured Products Matter” has the meaning set forth in Section 3.9 of the Contributor Disclosure Schedule.
“Structured Products Resolution” has the meaning set forth in definition of “Contributor Material Adverse Effect”.
“Sub-Advised AP/EU Portfolio” has the meaning set forth in Section 5.7(a).
“Subsidiary” means, when used with reference to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or persons performing similar functions, or more than fifty percent (50%) of the outstanding voting securities of which are owned, directly or indirectly, by such Person; provided, however, that none of the following shall be considered to be Subsidiaries of the Company or Contributor or any Affiliate of any such Party: (a) any entity registered as an investment company under the Investment Company Act; (b) any entity that would, but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act, be required to be so registered; and (c) any other entity intended to serve as an investment pool of any kind; provided, further, that, notwithstanding anything contained herein to the contrary, neither the Company nor any of its Subsidiaries shall be considered a Subsidiary of Contributor or Contributor Parent and
-xx-

4865-6016-4634 v.20

neither the Contributor nor any of its Subsidiaries shall be considered a Subsidiary of the Company or Company Parent; provided, further, that prior to the Closing, Newco shall not be considered a Subsidiary of the Company or Company Parent and from and after the Closing, Newco shall not be considered a Subsidiary of Contributor or Contributor Parent.
“Tangible Class A Shareholders’ Equity” means an amount equal to the shareholders’ equity (prepared in accordance with GAAP) of the Class A Units (i) after excluding minorities for Class A Units, (ii) before the contribution of Transferred Assets and (iii) after excluding intangible assets, historical deferred tax assets and deferred compensation adjustments, which shall be calculated in a manner consistent with the line items and adjustments included in the illustrative calculation provided in Section 4.5(i) of the Company Disclosure Schedule.
“Target VC Amount” means (i) for any applicable Transferred Employee party to a retention letter with the Company or its Affiliate, the variable compensation floor for the applicable year communicated to such Transferred Employee in such retention letter or (ii) for any other applicable Transferred Employee, the Transferred Employee’s 2021 variable compensation, subject to application of a factor of minus twenty-five percent (-25%).
“Tax Return” means any return, report, declaration, information return, election, disclosure, claim for refund or other forms (including any attachment thereto and any amendment thereof) filed or required to be filed in connection with the assessment or collection of any Taxes or the administration of any Laws relating to any Tax.
“Tax Sharing Agreement” means any Tax sharing, allocation, grouping or indemnification Contract, agreement, provision or arrangement (other than pursuant to any Contract entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes), including any agreement or arrangement, as a result of which liability of any Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, other than any such Contract agreement, provision or arrangement that is solely between two or more Subsidiaries of the Company.
“Taxes” means any U.S. federal, state, local or non-U.S. income, franchise, gains, capital, real property, goods and services, transfer, value added, alternative minimum, add-on minimum, profits, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, excise, license, premium, business and occupation, disability, employment, payroll, unemployment, severance, customs, social security, environmental, escheat, stamp, documentary stamp, estimated or withholding taxes, or any tax, duty, fee, assessment or charge of any kind whatsoever imposed by any Taxing Authority, together with any interest, additions or penalties imposed in respect of the foregoing.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Withholding Rules” shall mean (i) Sections 1471 to 1474 of the Code and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes; (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (i) and (ii), (iv) Section 1446(f) of the Code and (v) any legislation, regulations or guidance that give effect to the foregoing.
“Termination Date” has the meaning set forth in Section 7.1(a)(v).
-xxi-

4865-6016-4634 v.20

“Third Party Claim” has the meaning set forth in Section 9.5(b).
“Third Party Primary Advisor” means any primary investment advisor of an Advisory Agreement that is not an Affiliate of Contributor.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademark Assignment Agreement” means the Trademark Assignment Agreement, substantially in the form of Exhibit I, by and between the Company (and/or its Affiliates) and Contributor (and/or its Affiliates).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Offer” has the meaning set forth in Section 5.10(a).
“Transfer Taxes” has the meaning set forth in Section 8.4.
“Transferred Assets” has the meaning set forth in Section 2.3(a).
“Transferred Books and Records” means all books and records, including financial and accounting records, supplier and customer lists, research data and resources (other than research purchased with “soft dollars”), compliance records, regulator correspondence, marketing and promotional materials, in each case related to the Transferred Business or the Transferred Employees in existence at the Closing Date, and in each case except as otherwise expressly provided in the mutually agreed Initial Separation and Migration Plan in effect as of the Closing; provided, however, that “Transferred Books and Records” shall not include (A) any original documents that Contributor or any of its Affiliates is required to retain under Applicable Law or Order; (B) Contributor’s minute books, stock records and other corporate or organizational records relating to corporate organization, formation or capitalization of internal corporate proceedings or corporate policies (except to the extent required in connection with the operation of the Transferred Business); (C) any books, records, files, papers, documents that are subject to the attorney-client privilege, provided, that the Parties shall discuss in good faith and implement measures to provide such information to the Company in a manner that preserves attorney-client privilege; (D) any Tax Returns and other documents, materials and information related to Taxes of Contributor or any of its Affiliates (except to the extent such Tax Returns or other documents, materials and information (or portions thereof) relate to the Transferred Assets or Transferred Business); (E) any books, records, files, papers, documents and information to the extent they primarily relate to the Excluded Assets or Excluded Liabilities; (F) any other books and records which Contributor is prohibited from disclosing or transferring to the Company under Applicable Law.
“Transferred Business” means the portion of Contributor’s asset management business relating to the Business Employees’ provision of the Transferred Strategies to the Covered Clients.
“Transferred Contracts and Equipment” means, other than IT Assets that do not constitute personal computers, monitors and other similar equipment allocated for use for the Transferred Employees pursuant to the Initial Separation and Migration Plan, any contracts, Leases, equipment or other personal property that primarily relate to, or are used or held primarily for use in connection with, or necessary for the operation of, the Transferred Business, in each case
-xxii-

4865-6016-4634 v.20

except as otherwise expressly provided in the mutually agreed Initial Separation and Migration Plan in effect as of the Closing.
“Transferred Customer Information” means a copy of all information (including Personal Information) that (a) are owned or controlled by Contributor or its Affiliates, (b) relate to the Transferred Business (other than the Transferred Employee Information) and (c) Contributor is permitted under applicable Law to transfer to the Company (which, for clarity, excludes research paid for by “soft dollars”), in each case except as otherwise expressly provided in the mutually agreed Initial Separation and Migration Plan in effect as of the Closing; provided, however, that “Transferred Customer Information” shall not include (i) any information that is subject to the attorney-client privilege, provided, that the Parties shall discuss in good faith and implement measures to provide such information to the Company in a manner that preserves attorney-client privilege; (ii) any Tax Returns and other documents, materials and information related to Taxes of Contributor or any of its Affiliates (except to the extent, such Tax Returns or other documents, materials and information (or portions thereof) relate to the Transferred Assets or Transferred Business); (iii) information related to research purchased with “soft dollars”; or (iv) any information regarding a customer from whom consent is contractually required in connection with the Transaction and who has not provided such consent.
“Transferred Employee” means each Business Employee (regardless of whether such individual is listed on Schedule C as of the date hereof or other particular date) who is offered and accepts an offer to transfer his or her employment to the Company on or after the Closing Date pursuant to Section 5.10 or the Transition Services Agreement and who actually commences such employment.
“Transferred Employee Information” means all information (including Personal Information) that (a) are owned or controlled by Contributor, (b) relate to any Transferred Employee, and (c) Contributor is permitted under applicable Law and Contracts to transfer to the Company.
“Transferred Intellectual Property” means all Intellectual Property owned by Contributor or its Affiliates and that primarily relates to, or is used or held for use in connection with, or necessary for the operation of, the Transferred Business, except as otherwise expressly provided in the mutually agreed Initial Separation and Migration Plan in effect as of the Closing but including the Intellectual Property described on Exhibit H.
“Transferred Personal Information” means the Transferred Customer Information and the Transferred Employee Information.
“Transferred Registered Intellectual Property” has the meaning set forth in Section 3.17(a).
“Transferred Strategies” means the following strategies: (i) Income & Growth (Equity, Convertibles and High Yield), (ii) US Private Credit (Investment Grade US Private Placements, US High Yield Private Placements, Sound Harbor Fund I and Sound Harbor Fund II), (iii) Fundamental Equity (Artificial Intelligence, Global Technology, US Healthcare, Large Cap, Small Mid Cap, Grassroots and Disciplined Equity) and (iv) any strategies that are successors to or substantially incorporate the foregoing, or are otherwise managed by the Business Employees (or, after the Closing, managed by the Transferred Employees).
“Transition Committee” has the meaning set forth in Section 5.14(a).
-xxiii-

4865-6016-4634 v.20

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit C, by and between the Company (and/or one or more of its Affiliates) and Contributor (and/or one or more of its Affiliates).
“True-Up Date” has the meaning set forth in Annex A.
“True-Up International Revenue Run-Rate” has the meaning set forth in Annex A.
“True-Up Period” has the meaning set forth in Annex A.
“True-Up U.S. Revenue Run-Rate” has the meaning set forth in Annex A.
“True-Up Statement” has the meaning set forth in Section 2.8(c).
“U.S. Registered Fund” means with respect to Contributor, the investment companies (or series thereof) listed on Schedule A-3.
“Voya Member” means Voya Holdings Inc.
“Voya Newco Units” means the limited liability company member interests in Newco to be issued in accordance with the A&R Newco Operating Agreement.
“Willful Breach” means, with respect to any breaches of any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
Article II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
Section 1.2Transfer of Rights. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall transfer, convey, assign and deliver to Newco the right to acquire the Transferred Assets and to assume the Assumed Liabilities at such time and in such manner as directed by Newco.
Section 1.3Contribution of Company Equity to Newco. On the terms and subject to the conditions set forth in this Agreement, at the Closing following the transfer of rights described in Section 2.1 to Newco, Company Parent shall cause the Voya Member to transfer, convey, assign and deliver to Newco 100% of the limited liability company interests of the Company free and clear of all liens (other than restrictions on transfer under applicable securities laws).
Section 1.4Transfer of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, following the transfer of the limited liability company interests of Company described in Section 2.2 to Newco, as directed by Newco:
(a)Contributor shall (and, as applicable, shall cause its relevant Affiliates to) contribute, transfer, convey, assign and deliver to the Company, and Newco shall cause the Company to acquire and accept from Contributor (and, if applicable, its Affiliates), free and clear of all Encumbrances other than the Permitted Encumbrances, all of the Contributor’s (and, if applicable, its Affiliates’) right, title and interest in, to and under the following assets, property
-xxiv-

4865-6016-4634 v.20

and rights of the Contributor for the purpose of conducting the portfolio management activities of the Business Employees and as necessary for the operation of the Transferred Business (but in all cases excluding the Excluded Assets) (collectively, the “Transferred Assets”):
(i)Advisory Agreements between Contributor and the Covered Clients, to the extent permitted under the terms of such Advisory Agreements and Applicable Law subject in each case to the receipt of requisite consents and approvals;
(ii)the Transferred Intellectual Property, and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the Transferred Intellectual Property, and with respect to all of the Trademarks constituting Transferred Intellectual Property, all goodwill associated therewith;
(iii)copies of, access to or rights to use, all research resources of Contributor or Contributor Parent that primarily relate to, or are primarily used or held for use in connection with, or necessary for the operation of the Transferred Business or the Business Employees, or the management of, the Transferred Strategies as conducted as of the Closing;
(iv)the Transferred Books and Records;
(v)the Transferred Personal Information;
(vi)the Transferred Contracts and Equipment; and
(vii)all rights, causes of action, claims and credits to the extent relating to, arising out of or in respect of any other Transferred Asset or any Assumed Liability.
(b)Contributor and its Affiliates shall not contribute, transfer, convey, assign or deliver to the Company and the Company shall not receive any of Contributor’s (any of its Affiliates’) right, title and interest in and to any assets of Contributor and its Affiliates other than the Transferred Assets (the “Excluded Assets”). Without limiting the generality of the foregoing and notwithstanding anything to the contrary, the Excluded Assets shall include the following items:
(i)accounts receivable, fees or other amounts, including all fees or other amounts due to Contributor or any of its Affiliates from Covered Clients in respect of periods ending prior to the Closing;
(ii)all cash, cash equivalents, bank deposits, securities and investments;
(iii)all current and prior insurance policies of Contributor or any of its Affiliates and all rights of any nature with respect thereto, including all benefits, proceeds, premium refunds or other insurance recoveries payable or paid thereunder and rights to assert claims with respect to any such benefits, proceeds, premium refunds or other insurance recoveries;
(iv)all (A) real property of Contributor or its Affiliates and any buildings and improvements thereon and (B) all leasehold interests of Contributor or its Affiliates in real property, including any prepaid rent, security deposits and options to renew or purchase in connection therewith and, in each case, except as included in the Transferred Contracts and Equipment;
-xxv-

4865-6016-4634 v.20

(v)all furniture, fixtures, equipment (including all IT Assets), machinery, and other tangible personal property owned, leased or used by Contributor or any of its Affiliates except as included in the Transferred Contracts and Equipment;
(vi)all Intellectual Property owned by Contributor or any of its Affiliates except the Transferred Intellectual Property;
(vii)all Personal Information owned or controlled by Contributor or any of its Affiliates except the Transferred Personal Information;
(viii)all Contributor Benefit Plans and all assets set aside to fund the payment of benefits or liabilities related thereto;
(ix)all Tax assets (including Tax refunds, prepayments and other Tax benefits, whether in the form of a Tax receivable, Tax credit or otherwise) of Contributor or any of its Affiliates for any period or relating to the Transferred Business, the Transferred Assets or the Excluded Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date;
(x)all prepaid expenses, credits, deposits and advance payments of Contributor or its Affiliates;
(xi)all Advisory Agreements with respect to AP/EU Portfolios; and
(xii)subject to Section 5.4 and other than the Transferred Books and Records, all books and records of Contributor or its Affiliates.
Section 1.1Assumption of Liabilities.
(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, following the transfer of the limited liability company interests of Company described in Section 2.2 to Newco, as directed by Newco, the Company shall assume and be solely responsible for, and duly and properly perform, discharge and pay, when due, any and all Liabilities (i) arising under Advisory Agreements and other Transferred Assets or (ii) with respect to any Transferred Employee, but only, in the case of the foregoing clauses (i) and (ii), to the extent such Liabilities are required to be performed or paid after the Closing or, if later, the date of transfer of such Transferred Asset or Transferred Employee to the Company and which do not relate to the failure to perform or other breach, default or other violation by Contributor or any of its Affiliates prior to the Closing or applicable transfer date (the “Assumed Liabilities”), but excluding, in each case, any Excluded Liabilities.
(b)Notwithstanding the foregoing or anything in this Agreement to the contrary, neither Newco nor the Company shall assume or be obligated to pay, perform or otherwise discharge any Liabilities of the Contributor or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Contributor shall, and shall cause each of its Affiliates to, pay, perform, satisfy and discharge when due all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(i)Liabilities relating to, arising out of or resulting from the conduct, ownership or operation of the Transferred Business prior to the Closing;
-xxvi-

4865-6016-4634 v.20

(ii)Liabilities relating to, arising out of or resulting from the conduct, ownership or operation of any Excluded Asset or any business of Contributor or any of its Affiliates other than the Transferred Business;
(iii)Liabilities for which Contributor or its Affiliates are made responsible pursuant to the express terms of this Agreement;
(iv)Liabilities relating to each Excluded Asset, including any Liability arising at any time pursuant to an agreement entered into in connection with the disposition of an Excluded Asset;
(v)Liabilities arising out of a claim or demand by a third party or any Governmental Authority relating to any investment decision made by Contributor or any of its Affiliates relating to a Sub-Advised AP/EU Portfolio to the extent such investment decision is not consistent with recommendations made by the Company or any of its Affiliates (A) in its capacity as sub-advisor under the applicable AP/EU Sub-Advisory Agreement and (B) in material compliance with the sub-advisor’s obligations set forth in the applicable AP/EU Sub-Advisory Agreement;
(vi)Liabilities for any future claims or losses arising out of Contributor’s or any Affiliate’s failure to appropriately remove or permit access to any data or IT Assets;
(vii)Liabilities arising out of, resulting from or otherwise relating to the facts, events and circumstances set forth in the Structured Products Resolution, including any existing or future claims arising out of, resulting from or otherwise relating to alleged facts, events and circumstances similar to those underlying the Structured Products Resolution;
(viii)Liabilities of Contributor or any Affiliate of Contributor arising out of or relating to Transactions contemplated by this Agreement;
(ix)All accounts payable, fees or other amounts, including all fees or other amounts payable by of Contributor or any Affiliate of Contributor (a) in respect of periods ending on or prior to the Closing and (b) that constitute intercompany payables owing to Contributor or any Affiliate of Contributor;
(x)Liabilities in respect of broker’s, finder’s, investment banker’s, financial advisor’s and other fees or commissions in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Contributor, including in respect of Ardea Partners LP;
(xi)Liabilities relating to or arising from Contributor Benefit Plans;
(xii)Liabilities of Contributor and its Affiliates relating to or arising out of the employment, or termination of employment, of any employee prior to the Closing; and
(xiii)Liabilities with respect to Taxes in any form (including any liability for the payment of any amounts with respect to Taxes as a result of (a) being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, (b) any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether imposed by Applicable Law, Contract or otherwise or (c) any Tax Sharing Agreement of Contributor or any of its Affiliates for any period or
-xxvii-

4865-6016-4634 v.20

relating to the Transferred Business or the Transferred Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date.
Section 1.5Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held remotely through electronic exchange of documents on July 25, 2022, assuming the conditions set forth in Article VI have been satisfied or waived by the Parties entitled to the benefits thereto (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing), or at such other date, time and place as the Company and Contributor shall mutually agree to in writing (the date on which the Closing actually takes place being referred to herein as the “Closing Date”). The Closing will be deemed effective as of the Effective Time for tax and accounting purposes.
Section 1.6Closing Deliverables. At the Closing:
(a)Contributor shall deliver, or cause to be delivered, to the Company or Newco, as the case may be:
(i)a bill of sale, duly executed by Contributor, covering the Transferred Business (the “Bill of Sale”) and such other instruments of transfer as may be reasonably requested by the Company in connection with the transfer of the Transferred Assets and the Transferred Business;
(ii)the Transition Services Agreement, duly executed by Allianz Global Investors U.S. Holdings LLC;
(iii)the Core Distribution Agreement, duly executed by AGI GmbH (and/or its applicable Affiliates);
(iv)the Cross Distribution Agreement, duly executed by AGI GmbH (and/or its applicable Affiliates);
(v)the A&R Newco Operating Agreement, duly executed by the Allianz Member;
(vi)the Trademark Assignment Agreement, duly executed by the Company (and/or its applicable Affiliates) and Contributor (and/or its applicable Affiliates);
(vii)the Intellectual Property Assignment Agreement, duly executed by the Company (and/or its applicable Affiliates) and Contributor (and/or its applicable Affiliates); and
(viii)each other Ancillary Agreement to which Contributor or an Affiliate of Contributor is a party, duly executed by Contributor or such Affiliate, as applicable, and such other agreements, documents and instruments as are required to be executed and delivered by Contributor or an Affiliate of Contributor at or prior to the Closing pursuant to Section 6.2 or as are otherwise reasonably required in connection with this Agreement.
(b)The Company or Newco, as the case may be, shall:
(i)deliver, or cause to be delivered, to Contributor:
(A)the Transition Services Agreement, duly executed by the Company;
-xxviii-

4865-6016-4634 v.20

(B)the Core Distribution Agreement, duly executed by the Company (and/or its applicable Affiliates);
(C)the Cross Distribution Agreement, duly executed by the Company (and/or its applicable Affiliates);
(D)the A&R Newco Operating Agreement, duly executed by the Voya Member;
(E)the Trademark Assignment Agreement, duly executed by the Company (and/or its applicable Affiliates) and Contributor (and/or its applicable Affiliates);
(F)the Intellectual Property Assignment Agreement, duly executed by the Company (and/or its applicable Affiliates) and Contributor (and/or its applicable Affiliates); and
(G)each other Ancillary Agreement to which the Company is a party, duly executed by the Company, and such other agreements, documents and instruments as are required to be executed and delivered by the Company at or prior to the Closing pursuant to Section 6.3 or as are otherwise reasonably required in connection with this Agreement.
(c)Newco shall deliver, or cause to be delivered:
(i)to the Voya Member, free and clear of all liens (other than restrictions on transfer under applicable securities laws) the Voya Newco Units; and
(ii)a duly executed assignment instrument effecting the transfer of the Voya Newco Units to Company Parent in a form reasonably acceptable to Contributor.
(iii)to the Voya Member and the Allianz Member, the A&R Newco Operating Agreement, duly executed by Newco.
Section 1.7Closing Adjustment.
(c)No later than five (5) Business Days prior to the Closing Date, the Contributor shall provide to the Company a written statement (the “Estimated Closing Adjustment Statement”) setting forth a good-faith estimate of the (i) Closing U.S. Revenue Run-Rate, (ii) Closing International Revenue Run-Rate and (iii) Closing Core Distribution Percentage, in each case, delivered with (A) reasonable supporting detail with respect to the calculation of such amounts and (B) determined in a manner consistent with the methodology set forth in Annex A. The Company shall be entitled to comment on and request reasonable changes to the Estimated Closing Adjustment Statement, and the Contributor shall consider in good faith any such changes proposed by the Company. The Contributor and Contributor Parent shall, and shall cause their relevant independent accountants and Affiliates to, cooperate and assist the Company and its representatives in their review of the Estimated Closing Adjustment Statement, including making available books, records, work papers and relevant personnel.
(d)The Closing Core Distribution Percentage, as estimated on the Estimated Closing Adjustment Statement (after taking into account in good faith any comments from the Company pursuant to Section 2.7(a)) shall be the Core Distribution Percentage as of the Closing through the True-Up Date.
-xxix-

4865-6016-4634 v.20

Section 1.1Post-Closing Adjustment and Consent True-Up.
(e)As soon as practicable, but no later than thirty (30) days after the Closing Date, Company shall provide to the Contributor a written statement (the “Closing Statement”) setting forth the Company’s calculation of Tangible Class A Shareholders’ Equity as of the Closing Date. The Company’s calculations of such amounts set forth in the Closing Statement shall be delivered with reasonable supporting detail (including explanations and calculations for any adjustments made) with respect to the calculation of such amount, as determined in a manner consistent with the methodology set forth on Section 4.5(i) of the Company Disclosure Schedule.
(f)Upon the expiration of the period beginning on the Closing Date and ending on the True-Up Date (such period, the “True-Up Period”), the Company shall calculate the (i) True-Up U.S. Revenue Run-Rate, (ii) True-Up International Revenue Run-Rate, (iii) Adjusted Core Distribution Percentage, (iv) Maximum Contributable Net Revenue Run-Rate, and (v) the Adjusted Newco Percentage (if applicable); in each case, as determined in a manner consistent with the methodology set forth on Annex A.
(g)As soon as practicable, but no later than sixty (60) days after the True-Up Date, the Company shall prepare and deliver to Contributor a statement (the “True-Up Statement”) setting forth the Company’s calculation of the (i) True-Up U.S. Revenue Run-Rate, (ii) True-Up International Revenue Run-Rate, (iii) Adjusted Core Distribution Percentage and (iv) Maximum Contributable Net Revenue Run-Rate. The Company’s calculations of such amounts set forth in the True-Up Statement shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.
(i)If the Company does not deliver the Closing Statement to Contributor within sixty (60) days after the Closing Date or does not deliver the True-Up Statement to Contributor within sixty (60) days after the True-Up Date, then Contributor, in Contributor’s sole discretion, shall have the right to prepare and present the Closing Statement or the True-Up Statement, respectively, within an additional sixty (60) days thereafter, and the Company shall provide reasonable assistance and access to information in connection with such preparation.
(ii)If Contributor elects to prepare the Closing Statement or the True-Up Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.8(c) to Contributor, on the one hand, and the Company, on the other hand, will be deemed to be references to the Company, on the one hand, and Contributor, on the other hand, respectively.
(h)Within sixty (60) days of receipt of the Closing Statement or True-Up Statement (as applicable), Contributor may provide written notice to the Company disputing all or a part of the amounts set forth in the Closing Statement or True-Up Statement (as applicable) (such notice, a “Dispute Notice”). If Contributor fails to deliver a Dispute Notice to the Company within such sixty (60)-day period, or if Contributor accepts in writing the amounts set forth in the Closing Statement or True-Up Statement before such sixty (60)-day period, then the Company and Contributor shall be deemed to have agreed that the amounts set forth in the applicable Closing Statement or True-Up Statement shall be finally determined and binding on the Parties for all purposes hereunder. If a Dispute Notice is provided to the Company, then the Company and Contributor shall use commercially reasonable efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of the Company’s receipt of the Dispute Notice. Any determination set forth in the Closing Statement or True-Up Statement (as applicable) that is not objected to in the Dispute Notice shall be deemed acceptable and shall be final, binding and conclusive on the Parties upon delivery of the Dispute Notice.
-xxx-

4865-6016-4634 v.20

(i)If Contributor and the Company do not agree in writing upon a final resolution with respect to all disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to Ernst & Young LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to the Company and Contributor (in either case, the “Accounting Firm”). The Accounting Firm will render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be on customary terms and conditions, and any associated engagement fees shall be initially borne fifty percent (50%) by Contributor and fifty percent (50%) by the Company; provided that all such fees shall ultimately be borne by Contributor and the Company in inverse proportion as such Party ultimately prevails on the matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. In resolving the disputed items, the Accounting Firm shall (A) be bound by the provisions of this Section 2.8(e), (B) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either the Company or Contributor, (C) rely solely on the written submissions of the Parties and shall not conduct an independent investigation and (D) limit its decision to only such items as are in dispute and to only those adjustments as are necessary for the amounts set forth in the Closing Statement or True-Up Statement (as applicable) to comply with the provisions of this Agreement. Absent Fraud or manifest error, such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced.
(j)The Adjusted Core Distribution Percentage, as finally determined in accordance with this Section 2.8 shall be the Core Distribution Percentage following the True-Up Period. In addition, the Parties shall make such additional adjustments as required in accordance with Annex A, including the Adjusted Newco Percentage.
(k)The Parties shall, and shall cause their respective independent accountants and their respective Affiliates, as applicable, to, reasonably cooperate and assist in the calculation of the items on the Closing Statement and True-Up Statement and the components thereof, and in the conduct of the review by the Accounting Firm of any proposed calculations of the items on the Closing Statement and True-Up Statement or the components thereof, including making available (to the extent reasonably necessary to resolve the items in dispute and subject to customary confidentiality and indemnity agreements) books, records, work papers and relevant personnel.
(l)During the True-Up Period, the Company shall periodically (and no less frequently than once every fourteen (14) days) provide Contributor with written updates regarding consents or other correspondence received by the Company or its Affiliates from any Covered Clients that bear on the calculations to be performed pursuant to this Section 2.8(h), together with reasonable supporting documentation.
(m)The True-Up Statement and the calculations of the items contained therein shall be determined in manner consistent with the principles used to derive the Revenue Run-Rate and Adjusted Assets Under Management as of March 31, 2022, as set forth on Annex A and the RRR/AUM Statement.
-xxxi-

4865-6016-4634 v.20

(n)The Closing Statement shall become final and binding upon the Company and the Contributor on the earliest of (i) the expiration of Contributor’s sixty (60) day review period following the Closing Date without objection in accordance with the terms of Section 2.8(d), (ii) the date the Company and Contributor resolve in writing any differences they have with respect to the matters specified in the Dispute Notice and (iii) the date any disputed matters are finally resolved in writing in accordance with the procedures specified in Section 2.8(e) of this Agreement.
(o)If the amount of Tangible Class A Shareholders’ Equity as of the Closing Date is less than $15 million, within five (5) Business Days following determination of the Closing Statement, Voya Member shall pay to Company an amount in cash equal to the shortfall by wire transfer of U.S. Dollars in immediately available funds to the bank account(s) designated by Company at least two (2) Business Days prior to the expiration of such five (5) Business Day period. If the amount of Tangible Class A Shareholders’ Equity as of the Closing Date is greater than $15 million, within five (5) Business Days following determination of the Closing Statement, Company shall pay to Voya Member an amount in cash equal to such excess by wire transfer of U.S. Dollars in immediately available funds to the bank account(s) designated by Voya Member at least two (2) Business Days prior to the expiration of such five (5) Business Day period.
Section 1.1Delayed Company Subsidiary Transfers. In the event that (a) the transfer of any Subsidiary of the Company contemplated by this Agreement (including any indirect transfer effected by virtue of the transfer of the limited liability company interests of the Company) requires the consent of any Governmental Authority or the expiration of any waiting period following notice to such Governmental Authority (such Subsidiary, a “Delayed Transfer Subsidiary”), and (b) such consent has not been received, or such waiting period has not expired, as applicable, on or prior to the Closing Date, then (i) the Company and Company Parent shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to retain any such Delayed Transfer Subsidiary until such time as the relevant consent has been received or waiting period has expired, as applicable, (ii) as promptly as practicable following the receipt of such consent or expiration of such waiting period, as applicable, Company Parent shall, and shall cause its respective Subsidiaries to, transfer such Delayed Transfer Subsidiary to Newco (or, at Newco’s direction, to the Company) for no additional consideration and (iii) the Parties shall use their respective reasonable best efforts to take such actions and to enter into such agreements (including service agreements) as are required to effect the economic and operational equivalent of the transfer of such Delayed Transfer Subsidiary as of the Closing, and to preserve the value of such Delayed Transfer Subsidiary such that upon its transfer to the Company, such Delayed Transfer Subsidiary’s economic value is substantially equivalent to its economic value as of the Closing Date. For the avoidance of doubt, neither the Company nor Company Parent shall have any liability to Contributor, Contributor Parent or Newco under this Agreement for the failure to transfer any Delayed Transfer Subsidiary as of the Closing Date (other than liability in respect of a failure to comply with the provisions of this Section 2.9).
Section 1.2[Intentionally Omitted].
Section 1.3Withholding. Each Party and its Affiliates (or any designee thereof) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Law; provided that, other than in respect of backup withholding or amounts treated as compensation, each Party and its Affiliates (or any designee thereof), if applicable, shall use commercially reasonable efforts to provide advance notice in writing to the other Party of any such withholding or deduction and shall work with the other Party in good faith to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld, such deducted
-xxxii-

4865-6016-4634 v.20

or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 1.4Payment for Pre-Closing and Post-Closing Periods
(p)To the extent that, from and after the Closing, the Company or any Affiliate thereof receives payment of any management or other fees, or amounts in respect of expense reimbursement in respect of the Covered Clients that are attributable to any period prior the Closing, the Company will promptly, but in no event later than ten (10) Business Days after the Company or any Affiliate thereof receives such payment, remit any such amounts to Contributor or such other Affiliate designated by it.
(q)To the extent that, from and after the Closing, Contributor or any Affiliate thereof receives payment of any management or other fees, or amounts in respect of expense reimbursement in respect of the Transferred Assets that are attributable to the Closing Date or any period following the Closing, Contributor will promptly, but in no event later than ten (10) Business Days after the Company or any Affiliate thereof receives such payment, remit any such amounts to the Company or such other Affiliate designated by it.
Article III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR PARENT AND
CONTRIBUTOR
Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to the Company by Contributor concurrently with the execution and delivery of this Agreement (the “Contributor Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Contributor Disclosure Schedule shall be deemed disclosed with respect to any representation or warranty corresponding to any other section of this Agreement and the Contributor Disclosure Schedule to the extent its relevance to such section, representation or warranty is reasonably apparent from the face of the Contributor Disclosure Schedule), each of Contributor Parent and Contributor hereby represents and warrants to each of Company Parent and the Company as follows:
Section 1.2Organization and Related Matters. Each of Contributor Parent, Contributor and Newco (a) is a limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of the jurisdiction of its formation, (b) has the requisite organizational power and authority necessary to carry on its respective business (including the Transferred Business) substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (c) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
Section 1.3Authority; No Violations.
(a)Each of Contributor Parent, Contributor and Newco has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which Contributor Parent, Contributor and Newco, as applicable, are or will be a party and the consummation of the
-xxxiii-

4865-6016-4634 v.20

Transactions by Contributor Parent, Contributor and Newco have been duly authorized by all requisite action of such Party. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Contributor Parent, Contributor and Newco, as applicable, will be a party will be) duly executed and delivered by Contributor Parent, Contributor and Newco, as applicable, and constitutes (and each such Ancillary Agreement when so executed and delivered by Contributor Parent, Contributor and Newco, as applicable, will constitute) a valid, legal and binding agreement of Contributor Parent, Contributor and Newco, as applicable (assuming that this Agreement has been, and the Ancillary Agreements to which such Party is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Contributor Parent, Contributor and Newco, as applicable, in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)Assuming the accuracy of the representations and warranties of Company Parent and the Company set forth in Section 4.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary to be made by or received by Contributor Parent, Contributor or Newco for the execution, delivery or performance by Contributor Parent and Contributor of this Agreement or the Ancillary Agreements to which Contributor Parent, Contributor and Newco, as applicable, are or will be a party or the consummation by Contributor Parent and Contributor of the Transactions, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws, (ii) filings listed on Section 3.2(b) of the Contributor Disclosure Schedule and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.
(c)No vote of the holders of any class or series of capital stock of Contributor Parent, Contributor or Newco is necessary to approve this Agreement or to consummate the Transaction.
Section 1.4Non-Contravention. The execution and delivery by each of Contributor Parent, Contributor and Newco of this Agreement and the Ancillary Agreements to which such Party is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) violate any provision of the Organizational Documents of such Party, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any Applicable Law, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, in the case of Contributor, any Contributor Material Contract, or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Transferred Business, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
Section 1.5[Intentionally Omitted].
Section 1.6Financial Information. Set forth in Section 3.5 of the Contributor Disclosure Schedule are true and correct values of (i) the Revenue Run-Rate as of the Reference Date, (ii) the Adjusted Assets Under Management as of the Reference Date, (iii) the revenue and the related statements of net flows of the Transferred Strategies, as of the Reference Date and for the calendar years ending on December 31, 2021, December 31, 2020 and December 31, 2019 and (iv) the direct expenses with respect to the Transferred Strategies, as of the Reference Date
-xxxiv-

4865-6016-4634 v.20

and for the calendar year ending on December 31, 2021 (subclauses (i) through (iv)) collectively, the “Contributor Financial Information”).
Section 1.7Absence of Liabilities. Except for liabilities and obligations (a) incurred in the Ordinary Course of Business since December 31, 2021, (b) incurred under or in accordance with this Agreement or in connection with the Transactions, (c) Excluded Liabilities or (d) obligations for future performance under existing Contracts, Contributor and its Affiliates have not incurred liabilities or obligations of any kind (whether matured or unmatured fixed or contingent) with respect to the operation of the Transferred Business that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
Section 1.8Absence of Certain Changes. Since December 31, 2021 , (a) there has not occurred any Contributor Material Adverse Effect and (b) Contributor has operated the Transferred Business in the Ordinary Course of Business.
Section 1.9Contracts.
(a)Section 3.8(a) of the Contributor Disclosure Schedule sets forth each of the following Contracts to which Contributor is bound as of the date hereof with respect to the conduct of the Transferred Business, but excluding any Contributor Benefit Plan and any Contract that would not be binding upon the Company or its Affiliates from and after the Closing, (collectively, including all amendments and waivers thereto, the “Contributor Material Contracts”):
(i)any Contract (A) prohibiting or restricting in any material respect the ability of the Transferred Business (or, following the Closing, the Company, Company Parent or any of their Affiliates) to engage in any business, to operate in any geographical area, or to compete with any Person, or (B) that requires the Transferred Business (or, following the Closing, the Company and its Affiliates) to deal exclusively with any Person;
(ii)any Advisory Agreement of Contributor related to the Transferred Business (including any side letters or side agreements modifying or supplementing the terms of any Advisory Agreement);
(iii)any joint venture, partnership or similar agreement related to the Transferred Business;
(iv)any Contract requiring the Transferred Business (or, following the Closing, the Company, Company Parent or any of their Affiliates) to make referrals of business or make available business opportunities or products or services to any person on a priority or exclusive basis;
(v)any Contract relating to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) for consideration greater than $1,000,000 or that has any remaining material obligations, including under any “earn-out” or other contingent consideration provisions;
(vi)any Contract involving a remaining commitment by the Transferred Business to pay capital expenditures in excess of $1,000,000;
(vii)any Contract providing for (A) annual payments by or to the Transferred Business in excess of $500,000 or (B) in aggregate in excess of $1,000,000;
-xxxv-

4865-6016-4634 v.20

(viii)any Contract providing for the placement, distribution or sale of shares, units or other ownership interests of a fund of Contributor that required, or is reasonably expected to require, the provision of payments to, or the provision of payments from, the Transferred Business in excess of $1,000,000 in 2021 or 2022;
(ix)any administration agreement or any other Contract providing for administrative services to a U.S. Registered Fund of Contributor that is required, or is reasonably expected to require, the provision of payments to, or for the provision of payments from, the Transferred Business in 2021 or 2022 in excess of $1,000,000;
(x)any Contract containing (A) a “clawback” or similar undertaking by the Transferred Business requiring the reimbursement or refund of any fees, (B) a “most favored nation” or similar provision, (C) caps or waivers of a material amount on fees or expenses, (D) “key person” provisions (including any giving rise to rights of termination of other parties), (E) performance-based fee or allocation provisions or (F) exclusive dealing covenants;
(xi)any material option, license, franchise or similar Contract;
(xii)any material agency, dealer, sales representative, marketing or other similar Contract;
(xiii)any Lease except as otherwise provided in the Initial Separation and Migration Plan in effect as of the Closing;
(xiv)any Contract pursuant to which (A) a third Person licenses Intellectual Property to Contributor or its Affiliates that is material to the Transferred Business as currently conducted (except for (i) any licenses for generally commercially available non-customized off-the-shelf IT Assets (including software) for a one-time annual fee of less than $250,000 and (ii) employee and consultant invention assignment agreements entered into with on the Contributor’s standard for in the Ordinary Course of Business) or (B) Contributor or any of its Affiliates licenses material Transferred Intellectual Property to a third Person, other than non-exclusive licenses to a customer of the Transferred Business in the Ordinary Course of Business;
(xv)any Contract providing for the development by, for or with a third party of any Intellectual Property that is material to the Transferred Business; and
(xvi)any Contract that involves any resolution or settlement of any actual or threatened Action with a value in excess of $1,000,000 or that provides for any material injunctive or other non-monetary relief or any material restriction on the use, licensing or registration of any Intellectual Property, including any co-existence agreements.
(a)Contributor has delivered or made available to the Company correct and complete copies of each Contributor Material Contract, in each case, in effect on the date hereof. Each Contributor Material Contract is a legal, valid and binding agreement of the Contributor and is in full force and effect. Contributor has not received written notice since January 1, 2019 of (i) a material breach or default under such Contributor Material Contract or (ii) cancellation or termination of, or intent to cancel or terminate, such Contributor Material Contract. Contributor is not, and, to the Knowledge of Contributor, no other party is, in material breach or default of any Contributor Material Contract and no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by Contributor or, to the Knowledge of Contributor, any other party thereto.
-xxxvi-

4865-6016-4634 v.20

Section 1.10Legal Proceedings. (a) To the extent related to the Transferred Business, there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of Contributor, threatened in writing against or relating to Contributor Parent, Contributor or any of their respective Affiliates or any of their properties, assets or businesses and (b) there is no Order imposed upon the Transferred Business, or any of its properties, assets or businesses or Contributor Parent, Contributor or their respective Affiliates, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
Section 1.11Compliance with Applicable Law.
(b)Since January 1, 2019, with respect to the Transferred Business, Contributor Parent, Contributor and their respective Affiliates within the Allianz Global Investors Business have complied with all Applicable Laws and none of Contributor Parent, Contributor or their respective Affiliates within the Allianz Global Investors Business has received any written notice (nor has any Proceeding been filed, or to the Knowledge of Contributor, threatened against Contributor Parent, Contributor or their respective Affiliates within the Allianz Global Investors Business related to the Transferred Business) asserting any violation by such Party of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(c)With respect to the Transferred Business, Contributor Parent, Contributor and their respective Affiliates within the Allianz Global Investors Business hold, and at all times since January 1, 2019 have held, all Permits necessary for the conduct of the Transferred Business under and pursuant to Applicable Law, except, in each case, where any such failure would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. The operation of the Transferred Business by the Contributor Parent, Contributor and their respective Affiliates within the Allianz Global Investors Business as currently operated is not in material violation of, nor is such Party or the Transferred Business in material default or material violation under, any such Material Permit. All Material Permits of the Transferred Business are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of Contributor, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. With respect to the Transferred Business, none of Contributor Parent, Contributor and their respective Affiliates within the Allianz Global Investors Business has received written notice of, and there is no pending, or threatened in writing, Proceeding concerning any failure to obtain any Material Permit.
Section 1.12Other Compliance Matters.
(a)Since January 1, 2019, with respect to the Transferred Business, Contributor Parent, Contributor and their respective Affiliates within the Allianz Global Investors Business have timely filed or furnished all Regulatory Documents that were required to be filed or furnished with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would
-xxxvii-

4865-6016-4634 v.20

not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. Since January 1, 2019, Contributor has been duly registered as an investment adviser under the Investment Advisers Act and under all other Applicable Laws (if required to be so registered under the Investment Advisers Act or other Applicable Laws), except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. Section 3.11(a) of the Contributor Disclosure Schedule lists the jurisdictions in which Contributor (1) is registered as an investment adviser or (2) is required to give notice that it is acting as an investment adviser or broker-dealer. Each such registration or license is in full force and effect.
(b)To the extent related to the Transferred Business, neither Contributor nor any of its Subsidiaries, any of their respective control persons, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of Contributor, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company nor is there any Proceeding pending or, to the Knowledge of Contributor, threatened by any Governmental Authority, that would result in the ineligibility of Contributor, any of its Subsidiaries or any of their respective directors, officers or employees to serve in any such capacities. To the extent related to the Transferred Business, neither Contributor nor any of its Subsidiaries, any of their respective control persons, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of Contributor, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of Contributor, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility of Contributor, any of its Subsidiaries or any of their directors, officers or employees to serve in such capacities or, to the Knowledge of Contributor, that would provide a basis for such ineligibility. To the extent related to the Transferred Business, except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date, each employee of the Contributor or any of its Affiliates within the Allianz Global Investors Business who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.
(c)Except for routine examinations, inquiries or inspections conducted by any Governmental Authority in the Ordinary Course of Business or of any fund of Contributor (including, for the avoidance of doubt, industry wide “sweeps” and similar inquiries not involving any specific allegation of wrongdoing on the part of any member of Contributor or any of its Subsidiaries or any fund) (a “Routine Inspection”), no investigation by any Governmental Authority into, with respect to the Transferred Business, Contributor Parent, Contributor or their respective Affiliates within the Allianz Global Investors Business regarding a potential violation of any Applicable Law by Contributor Parent, Contributor or their respective Affiliates within the Allianz Global Investors Business in connection with the Transferred Business is pending or has been threatened in writing. Except to the extent restricted from doing so by Applicable Law, Contributor has made available to the Company complete and correct copies of all investigation, examination, audit or inspection reports (other than Routine Inspection reports) received by Contributor in respect of the Transferred Business from any Governmental Authority and all written responses thereto made by Contributor, in each case since January 1, 2019 through the
-xxxviii-

4865-6016-4634 v.20

date hereof. Contributor has resolved all material deficiencies asserted by any Governmental Authority in connection with any such audit, examination, inspection or investigation.
(d)Contributor has adopted, and maintained in effect at all times required by Applicable Law since January 1, 2019, one or more codes of ethics, insider trading policies, personal trading policies, anti-money laundering programs, customer identification programs, cyber security, incident response, data security and privacy policies, disaster recovery and business continuity policies, written supervisory procedures and other policies with respect to the conduct of the Transferred Business required by Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(e)The Transferred Business currently maintains the investment management performance composites listed in Section 3.11(e) of the Contributor Disclosure Schedule. The performance history of the composites is accurate and complete in all material respects and the Transferred Business is in compliance with the Global Investment Performance Standards of the CFA Institute, in all material respects.
(f)The consummation of the Transactions will not result in Contributor Parent having “control” of the Company for purposes of Section 2(a)(9) of the Investment Company Act.
Section 1.13Covered Clients.
(d)Section 3.12(a) of the Contributor Disclosure Schedule sets forth, with respect to the Transferred Business: (i) a complete and correct list, as of the Reference Date, of each Advisory Agreement of Contributor, and the name of each Covered Client for which Contributor or any of its Subsidiaries is the investment adviser, investment manager, trustee (or other similar fiduciary) or sub-adviser thereunder; (ii) the total net assets under management by the Transferred Business for each Covered Client as of the Reference Date (collectively, the “Reference Date Assets Under Management”) calculated in the same manner as provided for in the calculation of base investment management fees payable in respect of each such Covered Client account pursuant to the terms of the Advisory Agreement applicable to such account; (iii) the Reference Date Revenue Run-Rate with respect to each such Covered Client; (iv) the investment advisory, investment management, trustee, sub-advisory or other similar recurring fees payable to Contributor or any of its Subsidiaries by each such Covered Client under the applicable Advisory Agreement; (v) the terms for each Fund of Contributor of the fee rebates, fee waivers, fee caps, expense reimbursement (or assumption) arrangements or discounts, sub-advisory fees paid by Contributor and any unreimbursable payments made by Contributor to brokers, dealers or other Persons with respect to the distribution of interests in the funds of Contributor; and (vi) whether the Covered Client is a U.S. Registered Fund, Non-U.S. Public Fund, Sponsored U.S. Registered Fund, Sponsored Non-U.S. Public Fund, Non-Registered Fund, or none of the foregoing.
(e)Since January 1, 2019, Contributor and its applicable Affiliates have provided their respective investment advisory services to each Covered Client in compliance with the Investment Advisers Act and the Investment Company Act, to the extent applicable, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the
-xxxix-

4865-6016-4634 v.20

consummation of the Transactions prior to the Termination Date, (i) each Advisory Agreement of Contributor with respect to a U.S. Registered Fund of Contributor includes all provisions required by and complies in all respects with the Investment Advisers Act and (ii) each Investment Company Advisory Agreement of Contributor has been duly approved and continued in compliance with the Investment Company Act and complies in all respects with the Investment Company Act.
Section 1.14Registered Funds; Non-Registered Funds.
(b)Section 3.13(a)(i) of the Contributor Disclosure Schedule lists each Registered Fund of Contributor and Section 3.13(a)(ii) of the Contributor Disclosure Schedule lists each Non-Registered Fund of Contributor. Each such U.S. Registered Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act (to the Knowledge of Contributor insofar as the foregoing relates to a time on or after February 1, 2021). Each such Non-U.S. Public Fund is organized and operated in compliance with Applicable Law. No such Non-Registered Fund is required to register with the SEC as an investment company under the Investment Company Act.
(c)Since January 1, 2019 (or its inception, if later), each Sponsored U.S. Registered Fund’s (A) summary prospectuses, prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and/or the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of Contributor or an Affiliate of Contributor within the Allianz Global Investors Business did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Since January 1, 2019 (or the inception of such Sponsored U.S. Registered Fund if later), no more than 25% of the members of the board of directors or trustees of any Sponsored U.S. Registered Fund have been “interested persons” (as defined in the Investment Company Act) of the Contributor, any Affiliate within the Allianz Global Investors Business or any other investment adviser for such Sponsored U.S. Registered Fund.
(d)Each Investment Company Advisory Agreement of Contributor has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the Knowledge of Contributor insofar as the foregoing relates to a time on or after February 1, 2021). Neither Contributor nor any of its Subsidiaries is in default under any such Investment Company Advisory Agreement, except where such default would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business, taken as a whole, or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(e)Each Sponsored Fund that is a juridical entity is duly organized, validly existing and, with respect to juridical entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Laws of the jurisdiction of its organization and has (or in the case of a non-juridical entity, its trustees or other similar fiduciaries have) the requisite corporate, trust, fiduciary, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the
-xl-

4865-6016-4634 v.20

consummation of the Transactions prior to the Termination Date. No such Sponsored Fund is in violation of any provision of its Fund Documents, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(f)Each Sponsored Fund is, and has since the later of January 1, 2019 and its inception date, operated in compliance (i) with Applicable Law and (ii) with its respective investment policies and restrictions, as set forth in the applicable Fund Documents, except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. Since the later of January 1, 2019 and its inception date, each such Sponsored Fund has filed or furnished all Regulatory Documents in compliance with Applicable Law, except where such failure would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(g)The shares, units or other ownership interests of each Sponsored Fund (i) have been issued and sold in compliance with Applicable Law and (ii) except with respect to such Non-Registered Funds, are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law, in each case except where any failure to be in compliance or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. Since January 1, 2019, none of the offering or private placement memoranda used in connection with an offering of shares, units or interests of any Sponsored Non-Registered Fund of Contributor, including any supplemental advertising and marketing materials prepared by or on behalf of Contributor or any Affiliate within the Allianz Global Investors Business thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, the offering memoranda used in connection with an offering of shares, units of interests of any Sponsored Non-Registered Fund of Contributor, including any supplemental advertising and marketing materials prepared by or on behalf of Contributor or any Affiliate within the Allianz Global Investors Business thereof, contains all required disclosures and information to comply with Applicable Law.
(h)The audited balance sheet of each Sponsored Fund as of each such Sponsored Fund’s two (2) most recently completed fiscal years and the related other audited financial statements for such two (2) most recently completed fiscal years have been prepared in accordance with GAAP (or in the case of a Non-U.S. Public Fund, prepared in accordance with the Applicable Law of each Non-U.S. Public Fund), and to the Knowledge of Contributor present fairly in all material respects the financial position and other financial results of such Sponsored Fund at the dates and for the periods stated therein. There are no liabilities or obligations of any Sponsored U.S. Registered Fund of Contributor or Sponsored Non-Registered Fund of Contributor of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Sponsored U.S. Registered Fund of Contributor, liabilities or obligations disclosed and provided for in the balance sheet of such Sponsored U.S. Registered Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by such Sponsored U.S. Registered Fund prior to the date hereof with the SEC or (ii) for each Sponsored Non-Registered Fund of Contributor, liabilities or obligations disclosed and provided for in the balance sheet of such Sponsored Non-Registered Fund or referred to in the notes thereto contained in the most recent report (1) distributed by such Sponsored Non-Registered Fund to its shareholders or other interest holders
-xli-

4865-6016-4634 v.20

or (2) as applicable, filed with a non-U.S. Governmental Authority or self-regulatory organization, in each case prior to the date hereof and provided or made available to the Company, or (B) for each Sponsored U.S. Registered Fund of Contributor or Sponsored Non-Registered Fund of Contributor, liabilities or obligations incurred in the Ordinary Course of Business since the date of such Sponsored U.S. Registered Fund’s or such Sponsored Non-Registered Fund’s applicable report referenced in clause (A)(i) or (ii) above.
(i)There is no Proceeding pending or, to the Knowledge of Contributor, threatened against any Sponsored Fund that would, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(j)Each U.S. Registered Fund of Contributor that is a Sponsored Fund has adopted one or more codes of ethics, insider trading policies, personal trading policies, anti-money laundering programs, customer identification programs, written supervisory procedures and other policies with respect to the conduct of the Transferred Business required by Applicable Law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date.
(k)Other than the exemptive orders and no-action letters listed in Section 3.13(j) of the Contributor Disclosure Schedule, neither Contributor, any of its Subsidiaries, nor any Sponsored Fund has been the recipient of any exemptive order or no-action letter upon which any such Sponsored Fund currently relies for the operation of its business.
(l)For all taxable years since its inception, (i) each Sponsored Fund has elected to be treated as (where such election is required for such treatment), and has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return (including, in the case of each Sponsored U.S. Registered Fund of Contributor, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, in the case of each Sponsored Non-Registered Fund of Contributor that is a common trust fund, as a common trust fund under Section 584 of the Code and in the case of each commingled pension fund, as a group trust arrangement within the meaning of Revenue Ruling 2011-1, 2011-2 Internal Revenue Bulletin 251, as modified by Revenue Ruling 201.4-24, 201.4-37 Internal Revenue Bulletin 529) and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Sponsored U.S. Registered Fund and each Sponsored Non-Registered Fund of Contributor has timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority, such Tax Returns are true, correct, and complete in all material respects and has timely paid (or caused to be paid) all Taxes required to be paid under Applicable Law (whether or not reflected on such Tax Returns), (iii) no claim has ever been made by a Taxing Authority in any jurisdiction where any Sponsored U.S. Registered Fund or Non-Registered Fund of Contributor does not file Tax Returns that such Sponsored U.S. Registered Fund or Sponsored Non-Registered Fund (as applicable) is required to file Tax Returns in such jurisdiction, (iv) there is currently no audit or other examination by any Taxing Authority of any Tax Return of any Sponsored U.S. Registered Fund and Sponsored Non-Registered Fund of Contributor pending or threatened in writing, (v) each Sponsored U.S. Registered Fund and each Sponsored Non-Registered Fund of Contributor has complied with all applicable Tax withholding and information reporting requirements, including with respect to the Tax Withholding Rules (including maintenance of required records with respect thereto), (vi) there are no outstanding waivers or comparable consents given by any Sponsored U.S. Registered Fund or Sponsored Non-Registered Fund of Contributor (and no request for any such waiver or consent is pending) regarding the application of the statute of limitations with respect
-xlii-

4865-6016-4634 v.20

to Taxes and (vii) no Sponsored U.S. Registered Fund or Sponsored Non-Registered Fund of Contributor has any actual or potential liability for any Tax of any other Person, including any liability for the payment of any amounts with respect to Taxes as a result of (a) being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, (b) any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether imposed by Applicable Law, Contract or otherwise or (c) any Tax Sharing Agreement).
(m)None of the assets of any of the Sponsored Funds of Contributor constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.
Section 1.15Insurance. Each insurance policy and bond covering the Transferred Business, any of its assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid and, in the past twelve (12) months from the date hereof, none of Contributor Parent, Contributor or their respective Affiliates within the Allianz Global Investors Business has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. A complete and correct list of such insurance policies and bonds is set forth in Section 3.14 of the Contributor Disclosure Schedule. There are no claims related to the Transferred Business, any of its assets, properties or employees pending under any such insurance policies and bonds as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, and none of the Transferred Business, Contributor Parent or Contributor nor any of their respective Affiliates within the Allianz Global Investors Business are in material breach of, or material default under, such insurance policies and bonds.
Section 1.16Employees; Employee Benefit Plans; ERISA.
(g)Section 3.15(a) of the Contributor Disclosure Schedule lists each material Contributor Benefit Plan. Prior to the date hereof, Contributor has provided to the Company correct and complete copies of each Contributor Benefit Plan reasonably necessary to facilitate the Company’s compliance with Section 5.10(a) of this Agreement.
(h)Each Contributor Benefit Plan (and any related trust or other funding vehicle) has been maintained and administered in all material respects in compliance with its terms, the applicable requirements of ERISA, the Code and any other Applicable Law. No Contributor Benefit Plan is a Multiemployer Plan or a defined benefit plan or a plan that is subject to Title IV of ERISA or subject to 412 of the Code or Section 302 of ERISA and no Contributor Benefit Plan provides or promises, any post-employment or post-retirement health or other welfare benefits to current or former employees other than health continuation coverage pursuant Section 4980B of the Code. Each Contributor Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Contributor, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter. Each Contributor Benefit Plan providing for nonqualified deferred compensation has been established and operated in all material respects in a manner that meets, or is exempt from, the requirements of Section 409A(a) of the Code.
(i)None of the execution, delivery and performance of this Agreement, or the consummation of the Transactions, will (alone or in combination with any other event) result in or entitle any Business Employee identified on Schedule C as of the date hereof to (i) any material payment or benefits, including any severance pay or benefits, any bonus, variable compensation, retention, retirement or job security payment or benefit, any increase in the
-xliii-

4865-6016-4634 v.20

amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable or (ii) any amount being nondeductible by the Company or any of its Affiliates under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. No Contributor Benefit Plan provides any Business Employee with a gross-up or reimbursement of Taxes imposed under Section 4999 or 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).
(j)None of the Contributor or its Affiliates within the Allianz Global Investors Business is a party to or is otherwise bound by any collective bargaining agreement, or any other agreement or arrangement with any labor organization or other authorized employee representative representing any Business Employee. As of the date hereof, there are no labor unions, work council or other organizations or groups representing any Business Employees, and to the Knowledge of Contributor, since January 1, 2019, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employees. As of the date hereof there is no pending or, to the Knowledge of Contributor, threatened, material strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to any Business Employees.
(k)The Contributor and its Affiliates within the Allianz Global Investors Business are, and since January 1, 2019 have been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, classification of workers, wages, hours of work, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and occupational safety and health, in each case with respect to Business Employees.
(l)Section 3.15(f) of the Contributor Disclosure Schedule sets forth, to the extent permitted by Applicable Law, for each Business Employee identified on Schedule C as of the date hereof, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate and most recent variable compensation award. Contributor shall update Section 3.15(f) of the Contributor Disclosure Schedule periodically prior to the Closing Date to reflect any new hires, resignations and terminations of Business Employees, and any other changes to the information as set forth therein (in each case, subject to Section 5.1(a)(vii)) and five (5) Business Days prior to the Closing Date shall deliver to the Company a final version of Section 3.15(f) of the Contributor Disclosure Schedule as of the most recent practicable date and based upon individuals identified as additional Business Employees in writing from the Company to Contributor in accordance with Section 10.6 at least two Business Days prior to the date of such updated Contributor Disclosure Schedule.
(m)Section 3.15(g) of the Contributor Disclosure Schedule sets forth a summary of the severance payments and benefits to which the Business Employees identified on Schedule C as of the date hereof would be entitled upon any termination of employment, and the circumstances under which such Business Employees would be entitled to such severance or benefits, including the formula by which cash severance benefits are calculated pursuant to any Contributor Benefit Plan.
Section 1.17Contributor Tax Representations.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, (i) all Tax Returns with respect to the Transferred
-xliv-

4865-6016-4634 v.20

Assets that are required to be filed on or before the Closing Date have been duly filed, (ii) such Tax Returns are true, correct, and complete in all material respects and (iii) all amounts required to be paid under Applicable Law (whether or not reflected on such Tax Returns) have been duly and timely paid or are being contested in good faith with adequate reserves established with respect to such unpaid Taxes in accordance with GAAP.
(e)No claim has ever been made by (i) a Taxing Authority in any jurisdiction where Tax Returns with respect to the Transferred Assets are not filed that Tax Returns with respect to the Transferred Assets are required to be filed in such jurisdiction or (ii) a Taxing Authority outside the United States that any Taxes are required to be paid with respect to the Transferred Assets in such jurisdiction.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, the Contributor has complied with all applicable Tax withholding and information reporting requirements, including with respect to the Tax Withholding Rules (including the maintenance of required records with respect thereto) and all material amounts required to be withheld with respect to the Transferred Assets in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party for Taxes have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority in compliance with all Applicable Law or, where payment is not yet required, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of Contributor.
(g)Other than any Permitted Encumbrances, there is no Encumbrance for Taxes on any of the Transferred Assets.
(h)Except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, no issues have been raised by any Taxing Authority in connection with any examination of the Tax Returns referred to in clause (a) hereof are currently pending, and no Taxing Authority has asserted any deficiency, adjustment or claim with respect to Taxes with respect to the Transferred Assets that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.
(i)There are no outstanding waivers or comparable consents given (and no request for any such waiver or consent is pending) regarding the application of the statute of limitations with respect to Taxes with respect to the Transferred Assets.
(j)Any Transferred Asset acquired in a taxable transaction (i) was acquired from a third-party in an arm's length transaction, (ii) was accounted for correctly pursuant to Section 1060 of the Code, and (iii) is not subject to any Tax indemnities.
(k)No Section 197 intangibles, as defined in Section 197(d)(1) of the Code, contributed by Contributor, was held or used on or before August 10, 1993 by the Contributor, its Affiliates, or a “related person” (within the meaning of Section 197(f)(9)(C) of the Code).
(l)Allianz Member has been classified as a corporation for U.S. federal income tax purposes at all times since its formation.
(m)Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties of the Contributor with respect to Taxes with respect to the Transferred Assets and no other representation or warranty of the Contributor contained herein shall be construed to relate to Taxes with respect to the Transferred Assets (including their compliance with Applicable Law). For the avoidance of doubt, no representation is made
-xlv-

4865-6016-4634 v.20

concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability with respect to the Transferred Assets.
Section 1.18Intellectual Property.
(n)Section 3.17(a) of the Contributor Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Intellectual Property included in the Transferred Intellectual Property that is registered with, issued by, renewed by, or the subject of a pending application before, any Governmental Authority or domain name registrar (the “Transferred Registered Intellectual Property”) specifying as to each such item, as applicable (A) the owner(s) of the item, (B) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, and application number of the item, and (D) the date of application and issuance or registration of the item.
(o)Assuming that the Company has complied in all material respects with its obligations pursuant to Section 5.14(a), as of the Closing Date, the Transferred Intellectual Property, the Licensed Intellectual Property and the rights and services to be licensed or provided to the Company pursuant to the Ancillary Agreements (including the Transition Services Agreement), except as otherwise agreed in writing pursuant to the Initial Separation and Migration Plan in effect as of the Closing Date, include all Intellectual Property necessary and sufficient for the conduct of the Transferred Business after Closing in substantially the same manner and as it was conducted during the twelve (12) months prior to the Closing.
(p)Except as would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the Transferred Business, (i) all Transferred Intellectual Property is solely and exclusively owned by Contributor or its Affiliates, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) all Transferred Registered Intellectual Property is subsisting, and, to the Knowledge of Contributor, valid and enforceable, (iii) the Transferred Business and the operation thereof as currently conducted is not infringing, violating or misappropriating (“Infringe” or “Infringing”) any Intellectual Property of third Persons, (iv) to the Knowledge of Contributor, no Person is Infringing any Transferred Intellectual Property, (v) no Proceedings are pending before any Governmental Authority (or to the Knowledge of Contributor, threatened in writing, including by means of an invitation to license or request for indemnification) against Contributor or its Affiliates alleging that the operation of the Transferred Business Infringes the Intellectual Property of third Persons or challenging the ownership, validity, patentability, enforceability, registrability or use of any Transferred Intellectual Property and (vi) no Proceedings have been asserted in writing (including by means of an invitation to license or request for indemnification) on behalf of the Transferred Business alleging that any third Person Infringes any Transferred Intellectual Property or challenging the ownership, validity, patentability, enforceability, registrability or use of any Intellectual Property.
(q)Contributor and its Affiliates have taken commercially reasonable measures to maintain and protect the confidentiality of all material Trade Secrets included in the Transferred Intellectual Property and any other material confidential or proprietary information relating to the Transferred Business and, since January 1, 2019, no such Trade Secrets or information have been disclosed to any third Person, except (i) pursuant to commercially reasonable written confidentiality agreements protecting the confidentiality thereof or (ii) in a manner that would not individually or in the aggregate, reasonably be expected to be material to the Transferred Business.
(r)All Persons (including current and former officers (or equivalents), employees, and independent contractors) who are or have been involved in the creation of material Intellectual Property for or on behalf of the Transferred Business, or in the course of their
-xlvi-

4865-6016-4634 v.20

engagement by the Contributor or its Affiliates in connection with the Transferred Business (each such person, an “IP Creator”) have executed and delivered to the Contributor an agreement (containing no applicable exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and providing for the present-tense assignment to the Contributor of all such Intellectual Property which is not owned by the Contributor or one of its Affiliates by operation of law, the current forms of which will be made available to the Company (along with any such agreements deviating from such current forms in any material respects) before Closing. Contributor is not, and to the Contributor’s Knowledge no IP Creator is, in violation of any term of any such agreement.
(s)In connection with the Transferred Business, Contributor and its Affiliates use commercially reasonable efforts to protect the security and privacy of Transferred Personal Information. Since January 1, 2019, all Processing of Personal Information that constitutes Transferred Personal Information and the operation of the Transferred Business has been in compliance with all applicable Privacy Laws and the Contributor’s applicable public-facing privacy policies except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business. Since January 1, 2019, no person has claimed any compensation from, and no Governmental Authority has made any allegation against, Contributor, and Contributor has not received any written notice from any Person or Governmental Authority, in each case, related to the loss of or unauthorized access to or disclosure or transfer of any Transferred Personal Information.
(t)In connection with the Transferred Business, Contributor and its Affiliates have implemented and maintained commercially reasonable business continuity and disaster recovery plans, procedures and facilities for the Transferred Business and have taken reasonable steps to safeguard the integrity and security of the IT Assets used in the operation of the Transferred Business and the information (including Trade Secrets and Personal Information that constitutes Transferred Personal Information) stored thereon, including from unauthorized use or access by third parties. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business, all such IT Assets: (i) are in good working order; (ii) function in accordance with all specifications and any other descriptions under which they were supplied; (iii) are substantially free of any defects, bugs and errors; and (iv) are commercially reasonably sufficient for the existing needs of the Transferred Business.
(u)Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business, there have been no unauthorized intrusions, misuse or breaches of the security of any IT Assets used in the operation of the Transferred Business (including ransomware attacks), nor any breach, theft, misuse or unauthorized access, use or disclosure of any Personal Information that constitutes Transferred Personal Information which is or has been Processed by or on behalf of the Transferred Business. Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business, neither Contributor nor any of its Affiliates (i) has received any written notice or claim alleging that the operation of the Transferred Business violates any Privacy Law or contractual or fiduciary obligations relating to privacy or security of Transferred Personal Information, or (ii) has made, or was required to make, any disclosure of any data breach or IT Asset or network security breach in connection with the Transferred Business under any applicable Privacy Law or to any Governmental Authority.
(v)This Section 3.17(i) contains the sole and exclusive representations and warranties of Contributor with respect to the Infringement of Intellectual Property of any third Person.
-xlvii-

4865-6016-4634 v.20

Section 1.19Real Estate.
(n)There is no real property owned by Contributor or its Affiliates that is used to operate the Transferred Business. Section 3.18(a) of the Contributor Disclosure Schedule lists all Leases used to operate the Transferred Business to which Contributor is a party and all Leased Real Property of Contributor. Correct and complete copies of such Leases have been delivered or made available to the Company. Contributor is not, and, to the Knowledge of Contributor, no other party is, in material breach or default of any material Lease and, to the Knowledge of Contributor, no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by Contributor or, to the Knowledge of Contributor, any other party thereto.
(o)With respect to the Transferred Business, since January 1, 2019, Contributor has complied with all Environmental Laws that pertain to any of the properties of the Transferred Business and the use and ownership thereof and the operation of the Transferred Business, except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Contributor, threatened against Contributor under any Environmental Law, except for any Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business or prevent or materially impair or delay the consummation of the Transactions prior to the Termination Date. Contributor has made available to the Company copies of all reports of any environmental audits, site assessments, investigations, impact reviews, or other similar documents, containing material information regarding the Transferred Business or the real property owned by Contributor, that are in Contributor’s possession.
Section 1.20AP/EU Sub-Advisory Agreement Matters.
(w)Regulatory Approvals. Approval from any Governmental Authority is not required in order to establish the AP/EU Sub-Advisory Agreements, or otherwise Contributor has obtained each such requisite approval.
(x)Client Consent. Consent or approval from limited partners, members, shareholders, trustees, investors, or boards of any fund within the AP/EU Portfolios, or such consent or approval from any other person, is not required in order to establish the AP/EU Sub-Advisory Agreements.
Section 1.21Title, Condition and Sufficiency of Assets. The Contributor, or any of its Affiliates, as applicable, has good and valid title to, or a valid leasehold interest in, all of the assets and properties of the Transferred Business, including the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Transferred Assets are in good operating condition and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Assuming that the Company has complied in all material respects with its obligations pursuant to Section 5.14(a) as of the Closing Date, the Transferred Assets delivered as of the Closing Date, together with the rights and services to be provided under the Ancillary Agreements (including the Transition Services Agreement), and except as otherwise agreed in writing pursuant to the Initial Separation and Migration Plan in effect as of the Closing Date, include all properties, assets and rights (other than Intellectual Property) necessary and sufficient for the conduct of the Transferred Business after the Closing in substantially the same manner and as it was conducted during the twelve (12) months prior to the Closing.
-xlviii-

4865-6016-4634 v.20

Section 1.22No Broker. Except for Ardea Partners LP, whose fee will be borne by Contributor, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Contributor Parent, Contributor or any of its Affiliates in connection with this Agreement or the Transactions.
Section 1.23Investigation; No Additional Representations. In entering into this Agreement, each of Contributor Parent and Contributor acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, (b) has had adequate access to the books, records, facilities and personnel of the Company, and has been furnished with or given adequate access to such information about the Company and its Subsidiaries, businesses and operations as it has reasonably requested, (c) has relied solely upon its own independent investigation, review and analysis, and (d) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated by this Agreement, as well as the knowledge of the Company and its operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Each of Contributor Parent and Contributor acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, none of the Company, Company Parent, any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to Contributor Parent, Contributor or any other Person with respect to the Company, Company Parent or the Transactions, express or implied, at law or in equity (including as to the accuracy of completeness of any of the information provided or made available to Contributor Parent, Contributor, any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person prior to the execution of this Agreement) and Contributor Parent and Contributor by this Agreement disclaim any such other representation or warranty, whether by the Company, Company Parent, any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person, notwithstanding the delivery or disclosure to Contributor Parent, Contributor or any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person, of any documentation or other information by the Company, Company Parent, their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person with respect to any one or more of the foregoing.
Section 1.24Newco Operations. Newco was formed solely for purposes of effecting the Transactions. Newco has no Liabilities except for Liabilities under this Agreement or the Ancillary Agreements. Immediately prior to the consummation of the Transactions, Allianz Member is the sole record and beneficial owner of, and has good, valid and marketable title to, all of equity interests of Newco, free and clear of all Encumbrances other than transfer restrictions imposed on equity securities by applicable securities Laws and the provisions of its organizational documents.
Article IV
REPRESENTATIONS AND WARRANTIES OF COMPANY PARENT AND THE COMPANY

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Contributor by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any representation or warranty corresponding to any other section of this Agreement and the Company Disclosure Schedule to the extent its relevance to such section, representation
-xlix-

4865-6016-4634 v.20

or warranty is reasonably apparent from the face of the Company Disclosure Schedule), each of Company Parent and the Company hereby represents and warrants to each of Contributor Parent and Newco as follows:
Section 1.25Organization and Related Matters. Each of Company Parent and the Company (a) is a limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of the jurisdiction of its formation, (b) has the requisite organizational power and authority necessary to carry on its respective business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (c) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.26Authority; No Violations.
(y)Each of Company Parent and the Company has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which Company Parent or the Company, as applicable, are or will be a party and the consummation of the Transactions by Company Parent and the Company have been duly authorized by all requisite action of such Party. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Company Parent and the Company, as applicable, will be a party will be) duly executed and delivered by Company Parent and the Company, as applicable, and constitutes (and each such Ancillary Agreement when so executed and delivered by Company Parent and the Company, as applicable, will constitute) a valid, legal and binding agreement of Company Parent and the Company, as applicable (assuming that this Agreement has been, and the Ancillary Agreements to which such Party is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Company Parent and the Company, as applicable, in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(a)Assuming the accuracy of the representations and warranties of Contributor Parent and Contributor set forth in Section 3.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary to be made by or received by Company Parent or the Company for the execution, delivery or performance by Company Parent and the Company, as applicable, of this Agreement or the Ancillary Agreements to which Company Parent and the Company, as applicable, are or will be a party or the consummation by Company Parent and the Company of the Transactions, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws, (ii) filings listed on Section 4.2(b) of the Company Disclosure Schedule and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)No vote of the holders of any class or series of capital stock of Company Parent or the Company is necessary to approve this Agreement or to consummate the Transaction.
Section 1.5Non-Contravention. The execution and delivery by each of Company Parent and the Company of this Agreement and the Ancillary Agreements to which such Party is
-l-

4865-6016-4634 v.20

or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) violate any provision of the Organizational Documents of such Party), (b) assuming compliance with the matters referred to in Section 4.2(b) violate any Applicable Law, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any material Contract applicable to the Company or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any material asset of the Company, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.6Capital Structure; Subsidiaries.
(c)As of the date hereof, all of the issued and outstanding limited liability company membership interests of the Company are owned by the Voya Member. All of the issued and outstanding equity interests are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries directly or indirectly owns beneficially or of record any equity interest in any Person, other than the Subsidiaries of the Company.
(d)Section 4.4(b) of the Company Disclosure Schedule sets forth a correct and complete list of each Subsidiary of the Company, indicating the (i) type of entity, (ii) jurisdiction of organization, (iii) the number and type of issued equity interest and (iv) the holders of such equity interest. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary of the Company, free and clear of any Encumbrances other than Permitted Encumbrances. All of the issued and outstanding equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are free of preemptive rights, rights of refusal or similar rights. Each Subsidiary of the Company is (i) duly organized and validly existing under the Laws of the jurisdiction of its formation, and is in good standing in such jurisdiction, (ii) has the requisite power and authority necessary to carry on its respective business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.1Financial Information. The information provided in Section 4.5 of the Company Disclosure Schedule is true and correct, and fairly presents in all material respects (i) the assets and liabilities of the Company on a consolidated basis for the calendar quarter ended March 31, 2022, disregarding the assets and liabilities that comprise the Class B Underlying Assets (as defined in the A&R Newco Operating Agreement) and disregarding any changes in shareholders’ equity or profit or losses arising from the Class B Underlying Assets; and (ii) the assets and liabilities of the Company on a consolidated basis, the consolidated results of operation of the Company’s business, the consolidated profits and losses, and overall financial performance of the Company for the fiscal year ended December 31, 2021, disregarding the financial performance of the assets and liabilities that comprise the Class B Underlying Assets and disregarding any changes in shareholders’ equity or profit or losses arising from the Class B Underlying Assets (collectively, the “Company Financial Information”). The Company Financial Information has been (1) derived from the financial and management reporting systems of the Company and its Affiliates and (2) prepared in accordance with GAAP (subject to adjustments to reflect the legal entity basis and segment basis), applied on a consistent basis.
-li-

4865-6016-4634 v.20

Section 1.2Inter-Affiliate Agreements and Allocations. Section 4.6 of the Company Disclosure Schedule sets forth all Contracts, expense allocations, revenue share arrangements, fee arrangements or other similar arrangements between the Company or its Subsidiaries, on the one hand, and any other Affiliate of the Company, on the other hand (collectively, the “Company Inter-Affiliate Arrangements”), to the extent such Contracts, allocation or arrangements are material, individually or in the aggregate, to the Company’s business and operations as conducted on the date hereof.
Section 1.3Absence of Liabilities. Except for liabilities and obligations (a) incurred in the Ordinary Course of Business since December 31, 2021, (b) incurred under or in accordance with this Agreement or in connection with the Transactions, (c) of a partner (or Person serving in a comparable capacity) of a Non-Registered Fund arising in the Ordinary Course of Business under Applicable Law, and (d) that are obligations for future performance under existing Contracts, the Company and its Affiliates have not incurred liabilities or obligations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.4Absence of Certain Changes. Since December 31, 2021, (a) there has not occurred any Company Material Adverse Effect and (b) the Company has operated its Business in the Ordinary Course of Business.
Section 1.1Legal Proceedings. (a) There are no Proceedings that are pending or, to the Knowledge of the Company, threatened in writing against or relating to the Company or any of its properties, assets or businesses and (b) there is no Order imposed upon the Company or any of its properties, assets or business, in each case of (a) and (b), that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.2Compliance with Applicable Law.
(e)Since January 1, 2019, Company Parent, the Company and their respective Affiliates have complied with all Applicable Laws and as of the date hereof, and have not received any written notice asserting any material violation by the Company of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f)Company Parent, the Company and their respective Affiliates hold, and at all times since January 1, 2019 have held, all Permits necessary for the conduct of their business under and pursuant to Applicable Law, except, in each case, where any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All material Permits of the Company are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened in writing, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.5Other Compliance Matters.
(g)Since January 1, 2019, the advisors set forth in Section 4.11(a) of the Company Disclosure Schedule (each, a “Company Advisor”), which comprise the only entities of the Company that provide investment advisory or sub-advisory services to non-Affiliates of the Company, have been duly registered as investment advisers under the Investment Advisers Act and under all other Applicable Laws (if required to be so registered), except, in each case, as
-lii-

4865-6016-4634 v.20

would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(h)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company and except where the ineligibility would not be material to the business of the Company, any of their directors, officers or employees is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company nor is there any Proceeding pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority, that would result in the ineligibility of the Company, any of its Subsidiaries or any of their respective directors, officers or employees to serve in any such capacities. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their directors, officers, or employees is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act), nor is there any Proceeding pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in such ineligibility.
(i)Except Routine Inspections, to the Knowledge of the Company, no material investigation by any Governmental Authority into the Company regarding a potential violation of any Applicable Law by the Company is pending or has been threatened in writing. Except to the extent restricted from doing so by Applicable Law, the Company has made available to Contributor complete and correct copies of all material investigation, examination, audit or inspection reports (other than Routine Inspection reports) received by the Company from any Governmental Authority and all written responses thereto made by the Company, in each case since January 1, 2019 through the date hereof. The Company has resolved all material deficiencies asserted by any Governmental Authority in connection with any such audit, examination, inspection or investigation.
(j)The Company Trust Bank is a “trust bank,” as that term is defined under Section 36a-2(73) of the Connecticut General Statutes and its activities are limited to those that are permissible for a trust bank under Applicable Law.
(k)The Company Trust Bank is not subject to any cease-and-desist or other order or enforcement action issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, has not been ordered to pay any civil money penalty by, has not been since January 1, 2019, a recipient of any supervisory letter from, and has not since January 1, 2019, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restrict in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 1.7Company Clients.
(l)Section 4.12(a) of the Company Disclosure Schedule sets forth the aggregate net assets under management by the Company for the Company Clients as of the Reference Date calculated in the same manner as provided for in the calculation of base investment management fees payable in respect of each such Company Client account pursuant to the terms of the Company Advisory Agreement applicable to such account.
(m)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Advisory Agreement is legal, valid,
-liii-

4865-6016-4634 v.20

binding, enforceable upon the parties thereto and is in full force and effect; and (ii) the Company is not in breach or default, and to the Knowledge of the Company, no other party is in breach or default, of any Company Advisory Agreement.
(n)Each Sponsored Fund of the Company that is a juridical entity is duly organized, validly existing and, with respect to juridical entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, fiduciary, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(o)There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against any Sponsored Fund of the Company that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.
(p)For all taxable years since its inception, to the Knowledge of the Company, (i) each Sponsored Fund of the Company has elected to be treated as (where such election is required for such treatment), and has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return (including, in the case of each Sponsored U.S. Registered Fund of the Company, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, in the case of each Sponsored Non-Registered Fund of the Company that is a common trust fund, as a common trust fund under Section 584 of the Code and in the case of each commingled pension fund, as a group trust arrangement within the meaning of Revenue Ruling 2011-1, 2011-2 Internal Revenue Bulletin 251, as modified by Revenue Ruling 201.4-24, 201.4-37 Internal Revenue Bulletin 529) and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Sponsored U.S. Registered Fund and each Sponsored Non-Registered Fund of the Company has timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority, such Tax Returns are true, correct, and complete in all material respects and has timely paid (or caused to be paid) all Taxes required to be paid under Applicable Law (whether or not reflected on such Tax Returns).
Section 1.6Company Tax Representations.
(q)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and any of its Subsidiaries on or before the Closing Date have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, and (iii) all Taxes required to be paid by the Company and any of its Subsidiaries (whether or not shown as due on such Tax Returns) have been duly and timely paid or are being contested in good faith with adequate reserves established with respect to such unpaid Taxes in accordance with GAAP.
(a)No written claim has been made by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is required to file Tax Returns in such jurisdiction.
-liv-

4865-6016-4634 v.20

(r)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable Tax withholding and information reporting requirements, including with respect to the Tax Withholding Rules (including the maintenance of required records with respect thereto) and all material amounts required to be withheld by the Company and any of its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party for Taxes have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority in compliance with all Applicable Law or, where payment is not yet required, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the Company or any of its Subsidiaries.
(a)Other than any Permitted Encumbrances, there is no Encumbrance for Taxes on the Company or its Subsidiaries.
(b)There are no outstanding waivers or comparable consents given (and no request for any such waiver or consent is pending) regarding the application of the statute of limitations with respect to material Taxes with respect to the Company or its Subsidiaries.
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, taken as a whole, (i) no Tax Returns of any of the Company and its Subsidiaries are under audit, examination or investigation by any Taxing Authority, and no such audit, examination or investigation has, to the Knowledge of the Company, been threatened, (ii) no issues have been raised by any Taxing Authority in connection with any examination of the Tax Returns referred to in clause (a) hereof are currently pending, and (iii) no Taxing Authority has asserted any deficiency, adjustment or claim with respect to Taxes with respect to the Company or its Subsidiaries that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.
(d)None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) any change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount or advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code.
(e)Section 4.13(h) of the Company Disclosure Schedule lists the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, as of the date hereof and as of the Closing Date, and there is no election pending to change such classification.
(f)Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made in this Section 4.13 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes and no other representation or warranty of the Company or its Subsidiaries contained herein shall be construed to relate to Taxes (including their compliance with Applicable Law). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.
-lv-

4865-6016-4634 v.20

Section 1.27Intellectual Property.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Intellectual Property owned or purported to be owned by the Company or its Affiliates is solely and exclusively owned by the Company or its applicable Affiliate, (ii) to the Knowledge of the Company, the operation of the businesses of the Company and its Affiliates is not Infringing any Intellectual Property of third Persons, (iii) to the Knowledge of the Company, no Person is Infringing any Company Intellectual Property, (iv) no Proceedings are pending before any Governmental Authority (or to the Knowledge of the Company, threatened in writing) against the Company or its Affiliates alleging that the operation of the Company’s business Infringes the Intellectual Property of third Persons and (v) no pending Proceedings have been asserted in writing by or on behalf of the Company or its Affiliates alleging that any third Person Infringes any Company Intellectual Property.
(b)The Company and its Affiliates have taken commercially reasonable measures to maintain and protect the confidentiality of all material Trade Secrets included in the Company Intellectual Property and, to the Knowledge of the Company, no such Trade Secrets have been disclosed to any third Person, except (i) pursuant to commercially reasonable written confidentiality agreements protecting the confidentiality thereof or (ii) in a manner that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Affiliates use commercially reasonable efforts to protect the security and privacy of all Personal Information owned, controlled or otherwise Processed by it or they own or control or is Processed by or on its or their behalf, and the operation of the businesses of the Company and its Affiliates has been in compliance in all material respects with all applicable Privacy Laws and their applicable public-facing privacy policies.
(d)This Section 4.14 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property.
Section 1.28No Broker. Except for Goldman Sachs & Co. LLC, whose fee will be borne by the Company, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Company Parent, the Company or any of its Affiliates in connection with this Agreement or the Transactions.
Section 1.29Investigation; No Additional Representations. In entering into this Agreement, each of Company Parent and the Company acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Transferred Business, (b) has had adequate access to the books, records, facilities and personnel of the Transferred Business, and has been furnished with or given adequate access to such information about the Transferred Business and its businesses and operations as it has reasonably requested, (c) has relied solely upon its own independent investigation, review and analysis and (d) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated by this Agreement, as well as the knowledge of the Transferred Business and its operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Each of the Company and Company Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, none of Contributor Parent, Contributor, any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or
-lvi-

4865-6016-4634 v.20

any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to the Company, Company Parent or any other Person with respect to Contributor, the Transferred Business or the Transactions, express or implied, at law or in equity (including as to the accuracy or completeness of any of the information provided or made available to the Company, Company Parent, or any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person prior to the execution of this Agreement) and Contributor Parent and Contributor by this Agreement disclaim any such representation or warranty, whether by Contributor Parent, Contributor, or any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person, notwithstanding the delivery or disclosure to the Company, Company Parent, or any of their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person, of any documentation or other information by Contributor Parent, Contributor, their respective Affiliates, officers, directors, employees, agents, lenders or representatives or any other Person with respect to any one or more of the foregoing.
Article V
COVENANTS
Section 1.30Conduct of Business by Contributor.
(n)During the Interim Period, except (1) as required or permitted by this Agreement, (2) as set forth in Section 5.1 of the Contributor Disclosure Schedule, (3) as required by any Law or Order applicable to the Transferred Business (including any measures in response to the COVID-19 pandemic and any future resurgence, evolution or mutation of COVID-19) or by any Contributor Material Contract, or (4) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Contributor and Contributor Parent shall and shall cause their respective Subsidiaries to (x) carry on the Transferred Business in the Ordinary Course of Business, (y) use commercially reasonable efforts to preserve the present business organization and material business relationships of the Transferred Business, including its customers and suppliers, and keep available the services of the Business Employees and (z) continue in all material respects consistent with past practices the management of the current assets and current liabilities of the Transferred Business, including the collection of accounts receivable, recoupment of advances, payment of accounts payable and payment of expenses, and the operation of the Transferred Business. Without limiting the generality of the foregoing, during the Interim Period, except as required or expressly permitted by this Agreement (including the exceptions provided for in the first sentence of this Section 5.1), Contributor covenants and agrees that Contributor shall not (and shall cause its Affiliates, as applicable, not to) with respect to the Transferred Business:
(i)mortgage, pledge or subject to any Encumbrance, the performance by Contributor of its obligations under the Contributor Material Contracts or any of the Transferred Assets, except for Permitted Encumbrances;
(ii)sell, assign, license, transfer, convey, abandon, let lapse or grant any rights under, or grant or suffer to exist any Encumbrance on, or otherwise dispose of, (A) Transferred Assets, except in the Ordinary Course of Business consistent with past practice, or (B) any Transferred Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business, or fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Transferred Registered Intellectual Property;
-lvii-

4865-6016-4634 v.20

(iii)(A) enter into any new Contract or renew any existing Contract requiring payments by, following the applicable Closing Date, the Company; (B) cancel, terminate, amend, modify, supplement, rescind, accelerate, renew, grant a waiver under or abandon any rights under any Advisory Agreement (unless as otherwise requested or instructed by the applicable client), Contributor Material Contract or Fund Document or any terms of any Advisory Agreement, Contributor Material Contract or Fund Document, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or pursuant to any Order or in response to a breach or default by the other party thereto; or (C) take any action or omit to take any action for the purpose of accelerating or deferring payments under, or reducing or otherwise adversely affecting the amounts payable to Contributor or, following the applicable Closing Date, the Company, pursuant to any Advisory Agreement, Fund Document or Contributor Material Contract;
(iv)settle, pay, discharge or satisfy any Proceeding that would constitute a Transferred Asset or Assumed Liability, including where such settlement, payment, discharge or satisfaction would impose any restrictions or limitations upon the operations of the Business, whether before or after the Closing;
(v)incur, create, assume or guarantee any Indebtedness or liability of any other Person that would constitute an Assumed Liability;
(vi)(A) knowingly take any action that is reasonably expected to jeopardize the validity of or results in the revocation, surrender or forfeiture of, any of the Material Permits; and (B) fail to use commercially reasonable efforts to (I) prosecute in the Ordinary Course of Business any material pending applications with respect to the Material Permits, including any renewals thereof or (II) make all filings and reports and pay all fees necessary or reasonably appropriate for the continued performance by Contributor of its obligations under the Advisory Agreements, as and when such approvals, consents, Permits, licenses, filings, or reports or other authorizations are necessary or appropriate in the Ordinary Course;
(vii)(A) increase (or commit to increase) the base salary (or wages), annual target incentive opportunity or other compensation or benefits paid or payable to any Business Employee (or individual who, prior to such increase, was identified as an individual expected to become a Transferred Employee in writing from the Company to Contributor in accordance with Section 10.6), except (i) for increases of base salary (or wages) in the Ordinary Course of Business not in excess of 5.0 % with respect to any individual Business Employee or 2.0% with respect to all Business Employees in the aggregate and (ii) for increases in benefits under a Contributor Benefit Plan that are generally applicable to the employees of Contributor and its Affiliates and that are not specific to (and do not disproportionally impact) the Business Employees or any plan, program, arrangement, practice or agreement that would be a Contributor Benefit Plan if it were in existence on the date hereof, (B) grant any new entitlement to severance or termination pay or retention or change in control bonus to any Business Employee, (C) hire any natural person who if employed as of the date hereof would be a “Business Employee”, except (i) for new hires with base salary under $150,000 replacing Business Employees employed as of the date hereof whose employment is terminated in the Ordinary Course of Business prior to Closing or (ii) as mutually agreed by the Company and the Contributor, (D) terminate the employment of any Business Employee, other than terminations for “cause” or (E) establish any plan, program, arrangement, practice or agreement that would be a Contributor Benefit Plan that would be assumed if it were in existence on the date hereof;
-lviii-

4865-6016-4634 v.20

(viii)(A) amalgamate, merge with or into or consolidate with other Person, or (B) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, recapitalization or other reorganization of the Contributor or any of its Subsidiaries; provided that the foregoing shall not restrict Contributor from taking such actions to the extent necessary for preparation of the winding down of its operations in the United States of America after the Closing;
(ix)purchase, lease or otherwise acquire any property or assets that would constitute Transferred Assets for an amount in excess of $500,000 individually or $1,000,000 in the aggregate, except in the Ordinary Course of Business consistent with past practice; or
(x)enter into any Contract to do any of the foregoing.
(a)Nothing contained in Section 5.1(a) is intended to give the Company the right to control or direct the operations of the Transferred Business prior to the Closing. Prior to the Closing, Contributor shall exercise complete control and supervision over the operations of the Transferred Business.
(b)Until the earlier of (x) the date on which all Sub-Advised AP/EU Portfolios have been terminated and become subject to an AP/EU Sub-Management Agreement and (y) the date that is twelve (12) months following the Closing, Contributor Parent shall and shall cause its Subsidiaries to take the following actions with respect to such Sub-Advised AP/EU Portfolios: (x) carry out the business of such Sub-Advised AP/EU Portfolios in the Ordinary Course of Business, (y) use commercially reasonable efforts to preserve the present business organization and material business relationships of such Sub-Advised AP/EU Portfolios, including its customers and suppliers, and keep available the services provided to the relevant Sub-Advised AP/EU Portfolio and (z) continue in all material respects consistent with past practices the management of the current assets and current liabilities of such Sub-Advised AP/EU Portfolios, including the collection of accounts receivable, recoupment of advances, payment of accounts payable and payment of expenses, and the operation of such Sub-Advised AP/EU Portfolios.
Section 1.31Conduct of Business by the Company.
(e)During the Interim Period, except (1) as required or permitted by this Agreement, (2) as set forth in Section 5.2 of the Company Disclosure Schedule, (3) as required by any Law or Order applicable to the Company (including any measures in response to the COVID-19 pandemic and any future resurgence, evolution or mutation of COVID-19) or by any material Contract to which the Company or any of its Subsidiaries is a party or pursuant to which any of their property or assets is bound, or (4) with the prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) carry on its business in the Ordinary Course of Business and (y) use commercially reasonable efforts to preserve its present business organization and material business relationships. Without limiting the generality of the foregoing, during the Interim Period, except as required or expressly permitted by this Agreement (including the exceptions provided for in the first sentence of this Section 5.2), the Company covenants and agrees that the Company shall not (and shall cause its Subsidiaries, as applicable, not to), directly or indirectly:
(i)amend its Organizational Documents in any material respect;
(ii)amalgamate, merge with or into or consolidate with other Person;
-lix-

4865-6016-4634 v.20

(iii)adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(iv)authorize, issue, split, combine, subdivide or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests of the Company;
(v) except as required by Applicable Law or GAAP, make any material change in its accounting methods or practices;
(vi)sell, transfer, lease, offer to sell, abandon or make any other disposition, including by way of sub-advisory agreements, participations, or other similar arrangements, of any of its assets, other than (a) in the Ordinary Course of Business or (b) with a fair value not in excess of $2,000,000 individually or $4,000,000 in the aggregate;
(vii)take any action that would reasonably be expected to impact the tax character or treatment of the Transferred Assets that would disproportionately and adversely affect the Allianz Member in any material respect after the Closing (unless no alternative action exists that would not disproportionately and adversely affect the Voya Member in any material respect or that would be materially more tax-efficient taking into account the impact on the Allianz Member and the Voya Member) and that may not be taken after the Closing Date without the consent of the Allianz Member pursuant to Section 5.04(a)(vi) of the A&R Newco Operating Agreement;
(viii)agree or commit to do any of the foregoing; or
(ix)take any action in contravention of Schedule E of the A&R Newco Operating Agreement.
(c)Nothing contained in Section 5.2(a) is intended to give Contributor the right to control or direct the operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries shall exercise complete control and supervision over their respective operations, as applicable.
Section 1.32Advisory Agreement Consents. For purposes of this Section 5.3, (i) all references to undertakings of Contributor Parent to take any particular action shall be construed to mean an undertaking to cause any applicable Subsidiaries of Contributor Parent to take such action and (ii) with respect to any Covered Clients having a Third Party Primary Advisor, the Contributor’s and Contributor Parent’s undertakings to take any particular action or cause any particular outcome set forth in this Section 5.3 shall be construed taking into account the limitations on the Contributor’s ability, in its role as subadvisor or submanager, to take such action or cause such outcome (it being understood, however, that Contributor shall use its commercially reasonable efforts to assist the Third Party Primary Advisor in achieving the objectives referred to in this Section 5.3):
(b)U.S. Registered Fund Approvals.
(i)Each of the Contributor and Contributor Parent shall use its commercially reasonable efforts, as soon as reasonably practicable following the date hereof, to cause the applicable Third Party Primary Advisor for closed-end U.S. Registered Funds to obtain either (A) the required consents and approvals (including by each applicable Registered Fund Board and, if applicable, the shareholders of each closed-end U.S.
-lx-

4865-6016-4634 v.20

Registered Fund of Contributor) necessary to obtain approval of a new Investment Company Advisory Agreement (with such new Investment Company Advisory Agreement to be effective on the Closing Date with the same advisory and non-advisory fee (including net fee) terms and on other terms substantially the same as those in effect on the date hereof, with the exception of its effective and termination dates) pursuant to Section 15(c) of the Investment Company Act for such closed-end U.S. Registered Fund with a Company Advisor; or (B) in each case where a vote of shareholders is required, all required approvals by the Registered Fund Board of such closed-end U.S. Registered Fund of an “interim” new advisory contract between such closed-end U.S. Registered Fund and a Company Advisor, each pursuant to Rule 15a-4 of the Investment Company Act.
(ii)Each of the Contributor and Contributor Parent shall use its commercially reasonable efforts to cause the applicable Third Party Primary Advisor for closed-end U.S. Registered Funds to cause each such closed-end U.S. Registered Fund of Contributor to call a special meeting of the shareholders of such closed-end U.S. Registered Fund to be held as soon as reasonably practicable after the date of this Agreement for purposes of obtaining the requisite approval of such shareholders for such new Investment Company Advisory Agreement. In connection therewith, each of the Contributor and Contributor Parent shall use its commercially reasonable efforts to cause the applicable Third Party Primary Advisor for closed-end U.S. Registered Funds to assist in the preparation of all proxy solicitation materials required to be distributed to the shareholders of such closed-end U.S. Registered Fund with respect to the actions recommended for shareholder approval by such Registered Fund Board. Each of the Contributor and Contributor Parent shall use its commercially reasonable efforts to cause the applicable Third Party Primary Advisor for closed-end U.S. Registered Funds to cause each such closed-end U.S. Registered Fund (1) promptly clear all SEC comments to the proxy solicitation materials, (2) to mail such proxy solicitation materials to the shareholders of such closed-end U.S. Registered Fund as promptly as practicable after review by the SEC and (3) as soon as practicable following the mailing of such proxy solicitation materials, submit, or cause to be submitted, to the shareholders of such closed-end U.S. Registered Fund, for a vote at such shareholders meeting, the proposal described in the first sentence of this clause (ii). In connection with the preparation of such proxy solicitation materials, the Company shall prepare (or cause to be prepared) materially accurate descriptions of the Company and the anticipated structure of the Transferred Business following the Closing. Each of the Contributor and Contributor Parent shall use commercially reasonable efforts to cause the applicable Third Party Primary Advisor for closed-end U.S. Registered Funds to (i) provide the Company with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and (ii) provide the Company an opportunity to provide reasonable comments on such proxy materials, which Contributor (in coordination with the applicable closed-end U.S. Registered Fund and under the general direction of the applicable Registered Fund Board) will use commercially reasonable efforts to include therein.
(iii)As soon as reasonably practicable following the date of this Agreement, each of the Contributor and Contributor Parent shall use its commercially reasonable efforts to cause the applicable Third Party Primary Advisor for U.S. Registered Funds to cause each U.S. Registered Fund of Contributor then engaged in a public offering of its shares to (A) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the Transactions contemplated hereby to the extent required by Applicable Law, and (B) make any other filing necessary under any Applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that U.S. Registered Fund.
-lxi-

4865-6016-4634 v.20

(iv)Contributor agrees that the information in the proxy materials to be furnished to the shareholders of any closed-end U.S. Registered Fund (other than information that is or will be provided by or on behalf of the Company or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that in the case of a closed-end U.S. Registered Fund that is not sponsored by Contributor or its Subsidiaries, the foregoing agreement of Contributor shall apply only to information provided by it or its Subsidiaries in writing specifically for inclusion in such proxy materials. The Company agrees that the information provided by it (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any closed-end U.S. Registered Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)Non-Registered Fund Approvals. With respect to each Non-Registered Fund of Contributor, each of the Contributor and Contributor Parent shall, as soon as reasonably practicable following the date hereof, if and to the extent required by Applicable Law, such Non-Registered Fund’s Advisory Agreement or the applicable Fund Documents, use its commercially reasonable efforts to (i) obtain the consent of each Non-Registered Fund to the assignment or deemed assignment resulting from the Transactions of such Advisory Agreement, (ii) solicit (if reasonably necessary to obtain such Non-Registered Fund’s consent under the Non-Registered Fund’s Fund Documents or Advisory Agreement or Applicable Law) the requisite consent or approval of the limited partners, members, shareholders, trustees or other investors of such Non-Registered Fund and (iii) if any such Non-Registered Fund has a board of directors, advisory committee or other governing body, solicit the consent of a majority of the members of which are not employed by any member of Contributor (or such greater number of members as may be required under the Non-Registered Fund’s Fund Documents, Advisory Agreement or Applicable Law). The Parties agree that, if the consent or approval of any such Non-Registered Fund is required for the assignment or deemed assignment of such Non-Registered Fund’s Advisory Agreement resulting from the Transactions, then such consent and approval shall be deemed given for all purposes hereunder if (1) where the consent of limited partners, members, shareholders, trustees or other investors of such Non-Registered Fund is required under the Non-Registered Fund’s Advisory Agreement, its Fund Documents or Applicable Law, either (A) such consent representing the required percentage for limited partners, members, shareholders, trustees or other investors to provide consents under the applicable Fund Documents, Advisory Agreements and Applicable Law for such Non-Registered Fund has been obtained (and has not been withdrawn or superseded) to the assignment or deemed assignment of the applicable Advisory Agreement or (B) if consent other than written consent is not prohibited by Applicable Law, the applicable Fund Documents and Advisory Agreement, if no such written consent is obtained, (I) if written notice (“Negative Consent Notice”) has been sent to the limited partners, members, shareholders, trustees or other investors of such Non-Registered Fund (which Negative Consent Notice may be included in the notice required by this Section 5.3(b)) describing the Transactions, informing them of the intention to consummate the Transactions, which will result in an assignment or deemed assignment of such Non-Registered Fund’s Advisory Agreement (or other consequences triggering a consent requirement under Applicable Law, Fund Documents or Advisory Agreement) requesting such consent and explaining that each limited partner, member, shareholder, trustee or other investor that does not object to the assignment of the applicable Advisory Agreement within forty-five (45) days following delivery of such Negative Consent Notice will be deemed to have consented to such assignment, and (II) the requisite percentage of the limited partners, members, shareholders, trustees or other investors of such Non-Registered Fund necessary to approve the assignment or deemed assignment of the applicable Advisory Agreement have consented in writing or have been deemed in accordance with the immediately
-lxii-

4865-6016-4634 v.20

preceding clause (I) to have so consented (and such consents have not been withdrawn or superseded); (2) in all cases where any such Non-Registered Fund has a board of directors, advisory committee or other governing body, if the majority of the members of which are not employed by any member of Contributor (or such greater number of members as may be required under the Non-Registered Fund’s Fund Documents, Advisory Agreement or Applicable Law) have consented (and such consent has not been withdrawn); and (3) in each case, the Company or its relevant Affiliate has obtained the requisite consents so as to permit the applicable Company Advisor to provide its investment advisory services to such Non-Registered Fund following the Closing Date on substantially the same economic terms in effect on the date hereof; provided, however, that the consent of such Non-Registered Fund shall not be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Non-Registered Fund (x) shall have affirmatively notified Contributor in writing that it does not so consent or (y) shall have terminated its Advisory Agreement or provided notice of such termination.
(e)Non-U.S. Public Funds.
(v)With respect to each Sponsored Non-U.S. Public Fund of Contributor, each of the Contributor and Contributor Parent shall, as soon as reasonably practicable following the date hereof, if required by Applicable Law or such Advisory Agreement, use its commercially reasonable efforts to obtain (or cooperate with the applicable third party in obtaining, in the case of a fund having a third party as the sponsor or primary investment adviser or manager) any approvals required for the assignment or novation to a Company Advisor of the Advisory Agreement in connection with the Transactions, or entry into a new Advisory Agreement with the Company, on its current terms. The Parties agree that a Sponsored Non-U.S. Public Fund shall be deemed to have consented for all purposes under this Agreement to the Transactions and the continued management of such Sponsored Non-U.S. Public Fund by the Company following the Closing if continued management of such Sponsored Non-U.S. Public Fund by a Company Advisor following the Closing has been approved in accordance with the immediately preceding sentence.
(vi)With respect to each Non-U.S. Public Fund of Contributor, each of the Contributor and Contributor Parent shall, as soon as reasonably practicable following the date hereof, if required by Applicable Law or such Advisory Agreement, use its commercially reasonable efforts to cooperate with the Person that acts as the investment adviser, investment manager, sponsor or in a similar capacity to obtain any approvals required for the assignment or novation to a Company Advisor of the Advisory Agreement in connection with the Transactions, or entry into a new Advisory Agreement with the Company, on its current terms. The Parties agree that a Non-U.S. Public Fund shall be deemed to have consented for all purposes under this Agreement to the Transactions and the continued management of such Non-U.S. Public Fund by the Company following the Closing if continued management of such Non-U.S. Public Fund by a Company Advisor following the Closing has been approved in accordance with the immediately preceding sentence.
(f)Other Client Approvals. Each of the Contributor and Contributor Parent shall, as soon as reasonably practicable following the date hereof, if required by Applicable Law or such Covered Client’s Advisory Agreement, send notices complying with Applicable Law and such Covered Client’s Advisory Agreement (each a “Client Notice”), to each Covered Client (other than the U.S. Registered Funds of Contributor, which are governed by Section 5.3(a), the Non-Registered Funds of Contributor, which are governed by Section 5.3(b), or the Sponsored Non-U.S. Public Funds of Contributor, which are governed by Section 5.3(c)) (i) informing such Covered Client of the Transactions and (ii) if required, requesting such Covered Client’s written
-lxiii-

4865-6016-4634 v.20

consent or approval of the assignment or deemed assignment of its applicable Advisory Agreement. The Parties agree that, if the consent or approval of any such Covered Client is required for the assignment or deemed assignment of such Covered Client’s Advisory Agreement resulting from the Transactions, then such consent and approval shall be deemed given for all purposes hereunder (A) upon receipt of such Covered Client’s written consent or approval requested in the Client Notice, as of immediately prior to the Closing Date or (B) if consent other than written consent is not prohibited by Applicable Law or the Covered Client’s Advisory Agreement, (I) forty-five (45) days shall have elapsed since the date Contributor shall have sent to such Covered Client a Negative Consent Notice requesting such Covered Client’s written consent or approval as aforesaid and informing such Covered Client: (1) of the intention to consummate the Transactions, which will result in an assignment or deemed assignment of such Covered Client’s Advisory Agreement; (2) of Contributor’s intention to assign such Covered Client’s Advisory Agreement to a Company Advisor (or enter into a AP/EU Sub-Advisory Agreement with a Company Advisor), pursuant to which the Company Advisor shall provide the advisory services contemplated pursuant to the existing Advisory Agreement with such Covered Client after the Closing if such Covered Client does not terminate such agreement prior to the Closing; and (3) that the requested consent and approval of such Covered Client will be deemed to have been granted for all purposes with respect to the Transactions if such Covered Client continues to accept such advisory services for a period of at least forty-five (45) days after the date of the Negative Consent Notice without termination and (II) such Covered Client shall not have affirmatively notified the Contributor in writing that it does not so consent, or have terminated, or provided notice of termination of, its respective Advisory Agreement prior to the Closing.
(g)Cooperation; Third Party Advised Funds. The Parties shall provide all reasonable cooperation in connection with obtaining the approvals and consents sought pursuant to this Section 5.3 and shall promptly correct such information if and to the extent that such information becomes false or misleading in any material respect. Without limiting the foregoing, each of Contributor and the Company agrees to provide promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation, materials or government filings contemplated by this Section 5.3, including to any Third Party Primary Advisors. Each of Contributor and the Company agrees that such information supplied by it or on its behalf shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. From and after the date hereof and until the end of the True-Up Period, Contributor and the Company shall communicate on a regular basis to stay apprised of such efforts to satisfy the requirements required to obtain the requisite Covered Client consent under this Section 5.3, and, upon reasonable request, Contributor shall make available to the Company copies of all executed client consents and other documents evidencing satisfaction of the foregoing.
(h)Post-Closing Efforts. In the event that the requirements for obtaining the consent of any Covered Client hereunder are not satisfied on or prior to the Closing Date then, following the Closing Date, the Company and each of the Contributor and Contributor Parent shall use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to satisfy such consent requirements as soon as practicable and in any event within one (1) year after the Closing Date, and, to cause such Covered Client not to withdraw funds or terminate the applicable Advisory Agreement prior to the end of the True-Up Period.
(i)Expenses. The Company and Contributor Parent shall each bear and pay fifty percent (50%) of all of the costs, fees and expenses incurred in connection with each Covered Client consent or approval sought pursuant to this Section 5.3, excluding fees and expenses of their third party solicitation agents and expenses related to the preparation of any documents, instruments or materials related to seeking or obtaining such consents or approvals and excluding
-lxiv-

4865-6016-4634 v.20

fees and expenses of attorneys, accountants and other representatives, which will be borne by the party incurring such fees and expenses; provided, that to the extent that the aggregate costs, fees and expenses borne and paid by the Company and Contributor Parent pursuant to this Section 5.3(g) exceed $3,000,000, the Contributor Parent shall bear and pay one hundred percent (100%) of such excess costs, fees and expenses.
Section 1.33Access to Information; Confidentiality; Books and Records.
(f)During the Interim Period, upon reasonable advance notice, Contributor Parent and Contributor shall, and shall cause their Subsidiaries to, provide to the Company and its authorized representatives during normal business hours (and subject to compliance with appropriate health and safety measures in response to the COVID-19 pandemic and any applicable Laws, including any “stay at home,” “shelter in place,” or similar Law or orders, made in response to the COVID-19 pandemic and any future resurgence, evolution or mutation of COVID-19), reasonable access to all books and records of Contributor pertaining to the Transferred Business and make available the Business Employees (in a manner so as to not interfere with the normal business operations of the Transferred Business). Except as otherwise expressly permitted pursuant to this Agreement, during the Interim Period, the Company shall not contact any of Contributor’s or its Subsidiaries’ employees, vendors, Covered Clients or Contract counterparties, in each case, without receiving prior written authorization from Contributor (which may be by e-mail) and, if such authorization is given, subject to the scope of such authorization; provided, that, the foregoing shall not apply with respect to contacts in the Ordinary Course of Business unrelated to this Agreement or the Transactions.
(g)Notwithstanding anything to the contrary in Section 5.4(a), Contributor may withhold any document (or any portion thereof) or information (i) that is subject to the terms of a non-disclosure or confidentiality agreement with a third Person (provided, that, in such a case, Contributor shall use commercially reasonable efforts to obtain a consent or waiver from such third Person to permit disclosure to the Company), (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Contributor’s counsel, may constitute a waiver of any such privilege, (iii) if the provision of access to such document (or applicable portion thereof) or information, as determined by Contributor’s counsel, could reasonably be expected to conflict with Applicable Laws, or (iv) pertaining to Taxes of Contributor or its Affiliates (other than documents and information relating to the Transferred Assets); provided, that Contributor Parent and Contributor shall use commercially reasonable efforts to allow for such access and disclosure in a manner that does not result in the events set out in the preceding clauses (ii), (iii) and (iv).
(h)All information provided to the Company pursuant to this Section 5.4 shall be held by the Company as confidential and as Confidential Information (as defined in the Confidentiality Agreement) under the terms of the Confidentiality Agreement and shall be subject to the Confidentiality Agreement in all respects, the terms of which are incorporated herein by reference. Effective upon, and only upon, the occurrence of the Closing, the Confidentiality Agreement shall terminate with respect to information and other Confidential Information (as defined in the Confidentiality Agreement) to the extent relating to the Transferred Business.
(i)The Company acknowledges and agrees that Contributor and its Affiliates shall have the right to retain copies of all books, data, files, information, materials and records in any form or media of the Transferred Business and/or the Transferred Assets relating to periods ending on or prior to the Closing Date (i) as may be required by any Governmental Authority, including pursuant to any Applicable Law or regulatory request or for purposes of preparing or filing any Tax Return or participating in an audit or other proceeding with respect to Taxes or
-lxv-

4865-6016-4634 v.20

(ii) as may be necessary to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case, subject to compliance with all applicable Privacy Laws.
(j)After the Closing, the Company shall, until at least the seventh (7th) anniversary of the Closing Date, (i) retain all books, records and other documents pertaining to the Transferred Business in existence on the Closing Date and make the same available for inspection and copying by Contributor and its Affiliates and their respective representatives (in each case, at Contributor’s expense) as the Contributor may from time to time reasonably request and upon reasonable advance notice and (ii) cause the employees, counsel and financial advisors of the Company and its Affiliates to reasonably cooperate with Contributor and its Affiliates and their respective representatives in connection with the Contributor and its Affiliates’ ongoing financial reporting, accounting or other purpose related to their ownership or operation of the Transferred Business (including the provision of relevant parts of the books and records of the Transferred Business), during normal business hours, upon reasonable request and upon reasonable advance notice; provided that the Company shall not be required to provide access to information (x) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, may constitute a waiver of any such privilege or (y) if the provision of access to such document (or applicable portion thereof) or information, as determined by the Company’s counsel, could reasonably be expected to conflict with Applicable Laws; provided, further, that the Company shall use commercially reasonable efforts to allow for such access and disclosure in a manner that does not result in the events set out in the preceding clauses (x) and (y). In the event that disclosing information would violate any obligation of the Company or any of its Affiliates with respect to confidentiality, the parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, the Company shall make such information available if Contributor delivers confidentiality, and if reasonably required, indemnity undertaking reasonably satisfactory to the Company. Notwithstanding anything to the contrary herein, the auditors and independent accountants of Company or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.
(k)After the Closing, Contributor and Contributor Parent shall, and shall cause each of its applicable Affiliates to, until at least the seventh (7th) anniversary of the Closing Date, (i) retain all books, records and other documents or systems pertaining to the Transferred Business in existence on the Closing Date and make the same available for inspection and copying by Company Parent, the Company, their respective Affiliates and their respective representatives (in each case, at the Company’s expense) as the Company may from time to time reasonably request and upon reasonable advance notice and (ii) cause the employees, counsel and financial advisors of Contributor Parent, Contributor and their respective Affiliates to reasonably cooperate with Company Parent, the Company, their respective Affiliates and their respective representatives in connection with the Company Parent, the Company and their respective Affiliates’ ongoing financial reporting, accounting or other purpose related to Contributor Parent and Contributor’s ownership or operation of the Transferred Business (including the provision of relevant parts of the books and records of the Transferred Business), during normal business hours, upon reasonable request and upon reasonable advance notice; provided, that neither Contributor Parent nor Contributor shall be required to provide access to information (x) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Contributor’s counsel, may constitute a waiver of any such privilege, or (y) if the provision of access to such document (or applicable portion thereof) or information, as determined by such Contributor’s counsel, could reasonably be expected to conflict with Applicable Laws; provided,
-lxvi-

4865-6016-4634 v.20

further, that Contributor Parent and Contributor shall use commercially reasonable efforts to allow for such access and disclosure in a manner that does not result in the events set out in the preceding clauses (x) and (y). In the event that disclosing information would violate any obligation of the Contributor or any of its Affiliates with respect to confidentiality, the parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, the Contributor shall make such information available if Company delivers confidentiality, and if reasonably required, indemnity undertaking reasonably satisfactory to the Contributor. Notwithstanding anything to the contrary herein, the auditors and independent accountants of Contributor or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.
(l)The Company shall promptly advise Contributor, and Contributor shall promptly advise the Company, of any change or event (i) that has had or is reasonably likely to have a Company Material Adverse Effect or Contributor Material Adverse Effect, respectively, or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not (in and of itself) be deemed to result in the failure of any condition set forth in Section 6.2 or 6.3 to be satisfied, or give rise to any indemnification rights under Article VIII or Article IX in respect thereof. The Company shall promptly advise Contributor upon receipt of inquiries or other communications from any Covered Client or Governmental Authority related to investigations in connection with the Structured Products Resolution and provide Contributor with a copy of such inquiry or communication unless otherwise prohibited by Applicable Law.
Section 1.34Public Announcements.
(a)None of the Company, Company Parent, Contributor Parent or Contributor shall make, nor permit any of their respective Affiliates or representatives to make, any public announcement or issue any public communication in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Contributor Parent, Contributor or any of their respective Affiliates or representatives, or of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Company Parent, the Company or any of its Affiliates, except, in each case, if such announcement or communication is required (i) to obtain consents and approvals, and to provide such notices and make such filings, necessary to consummate the Transactions, (ii) by Law, rule or regulation applicable to the Company, Company Parent, Contributor, Contributor Parent or any of their respective Affiliates (and only to the extent so required) or (iii) in the case of Contributor, pursuant to internal announcements to employees; provided, that, in the case of an announcement or communication described in clauses (i), (ii) or (iii), the Parties shall use commercially reasonable efforts to discuss and coordinate such announcement or communication with the other Parties, as applicable, prior to such announcement or issuance.
(b)Prior to making any public communications to the media, or responding to inquiries from members of the media, in each case regarding the Structured Products Matter, the Company and Company Parent will, to the extent consistent with Applicable Law and Company Parent’s or the Company’s communications with Governmental Authorities, obtain the consent of Contributor Parent (not to be unreasonably withheld, conditioned or delayed); provided, that no such consent shall be required in the case of information or statements that are substantially consistent with those previously provided to the public. The Parties will consult in good faith in
-lxvii-

4865-6016-4634 v.20

connection with other public communications regarding the Structured Products Matter. The foregoing will in no event restrict the Company or Company Parent from communicating with Governmental Authorities or from making any communications the Company deems necessary or appropriate to comply with Applicable Law or the terms of any communications between Company Parent or the Company with any Governmental Authorities.
Section 1.35Regulatory Matters; Third Party Consents.
(m)During the Interim Period (or, in the case of AP/EU Portfolios where the necessary approvals have not been obtained at Closing, after the Interim Period until such approvals have been obtained), subject to the terms and conditions herein provided, each of Company Parent, the Company, Contributor Parent and Contributor shall use its commercially reasonable efforts, and shall cause their Subsidiaries, to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including the satisfaction of the conditions precedent set forth in Article VI), including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority or third party to consummate the Transactions and to comply with the terms and conditions of all such consents, registrations, approvals, permits and authorizations; provided that pursuing consents or approvals with respect to Advisory Agreements shall be governed by Section 5.3. Without limiting the generality of the foregoing, Company Parent, the Company and, if applicable, Contributor Parent, Contributor and the Company, shall within ten (10) Business Days after the date hereof file an appropriate notification and report form under the HSR Act (requesting early termination of the waiting period with respect to the Transactions, if available) and, shall, within fifteen (15) Business Days after the date hereof, make all other filings pursuant to any other Applicable Law.
(n)None of Company Parent, the Company or its Subsidiaries may withdraw any filings without the prior written consent of Contributor, and none of Company Parent, the Company or its Subsidiaries shall extend any waiting period or comparable period under the HSR Act or other Applicable Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of Contributor. None of Contributor Parent, Contributor or their respective Subsidiaries may withdraw any filings needed to consummate the Transactions without the prior written consent of the Company, and none of Contributor Parent, Contributor or their respective Subsidiaries shall extend any waiting period or comparable period under Applicable Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the Company. In the event any filings made in connection herewith are rejected for any reason whatsoever by the relevant Governmental Authority, each Party shall cure the reason for such rejection and resubmit any filings as soon as is reasonably practicable. Company Parent, the Company, Contributor Parent and Contributor shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Applicable Law. The Parties shall provide all information and reasonable cooperation in connection with obtaining the necessary approvals and consents and shall promptly correct such information if and to the extent that such information becomes false or misleading in any material respect. Notwithstanding anything herein to the contrary, but without limiting Contributor Parent and the Contributor’s obligations pursuant to this Section 5.6, Contributor Parent and Contributor shall control, and shall consult in good faith with and consider the views of the Company Parent and the Company concerning the strategy for obtaining all consents, registrations, approvals, permits and authorizations of any Governmental Authority pursuant to this Section 5.6, the overall development of the positions to be taken and the regulatory actions to be requested in any filing
-lxviii-

4865-6016-4634 v.20

or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before, or any negotiations with, a Governmental Authority with respect thereto.
(o)In addition to the foregoing, each of Company Parent, the Company, Contributor Parent, and Contributor, shall use reasonable best efforts to take, and cause its Subsidiaries to use reasonable best efforts to take, any and all actions necessary to (A) make any filings or obtain any consents, clearances or approvals required under or in connection with any Applicable Law, and to enable all waiting periods under any Applicable Law to expire, (B) avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority, and (C) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, Order or judgment that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case, to allow the Parties to consummate the Transactions as expeditiously as possible prior to the Termination Date; provided, however, that nothing in this Agreement shall require Company Parent or the Company or any of their respective Affiliates to (and neither Contributor nor Contributor Parent shall, without the prior written consent of Company Parent): (i) propose, offer, negotiate, commit to or effect, by consent decree, a hold separate Order or otherwise, the sale, divestiture, license or other disposition of any or all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Transferred Business or the Company or its Affiliates, or (ii) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of the Company, any of its Affiliates or the Transferred Business with respect to, or its or their ability to retain, one or more of the assets, properties, rights, products, leases, businesses, services or other operations of the Transferred Business or the Company or its Affiliates or any interest or interests therein. Nothing in this Agreement shall require Company Parent, Company or any of their Affiliates or permit the Contributor or Contributor Parent (without the prior consent of Company Parent) to litigate with any Governmental Authority in connection with the Transactions contemplated by this Agreement or any of the Ancillary Agreements. For the avoidance of doubt, the foregoing is not intended to excuse a failure to fulfill reasonable information requests from Governmental Authorities in connection with obtaining licenses or approvals in order to enter into the AP/EU Sub-Management Agreements. as contemplated in this Agreement.
(p)Each of Company Parent, the Company, Contributor Parent and Contributor shall (i) promptly notify the other Parties of any written communication made to or received by Company Parent, the Company, Contributor Parent or Contributor, as the case may be, from any Governmental Authority regarding this Agreement or any of the Transactions, and, if permitted by Applicable Law and reasonably practicable, permit the other Parties hereto to review in advance any proposed communication to any such Governmental Authority and consider in good faith such other Parties’ (and any of their outside counsel’s) reasonable comments to such proposed communication, (ii)  not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other Parties in advance and, to the extent permitted by such Governmental Authority, gives such other Parties the opportunity to attend, and (iii) to the extent permitted by Applicable Law, furnish the other Parties with copies of all correspondence, filings and written communications between it and its Affiliates and representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions (provided, however, that such materials (or any other information or materials provided to or received by any party under this Section 5.6) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine and provided, further, that no Party shall have any obligation to provide to any other Party the HSR Act filing or Item 4(c) and Item 4(d) documents
-lxix-

4865-6016-4634 v.20

in connection with the HSR Act filing, and that the Parties may, as each deems advisable, reasonably designate any material or information provided to or received by any Party under this Section 5.6 as “outside counsel only material”).
(q)During the Interim Period, the Company shall not, and shall cause its Subsidiaries to not, directly or indirectly, enter or agree to enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person, if such transaction would reasonably be expected to cause the failure of Closing to occur by the Termination Date, except as set forth on Schedule 5.6(e) of the Company Disclosure Schedules.
(r)Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Contributor, the Company or any of their respective Affiliates to make, or to cause to be made, any payment to any third Person in order to obtain the consent or approval of such third Person under any Contract.
(s)All filing fees incurred in connection with the HSR Act or paid to any Governmental Authority in connection with the Transactions shall be borne fifty percent (50%) by the Company, and fifty percent (50%) by Contributor.
Section 1.36AP/EU Portfolios; Core Distribution.
(j)With respect to each AP/EU Portfolio, if as of the Business Day immediately prior to the Closing Date, all applicable approvals or consents required for such AP/EU Portfolio to become subject to an AP/EU Sub-Management Agreement have been obtained and the entry into the AP/EU Sub-Management Agreement is otherwise consistent with applicable Law and the applicable Advisory Agreement, then the Parties shall cause an AP/EU Sub-Management Agreement to be entered into at the Closing with respect to such AP/EU Portfolio. With respect to each AP/EU Portfolio that does not so become subject to an AP/EU Sub-Management Agreement at the Closing, then the Parties shall cause an AP/EU Sub-Advisory Agreement to be entered into at the Closing with respect to such AP/EU Portfolio (each, a “Sub-Advised AP/EU Portfolio”), subject to receipt of the consents and approvals set forth on Section 3.19(b) and (c) of the Contributor Disclosure Schedule.
(k)Following the Closing and for a period of at least twelve (12) months thereafter, the Parties shall take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable (i) to obtain the consents and approvals necessary for each Sub-Advised AP/EU Portfolio to become subject to an AP/EU Sub-Management Agreement and (ii) upon receipt of all such necessary consents and approvals with respect to a Sub-Advised AP/EU Portfolio, cause the prompt termination of the AP/EU Sub-Advisory Agreement with respect to such Sub-Advised AP/EU Portfolio and prompt entry into an AP/EU Sub-Management Agreement with respect to such AP/EU Portfolio.
(l)During the term of the Core Distribution Agreement, to the extent that a new fund or vehicle is launched for the purpose of offering the Transferred Strategies within the Territories (as defined in the Core Distribution Agreement), the Parties shall cause an AP/EU Sub-Management Agreement to be entered into with respect to such fund or vehicle, to the extent consistent with applicable Law and the applicable Advisory Agreement, and if an AP/EU Sub-Management Agreement is not so entered into, the Parties shall cause an AP/EU Sub-Advisory Agreement to be entered into with respect to such fund or vehicle. Any such fund or vehicle shall otherwise be treated as an AP/EU Portfolio for purposes of this Section 5.7.
Section 1.37Non-Solicitation of Alternative Transactions.
-lxx-

4865-6016-4634 v.20

(t)Unless and until this Agreement will have been terminated in accordance with its terms, Contributor Parent and Contributor shall not, and shall cause their respective Affiliates not to, and shall direct their and their Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or knowingly encourage the submission of any proposal to acquire or purchase any capital stock of, or for the merger, consolidation, combination, sale of all or substantially all assets, reorganization or similar transaction involving the Transferred Business or the Business Employees (an “Acquisition Proposal”), (ii) (A) enter into or participate in any discussions or negotiations with, (B) furnish any non-public information relating to the Transferred Business (other than as to the existence of these provisions) to, or (C) otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, in each case of this clause (ii), any Person other than the Company and its Affiliates in connection with making an Acquisition Proposal, (iii) enter into any agreement with any party other than the Company and its Affiliates with respect to such an Acquisition Proposal, or (iv) authorize any of the foregoing actions.
(u)Contributor Parent and Contributor shall, and shall cause their respective Affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than the Company and its Affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 5.8(a). Contributor Parent and Contributor shall not, and shall cause their respective Affiliates not to, release any third party from any confidentiality or use restrictions to the extent relating to non-public information concerning the Transferred Business to which Contributor or any of its Affiliates is a party and relating to any Acquisition Proposal and promptly request (any in any event, within five (5) Business Days after the date hereof) the return or destruction of all information provided to any other Person relating to an Acquisition Proposal.
(v)Effective as of the Closing, Contributor Parent (or, if applicable, Contributor) hereby assigns to the Company its rights under each applicable Pre-Closing Confidentiality Agreement to the extent permissible under such Contract solely with respect to the confidential information of Contributor and the Transferred Business and with respect to any non-solicitation obligations thereunder applicable to Business Employees; provided, that, to the extent a Subsidiary of Contributor Parent or Contributor is a party to any applicable Pre-Closing Confidentiality Agreement, Contributor Parent (or, if applicable, Contributor) shall cause such Party to assign such rights to the Company effective as of the Closing.
Section 1.38Section 15(f) of the Investment Company Act.
(c)The Company acknowledges that Contributor is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. The Company shall use commercially reasonable efforts not to take, and shall use commercially reasonable efforts to cause its Affiliates not to take, any action that would have the effect of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions, and shall use commercially reasonable efforts not to fail to take, and, after the Closing, shall use commercially reasonable efforts to cause its Affiliates not to fail to take, any action if the failure to take such action would have the effect of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions. In that regard, the Company shall conduct its business and shall cause each of its Affiliates to, use commercially reasonable efforts to conduct its business so as to assure that:
(i)for a consecutive period of not less than three (3) years immediately after the Closing, at least seventy-five percent (75%) of the members of the boards of directors or trustees of each Sponsored U.S. Registered Fund of the Company are not
-lxxi-

4865-6016-4634 v.20

(A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Sponsored U.S. Registered Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Sponsored U.S. Registered Fund immediately prior to the Closing; and
(ii)there shall not be imposed on any U.S. Registered Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the Transactions, or any express or implied terms, conditions or understandings applicable thereto including, for the avoidance of doubt, any costs associated with obtaining consents as described in Section 5.3.
(w)For a consecutive period of three (3) years immediately after the Closing, the Company shall not engage, and shall cause its Controlled Affiliates not to engage, in any transaction or series of related transactions that would constitute an “assignment” (as defined in the Investment Company Act) to any third party of any Investment Company Advisory Agreement between (i) either (A) the Company or any of its Controlled Affiliates and (ii) any investment company registered under the Investment Company Act for which Contributor serves as an investment adviser or sub-adviser as of the Closing without first obtaining a covenant, for the benefit of Contributor, in all material respects the same as that contained in this Section 5.9; provided, however, that if the Company or any of its Affiliates obtains an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit the Company and its Affiliates to act in a manner consistent with such SEC exemptive order.
Section 1.39Employees and Employee Benefits.
(m)The Company, in its sole discretion, may select individuals not currently listed on Schedule C who are employed by Contributor or its Affiliates and who provide the services described in the definition of “Business Employee”, which individuals the Company shall identify to Contributor (i) no later than five (5) Business Days prior to Closing or (ii) pursuant to the Transition Services Agreement and which such additional individuals shall be deemed to be Business Employees for purposes of this Section 5.10 regardless of whether such individuals are included on Schedule C. The Company or one of its Affiliates shall extend offers of employment to each Business Employee, subject to and effective upon the consummation of the Closing except as provided in the Transition Services Agreement (each such offer, a “Transfer Offer”), pursuant to which the Company shall provide, or shall cause an Affiliate of the Company to provide to such individual compensation and benefits in accordance with the requirements of this Section 5.10(a). In the case of Transfer Offers extended to Business Employees identified on Schedule C as of the date hereof, such offers shall be extended as soon as practicable after the date hereof and, in any event prior to the Closing Date. The Company or one of its Affiliates shall provide, for as long as each Transferred Employee remains employed by the Company or one of its Affiliates during the period from the Closing Date (or, if later, the date on which the employment of the applicable Transferred Employee transfers to the Company or one of its Affiliates (the “Employee Transfer Date”)) to the first anniversary of the Closing Date: (i) a base salary (or hourly base wage rate) that is at least equal to the base salary (or hourly base wage rate) provided to such Transferred Employee immediately prior to the Employee Transfer Date, (ii) where applicable, incentive opportunities that are the same as those set forth in the retention letter entered into between the Company (or an Affiliate of the Company) and the applicable Transferred Employee prior to or concurrent with the date hereof, or, in the case of a Business Employee not a party to a retention letter, incentive opportunities that are mutually agreed between the Parties and (iii) employee health, welfare and retirement benefits that are reasonably similar in the aggregate to the employee health, welfare and retirement benefits provided to such Transferred Employee immediately prior to the Employee Transfer Date. With respect to any
-lxxii-

4865-6016-4634 v.20

Business Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including maternity or paternity leave, leave under the Family Medical Leave Act of 1993, approved personal leave or short term-disability or medical leave) but whose employment otherwise would transfer as of the Closing Date, the Transfer Offer made pursuant to this Section 5.10(a) shall be contingent on such individual’s return to active status within six (6) months following the Closing Date or such longer period as required by Applicable Law.
(n)During the period beginning on the Employee Transfer Date through the first anniversary of the Employee Transfer Date, in the event of a termination of any Transferred Employee’s employment by the Company other than for cause, the Company shall provide the severance pay and benefits such Transferred Employee would be entitled to as set forth on Section 3.15(g) of the Contributor Disclosure Schedule.
(o)The Company shall, or shall cause an applicable Affiliate of the Company to, give each Transferred Employee full credit for all purposes under any Company Benefit Plan and under any other employee benefit plan, policy or arrangement, in either case maintained or made available for the benefit of Transferred Employees as of and after the Employee Transfer Date by the Company or an applicable Affiliate of the Company, for such Transferred Employee’s service prior to the Employee Transfer Date with Contributor and its applicable Affiliates and their respective predecessors. In no event shall credit under this Section 5.10(c) be given to the extent that it would result in a duplication of benefits for the same period of service or for purposes of benefit accruals with respect to any defined benefit pension, non-tax qualified deferred compensation benefits, post-employment health and welfare benefit plans or programs or early retirement subsidies.
(p)Notwithstanding anything in this Agreement to the contrary, the Company shall indemnify and hold harmless Contributor and its Affiliates for any severance payments in the amounts calculated in accordance with Section 3.15(g) of the Contributor Disclosure Schedule arising from, related to or based upon the termination of any Business Employee identified on Schedule C as of the date hereof who is terminated by the Contributor or its respective Affiliates on or after the Closing Date in the event such Business Employee is not offered employment with the Company in accordance with the provisions of Section 5.10(a); provided that such obligation to indemnify and hold harmless will not apply if the reasons that the offer of employment are not in accordance with the provisions of Section 5.10(a) were (i) mutually agreed by the Parties in writing prior to the delivery of the offer or (ii) due to a situation that would constitute “cause” to terminate employment of such Business Employee as reasonably determined by the Company in good faith. The Company shall, in accordance with this Section 5.10(d), reimburse Contributor for such Liabilities within thirty (30) Business Days after receipt of a written reimbursement request from Contributor. Except as expressly provided in this Section 5.10(d), Contributor and its Affiliates shall remain solely responsible for any and all Liabilities arising under the Contributor Benefit Plans, and the Company and its Affiliates shall not assume or otherwise acquire any of the Contributor Benefit Plans.
(q)The Company shall, or shall cause an applicable Affiliate of the Company to, use commercially reasonable efforts to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any Company Benefit Plan that is a health and welfare plan to the extent such Transferred Employees were covered under a similar Contributor Benefit Plan and (ii) cause each such Transferred Employee to receive credit for all deductible payments, co-payments and co-insurance paid by such employee under any Contributor Benefit Plan that is a medical plan prior to the Employee Transfer Date during the year in which the Employee Transfer Date occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such
-lxxiii-

4865-6016-4634 v.20

employee has reached the out-of-pocket maximum under any Company Benefit Plan for such year.
(r)Contributor 401(k) Plan. Effective as of the Employee Transfer Date, the Transferred Employees shall no longer actively participate in any tax-qualified defined contribution plan sponsored by Contributor or any of its Affiliates (the “Contributor 401(k) Plan”). Prior to the Effective Time and thereafter (as applicable), Contributor and the Company shall take any and all actions as may be required, including amendments to the Contributor 401(k) Plan and/or the tax-qualified defined contribution plan of the Company or an applicable Affiliate of the Company (such plan, the “Company Savings Plan”) to permit each Transferred Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Transferred Employee from the Contributor 401(k) Plan to the Company Savings Plan. Each Transferred Employee shall become a participant in the Company Saving Plan on the Employee Transfer Date (giving effect to the service crediting provisions of Section 5.10(c)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.
(s)[Intentionally Omitted].
(t)Benefit Plan Participation; M&A Qualified Beneficiaries. Effective as of the Employee Transfer Date, except as provided in this Agreement, the Transferred Employees shall no longer actively participate in any Contributor Benefit Plan and Contributor and its Affiliates shall retain all liabilities with respect to claims incurred by each Transferred Employee prior to the Employee Transfer Date under any Contributor Benefit Plans. For purposes of this Section 5.10(h), the following claims shall be deemed to be incurred as follows: (a) with respect to short-term disability, long-term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (b) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies. From and after the Employee Transfer Date, the Company shall or shall cause an applicable Affiliate of the Company to be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or state law equivalents) with respect to each Transferred Employee (and qualifying dependents thereof) who is an “M&A qualified beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) in connection with the Transactions.
(u)[Intentionally Omitted].
(v)Contributor Nonqualified Deferred Compensation Plans and Defined Benefit Plans. As of the Employee Transfer Date, the Transferred Employees shall continue as participants in any Contributor Benefit Plan that is a voluntary non-qualified deferred compensation plan (each, a “Contributor Nonqualified DC Plan”), in which Transferred Employees participate as of immediately prior to the Employee Transfer Date, and Contributor or an applicable Affiliate of Contributor shall retain all liabilities and obligations under such Contributor Nonqualified DC Plans relating to Transferred Employees.
(w)Vacation and Paid Time Off. The Company shall, or shall cause an Affiliate of the Company to, recognize and honor on an unpaid basis, any vacation or paid time off that is accrued but unused by each Transferred Employee immediately prior to the Employee Transfer Date. Contributor or its Affiliates shall pay each Transferred Employee for all vacation or paid time off that is accrued but unused by such Transferred Employee immediately prior to the Employee Transfer Date in accordance with the policies of Contributor or its Affiliates as applicable.
-lxxiv-

4865-6016-4634 v.20

(x)Communications. Prior to the Closing Date, neither Contributor or the Company shall without the advance approval of the other make any broad-based written (or prepared oral) communications pertaining to the transfer of Business Employees or other service providers of Contributor or its Affiliates or compensation or benefits matters that are affected by the Transactions.
(y)SLA Employees. Contributor or its Affiliates will continue to employ the individuals identified on Section 5.10(m) of the Contributor Disclosure Schedule following the Closing. Prior to Closing, the Parties shall cooperate to enter into a Service Level Agreement pursuant to which such individuals will perform services for the Company and its Affiliates and the Company and its Affiliates will reimburse, indemnify and hold harmless Contributor and its Affiliates for the services performed by such individuals so that the Parties are in such position as they would have been if the employment of such individuals had transferred to the Company and its Affiliates at Closing. For the avoidance of doubt, nothing herein limits the right of Contributor or its Affiliates to terminate the employment of such individuals at any time in accordance with Applicable Law.
(z)Severance. Within thirty (30) days following the end of March 2023, the Company shall provide Contributor a schedule outlining all components of severance pay (including the prorated variable compensation payable to such Business Employee for the year of termination as a result of such redundancy as stated in the Business Employee’s retention letter with the Company or its Affiliates if applicable) payable by the Company or its Affiliates to any Business Employee identified on Schedule C as of the date hereof as a result of a decision by the Company or its Affiliates to make such Business Employees redundant; provided, that (A) the decision to make each such Business Employee redundant was communicated by the Company or its Affiliate to the Business Employee before April 1, 2023 and the Business Employee’s last day of employment is scheduled to occur before January 1, 2024 and (B) such redundancy was required in order to reduce the budgeted direct compensation and benefits expense line items for 2023 by the amount set forth on Schedule E.
(aa)Variable Compensation. Within thirty (30) days following the award of the variable compensation by the Company or its Affiliates for each of 2022 and 2023, the Company shall provide Contributor a schedule identifying the Transferred Employees who earned variable compensation for such period and whose employment transferred to the Company and its Affiliates in such period, and the applicable Employment Transfer Date. Within thirty (30) days following the delivery of such schedule, Contributor shall pay the Company a pro rata portion of the Target VC Amount for each such Transferred Employee, where the prorated portion equals the number of calendar days from January 1 of the applicable year to (but not including) the applicable employment transfer date divided by the number of calendar days in the year.
(ab)Deferred Awards. With respect to each Transferred Employee who holds awards under the Allianz Deferred Into Funds Plan (“DIF Plan”) or the Allianz Long Term Cash Bonus Plan (LTIPA) (“LTIPA” and, together with the DIF Plan, the “Deferral Plans”), the Company will replace such Transferred Employee’s awards under the Deferral Plans with awards with the same value as of the date on which the Transferred Employee’s employment transfers to the Company or its Affiliate (as set forth in more detail in an agreement between Contributor and the Transferred Employee, to be entered into in connection with the offer letters contemplated in Section 5.10(a)) and the same vesting schedule as under the Deferral Plans, subject to compliance with Applicable Law. As soon as reasonably practicable after the date on which the Transferred Employee’s employment so transfers (subject to administrative processing requirements as applicable), Contributor shall pay to the Company an amount equal to (A) the value of the assets held in the DIF Plan investment account as reflected in the closing value of the DIF Plan administrator account as of the date of such employment transfer as determined by Contributor plus (B) for each Transferred Employee whose employment transfers to the
-lxxv-

4865-6016-4634 v.20

Company on the Closing Date, the unvested projected value per the LTIPA administrator account, and for each Transferred Employee whose employment transfers to the Company after the Closing Date, the notional value of each such Transferred Employee’s LTIPA award, in each case measured prior to the transfer of such employment to the Company or its Affiliate.
(ac)No Third-Party Beneficiaries. Without limiting the generality of Section 10.8, nothing contained in this Section 5.10, express or implied, is intended to confer upon any Person not a party hereto (including any Business Employee or other individual offered employment by the Company or its Affiliates in accordance with this Section 5.10, or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.
Section 1.40Trademarks.
(x)The Company agrees, on behalf of itself and its Affiliates, that, after the Closing Date, none of them shall have any right, title and interest in, or (except as set forth in this Section 5.11) any right to use, any Trademark that is then owned by Contributor or any of its Affiliates that contains or consists of the word “ALLIANZ” or “GRASSROOTS” or the Allianz Eagle symbol, and any that are confusingly similar to any of the foregoing (such Trademarks, the “Contributor Marks”) except, with respect to the GRASSROOTS Trademark, the Company may use and display the GRASSROOTS Trademark pursuant to the GRASSROOTS Trademark License.
(y)Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Contributor hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, non-sublicensable, non-transferable license to use only those Contributor Marks that are used in the Transferred Business as of the Closing Date, for a period of three (3) months thereafter (the “Branding Transition Period”), solely for the Company to continue to service existing customers of the Transferred Business as of the Closing Date in the United States and solely in substantially the same manner as such Contributor Marks were used in the Transferred Business as of the Closing Date. The Company shall not (i) use the Contributor Marks in any advertising or marketing activities except as part of the Performance Record, (ii) use the Contributor Marks in connection with any new customers after the Closing Date, (iii) create or otherwise develop any new materials (signage, printed materials, electronic materials or otherwise) bearing any Contributor Marks after the Closing Date, or (iv) alter the appearance of any Contributor Marks as they are used in the Transferred Business as of the Closing Date or as described in the Transition Services Agreement. The Company shall ensure that all uses of Contributor Marks are only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which such Contributor Marks were used immediately prior to the Closing.
(z)Except as permitted during the Branding Transition Period by Section 5.11(b), the Company shall, and shall cause its Affiliates to, (i) refrain from using or displaying any Contributor Mark, alone or in combination with other words, symbols or elements, (ii) remove any public facing reproductions of or references to the Contributor Marks that are printed or affixed to the Transferred Assets, including printed materials, advertising materials, websites, domain names, and social media channels, and (iii) refrain from registering any Contributor Marks, alone or in combination with other words, symbols or elements, with any Governmental Authority. All goodwill associated with the Company’s use of any Contributor Marks will inure to the benefit of Contributor. Nothing in this Agreement shall prevent or restrict the Company or
-lxxvi-

4865-6016-4634 v.20

its Affiliates from (A) describing the historical relationship between the Transferred Business and the Contributor or otherwise using the Contributor Marks in a descriptive, factually accurate manner, or (B) making any use of the Contributor Marks that would constitute “fair use” or otherwise not be prohibited under Applicable Law if such use were made by a third party, in each case, provided, that the Company shall obtain Contributor Parent’s written consent, not to be unreasonably withheld or delayed, prior to making use of the Contributor Marks that constitutes trademark use which would be infringing upon such Contributor Marks under applicable trademark law if such use were made by a third party, but solely if such use by the Company is in connection with any statement regarding the Structured Products Matter or the Structured Products Resolution or the subject matter of the foregoing.
(aa)Within three (3) months after the Closing Date, the Company, with the reasonable cooperation of Contributor, shall change the name of any Covered Client (and any applicable general partners, special limited partners or similar compensation-related vehicles relating to such Covered Clients) that includes any Contributor Marks to a name that does not include any Contributor Marks.
Section 1.41Intellectual Property License.
(o)Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Contributor hereby grants, on behalf of itself and its Affiliates, to the Company and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, non-sublicensable, non-transferable (except as set forth in Section 5.12(e)) license, under any Intellectual Property (other than Trademarks) that is owned by Contributor or its Affiliates as of the Closing Date and is or has been used in connection with the Transferred Business, to use such Intellectual Property in the conduct of the Transferred Business and natural evolutions thereof.
(p)Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Company hereby grants, on behalf of itself and its Affiliates, to the Contributor and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, non-sublicensable, non-transferable (except as set forth in Section 5.12(e)) license, under any Transferred Intellectual Property (other than Trademarks) that is or has been used in connection with the Excluded Assets, to use such Intellectual Property in the conduct of the businesses of Contributor and its Affiliates (other than the Transferred Business) and natural evolutions thereof.
(q)With respect to any Trade Secrets included within the Intellectual Property that is licensed pursuant to Section 5.12(a) or Section 5.12(b), each Party, as licensee, shall, and shall cause its Affiliates to, treat such Trade Secrets as confidential and use commercially reasonable efforts to prevent the disclosure and unauthorized use thereof by third parties.
(r)Except for the licenses set forth in Section 5.11(b) and Section 5.12(a), this Agreement does not provide the Company or any of its Affiliates with any right to use or otherwise exploit any Intellectual Property owned by Contributor or any of its Affiliates after the Closing Date (and, for the avoidance of doubt, not constituting Transferred Intellectual Property). Except for the license set forth in Section 5.12(b), this Agreement does not provide Contributor or any of its Affiliates with any right to use or otherwise exploit any Transferred Intellectual Property.
(s)The Company may, without Contributor’s consent, assign the license granted pursuant to Section 5.12(a) to any Person that acquires all or substantially all of the Transferred Business from the Company; provided, that the Company enters into a written agreement with the such Person pursuant to which such Person agrees to be bound by this Section 5.12 as if such Person was in place of the Company. Contributor may, without the Company’s consent, assign the license granted pursuant to Section 5.12(b) to any Person that acquires all or substantially all
-lxxvii-

4865-6016-4634 v.20

of the businesses of Contributor and its Affiliates to which such license relates; provided, that Contributor enters into a written agreement with the such Person pursuant to which such Person agrees to be bound by this Section 5.12 as if such Person was in place of Contributor.
Section 1.42Other Intellectual Property Matters.
(ab)At Closing, Contributor shall, and shall cause its Affiliates to, transfer to the Company pursuant to an assignment agreement in a form reasonably acceptable to the Company and Contributor, free and clear of all Encumbrances other than Permitted Encumbrances, all of its and their right, title and interest in and to the Transferred Intellectual Property (such agreement, the “Intellectual Property Assignment Agreement”), together with (i) the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith, (ii) the right to all past and future income, royalties, damages, and payments due with respect to the foregoing, including rights to damages and payments for past, present, or future infringements, misappropriations, or other violations thereof and (iii) the right to claim priority based on the filing date of any Transferred Intellectual Property.
(ac)As soon as reasonably practicable after the Closing, the Contributor shall deliver to the Company correct and complete copies of original registration certificates, and trademark prosecution files and dockets for each item of Transferred Registered Intellectual Property, to the extent reasonably in the possession of Contributor or its Affiliates, or their respective representatives.
(ad)As soon as reasonably practicable after the Closing, Contributor shall deliver (or cause to be delivered) to the Company all Embodiments of the Transferred Intellectual Property that are in the possession or control of Contributor or any Affiliate of Contributor, in the form, format and manner available to Contributor or such Affiliate, provided that any inadvertent failure by Contributor or its Affiliates to do so will not constitute a breach of this Agreement if remedied as soon as reasonably practicable upon Contributor or any of its Affiliates becoming aware of such failure (including following notification thereof by Company or its Affiliates).
(ae)As of and following the Closing, none of Contributor or any of its Affiliates shall (i) use, disclose (to the extent a Trade Secret), or otherwise exploit the Transferred Intellectual Property, or (ii) interfere with the Company’s efforts to apply for, register, defend or enforce registrations for, and rights in, the Transferred Intellectual Property worldwide. Following the Closing, upon receiving the Company’s prior written request, Contributor shall, and shall cause its Affiliates to, destroy any Embodiments of the Transferred Intellectual Property (including any software source code or object code) in their possession or control.
(af)As of the Closing, except for licenses granted under this Agreement, all licenses and other grants of rights under any Transferred Intellectual Property in favor of Contributor and its Affiliates will be terminated and Contributor shall, and shall cause its applicable Affiliates to, cause such licenses or grants to be terminated.
Section 1.43Separation, Migration and Transition.
(ad)Promptly and in any event no later than seven (7) days after the date of this Agreement, each of Contributor, on the one hand, and the Company, on the other hand, shall appoint an equal number of representatives and designate a lead executive (collectively, the “Transition Committee”) who will be responsible for designating individuals with appropriate
-lxxviii-

4865-6016-4634 v.20

functional knowledge and responsibilities to (and each of Contributor and Company shall cause such individuals to):
(i)develop a decision-making process and dispute resolution mechanism for the Transition Committee acceptable to the parties;
(ii)identify roles and functions that will be provided via the Transition Services Agreement;
(iii)cooperate in good faith to negotiate, develop and implement, subject to Applicable Law, a written “Day 1 Operating Model” within ten (10) days following the date hereof;
(iv)cooperate in good faith to negotiate, develop, mutually agree on and implement, subject to Applicable Law, a written separation and migration plan (which shall be consistent with the “Day 1 Operating Model” to the extent commercially reasonable) within thirty (30) days following the date hereof (the “Initial Separation and Migration Plan”), which shall be revised by mutual agreement after Closing such that within thirty (30) days following the Closing, Contributor and Company shall have developed a full separation and migration plan (the “Full Separation and Migration Plan”, and together with the “Initial Separation and Migration Plan”, the “Separation and Migration Plans”), which shall, in each case, set forth procedures for (A) the orderly separation of the Transferred Business from the other businesses of Contributor and its Affiliates and (B) migration and transition of the Transferred Business following the Closing or the end of the Transition Services Agreement, as applicable, in order to (y) integrate the Transferred Business into the business and operations of Company and/or (z) fully transition to the performance of services by a third-party servicer contracted by the Company;
(v)pursue any third party consents or authorizations necessary to provide the services set forth in the Transition Services Agreement;
(vi)agree to a set of service and pricing schedules to be attached to the Transition Services Agreement at Closing;
(vii)address any additional Company-requested services prior to Closing in connection with separation or migration, for which Contributor will consider such request and the provision of such services in good faith, and will provide to Company the terms and cost under which such services would be provided by Contributor, and the Parties shall discuss and mutually agree on the amount of such cost to be reimbursed;
(viii)address any loss-mitigating measures including, but not limited to, technical scanning and applicable insurance to identify and address transition and interim operating risk during the applicable Transition Services Agreement;
(ix)after the Closing, review the schedules to the Transition Services Agreement at regular intervals including at the end of the first year and at the beginning of any extension period (if applicable) and amend the schedules, as appropriate, in accordance with the terms of the Transition Services Agreement; and
(x)perform the Transition Committee’s obligations under the Transition Services Agreement in accordance with the terms thereof.
-lxxix-

4865-6016-4634 v.20

(ag)Each of Contributor and Company may appoint a replacement of any of its own respective Transition Committee representatives upon written notice to the other party. The Transition Committee shall meet (or communicate via other technology) as frequently as reasonably required to develop the Separation and Migration Plans (in any event no less frequently than monthly) and upon reasonable request by any Transition Committee member.
(ah)The Parties shall bear the costs and expenses associated with actions contemplated by the Separation and Migration Plans in accordance with the following principles:
(xi)prior to and after Closing, each Party shall bear all of its own internal Separation Costs and Integration Costs;
(xii)prior to and after Closing, Contributor shall be responsible for all out-of-pocket Separation Costs;
(xiii)prior to and after Closing, Company shall be responsible for all out-of-pocket Integration Costs; and
(xiv)following the Closing, Company shall bear, and shall reimburse Contributor and its Affiliates for, all Additional Separation Costs.
Section 1.1Restructuring Efforts and SEC Matters. If, prior to, on or following the Closing Date, the Parties are informed by the staff of the SEC that the staff would recommend that the SEC determine that consummation of the Transactions would result or has resulted in Contributor Parent or any of its Subsidiaries having “control” of the Company for purposes of Section 2(a)(9) of the Investment Company Act (any such informing by the staff, a “Control Determination”) such that the Company would be disqualified under Section 9 of the Investment Company Act from the activities enumerated therein, then the Parties shall promptly take all necessary or appropriate actions to adjust the terms of the Allianz Member’s investment in the Company (including by converting an additional portion or all of the Class A Units owned by Allianz Member into non-voting equity and, if such conversion does not cure the Control Determination, as mutually determined in good faith by the Parties based on consultation with outside counsel, reducing or removing any governance rights or other rights of the Allianz Member under the A&R Newco Operating Agreement or otherwise adjusting the terms of this Agreement or any other Ancillary Agreement), to the extent necessary to avoid a Control Determination and in a manner designed to preserve to the greatest extent possible the terms set forth in this Agreement and the forms of Ancillary Agreements; provided, however, that the foregoing shall not require Contributor to accept any adjustments that would reduce Allianz Member’s equity stake or reduce the Core Distribution Percentage if the “control” issue would reasonably be expected to be cured through a reduction of the Allianz Member’s voting percentage/governance or other rights, as mutually determined by the parties in good faith based on advice of counsel.
Section 1.2Wrong Pockets. In the event that at any time, or from time to time, following the Closing, Contributor Parent, Contributor or any of their respective Affiliates, shall receive or otherwise possess (a) any asset (other than Intellectual Property) primarily used or primarily held for use in, or otherwise primarily related to or primarily arising, in the Transferred Business as of the date hereof, or (b) any Intellectual Property or data that primarily relates to, or is used or held for use in connection with, or necessary for operation of, the Transferred Business, and such asset or Intellectual Property has not been made available to the Company pursuant to the Separation and Migration Plans at the time of such receipt or possession, then such Person, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to (i) promptly notify Newco of such asset or Intellectual Property to be transferred to Newco or its designated Affiliate, and (ii) to promptly transfer, or cause to be
-lxxx-

4865-6016-4634 v.20

transferred (including, upon the prior written consent of Newco, pursuant to the Transition Services Agreement or the Separation and Migration Plans), such asset or Intellectual Property to Newco or its designated Affiliate and the Company or such designated Affiliate shall accept such asset or Intellectual Property (for no additional consideration); provided that such Intellectual Property will be subject to the license granted pursuant to Section 5.12(b). Prior to any such transfer in accordance with this Section 5.16, such Person shall hold such asset or Intellectual Property in trust for the use and benefit of Newco. This Section 5.16 shall, for the avoidance of doubt, not supersede the express terms agreed between the Parties in, and shall be subject to, the Transition Services Agreement and the Separation and Migration Plans.
Section 1.3Tangible Class A Shareholders’ Equity.
(a)The Company will target an amount of $15,000,000 of Tangible Class A Shareholders’ Equity at the Closing, which amount is intended to be sufficient for the combined business, including the Transferred Strategies, to be operated in the Ordinary Course of Business and to cover the Company’s regulatory capital requirements and its net working capital requirements, without any use of retained earnings or any recourse to financial liabilities other than short-term financial liabilities with maturity below sixty (60) days (including intercompany liquidity arrangements with payment terms less than sixty (60) days).
(b)Following the Closing, the Parties shall comply with the provisions set forth in Section 5.17(b) of the Company Disclosure Schedule with respect to Tangible Class A Shareholders’ Equity.
Article VI
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION
Section 1.44Mutual Conditions. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or written waiver by each Party) of each of the following conditions:
(ae)Regulatory Approvals. (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and (ii) the other approvals and consents, as applicable, set forth in Exhibit G shall have been received and in full force and effect.
(af)No Injunction, etc. (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition, in each case, preventing the consummation of the Transactions shall be in effect, and (ii) the SEC has not made a Control Determination and neither party has been informed by the staff of the SEC that the staff would recommend that the SEC make a Control Determination; provided that if any such Control Determination or staff recommendation has been rescinded prior to the Closing or the issues underlying such Control Determination or staff recommendation have been resolved, as mutually determined by the Parties in good faith based on advice of counsel, then this Section 6.1(b)(ii) shall be disregarded for purposes of determining whether the conditions to Closing are satisfied.
Section 1.45Conditions to the Obligations of the Company and Company Parent. The obligation of the Company and Company Parent to consummate the Transactions shall be subject
-lxxxi-

4865-6016-4634 v.20

to the satisfaction of each of the following conditions, any of which may be waived in writing by the Company and Company Parent:
(a)Representations and Warranties.
(i)The Fundamental Representations of Contributor Parent and Contributor contained in Article III of this Agreement (without giving effect to any limitations as to “materiality” or “Contributor Material Adverse Effect” set forth therein) shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date) in all but de minimis respects;
(ii)The representation and warranty of Contributor Parent and Contributor set forth in Section 3.7(a) shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing; and
(iii)The other representations and warranties of Contributor Parent and Contributor contained in Article III of this Agreement (without giving effect to any limitations as to “materiality” or “Contributor Material Adverse Effect” set forth therein) shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.
(a)Covenants and Agreements. Contributor Parent and Contributor shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.
(b)No Contributor Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Contributor Material Adverse Effect.
(c)Officer’s Certificate. The Contributor and Contributor Parent shall have delivered to Company Parent or the Company a certificate, dated as of the Closing Date, signed by a duly authorized officer of Contributor, certifying as to the satisfaction of the conditions contained in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
Section 1.46Conditions to the Obligations of Contributor and Contributor Parent. The obligations of Contributor and Contributor Parent to consummate the Transactions shall be subject to satisfaction of each of the following conditions, any of which may be waived in writing by Contributor and Contributor Parent:
(b)Representations and Warranties.
(i)The Fundamental Representations of Company Parent and the Company contained in Article IV of this Agreement (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such
-lxxxii-

4865-6016-4634 v.20

Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date) in all but de minimis respects.
(ii)The other representations and warranties of Company Parent and the Company contained in Article IV of this Agreement (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) shall have been true and correct as of the date hereof and shall be true and correct at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(ag)Covenants and Agreements. Company Parent and the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Company Parent and the Company at or prior to the Closing.
(ah)Officer’s Certificate. Company Parent and the Company shall have delivered to Contributor or Contributor Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions contained in Section 6.3(a) and Section 6.3(b).
Article VII
TERMINATION
Section 1.1Termination.
(a)This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(i)by the mutual written agreement of the Company and Contributor;
(ii)by either the Company or the Contributor, if (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any injunction, decree or other Order of any Governmental Authority having competent jurisdiction permanently enjoining the Company, Company Parent, Contributor or Contributor Parent from consummating the Closing is entered and such injunction, decree or Order shall have become final and nonappealable; provided that (A) Contributor shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if its or Contributor Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if its or Company Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order;
(iii)by the Contributor, if there shall be a breach by the Company or Company Parent of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section
-lxxxiii-

4865-6016-4634 v.20

6.3(a) or Section 6.3(b), and such breach is either (A) not capable of being cured prior to the Termination Date or (B) is capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by the Company or Company Parent of a written notice of such breach from Contributor and (2) five (5) Business Days prior to the Termination Date; provided, that Contributor shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if Contributor or Contributor Parent is then in breach of any of its respective representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b);
(iv)by the Company, if there shall be a breach by Contributor or Contributor Parent of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b), and such breach is either (A) not capable of being cured prior to the Termination Date or (B) is capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by Contributor or Contributor Parent of a written notice of such breach from the Company and (2) five (5) Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Company or Company Parent is then in breach of any of its respective representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b); or
(v)by Contributor, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred by 5:00 P.M. (New York City time) on July 26, 2022, (the “Termination Date”), which may be extended upon written notice of either party, if prior to such date the SEC extends the temporary waiver from disqualification granted to the Contributor, in each case, to the date that such temporary waiver is extended to; provided, that (A) Contributor shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its or Contributor Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of or resulted in the failure of the Closing to occur on or before such date and (B) the Company shall not have the right to terminate this agreement pursuant to this Section 7.1(a)(v) if its or Company Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date.
(b)The termination of this Agreement shall be effectuated by the delivery by the Party seeking to terminate this Agreement to the other Party of a written notice of such termination and the basis under this Agreement for such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.
Section 1.2Survival. If this Agreement is terminated in accordance with Section 7.1 hereof and the Transactions are not consummated, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any Party hereto; provided that the provisions of Section 5.4(c), Section 5.5, this Section 7.2, Article X, and the Confidentiality Agreement shall survive any termination hereof and shall remain in full force and effect (in the case of the Confidentiality Agreement, pursuant to its terms). Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party of liability for any Fraud or any Willful Breach of this Agreement occurring prior to such termination.
-lxxxiv-

4865-6016-4634 v.20

Article VIII
TAX MATTERS
Section 1.8Tax Indemnification.
(a)From and after the Closing, Contributor or Contributor Parent shall pay or cause to be paid, and shall indemnify Newco and each of its Affiliates (collectively, the “Company Tax Indemnified Parties”) and hold the Company Tax Indemnified Parties harmless from and against, without duplication, (i) any Taxes imposed on or in respect of the Transferred Assets for any Pre-Closing Tax Period (including with respect to any Deferred CARES Act Taxes with respect to the Transferred Assets), (ii) any Transfer Taxes for which Contributor is responsible pursuant to Section 8.4, (iii) any Taxes imposed on Newco or its Affiliates as a result of the Company being deemed to be a transferee or successor to the Contributor or its Affiliates and (iv) any reasonable costs, attorneys’ fees and expenses attributable to any of the foregoing items; provided that Contributor shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Company Tax Indemnified Parties from and against any Tax to the extent such Tax (A) arises as a result of the violation of Section 8.2(b) or (B) was incurred by reason of a transaction outside of the Ordinary Course of Business occurring on the Closing Date after the Closing.
(b)From and after the Closing, Company Parent shall pay or cause to be paid, and shall indemnify Contributor and each of its Affiliates after the Closing Date (collectively, the “Contributor Tax Indemnified Parties”) and hold the Contributor Tax Indemnified Parties harmless from and against, without duplication, (i) any Taxes imposed on or in respect of the Company or its Subsidiaries for any Pre-Closing Tax Period (including with respect to any Deferred CARES Act Taxes with respect to the Company or its Subsidiaries), (ii) any Taxes of any Person for which Newco, the Company or any of its Subsidiaries is liable solely because the Company or any such Subsidiary (A) was prior to Closing a member of an affiliated, consolidated, combined, unitary or similar Tax group, (B) was prior to Closing a party to any Tax Sharing Agreement or (C) is otherwise liable for the Taxes of any other Person by reason of any transaction or event occurring prior to Closing, (iii) any Transfer Taxes for which Company Parent is responsible pursuant to Section 8.4, and (iii) any reasonable costs, attorneys’ fees and expenses attributable to any of the foregoing items; provided that the Company Parent shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Contributor Tax Indemnified Parties from and against any Tax to the extent such Tax (A) arises as a result of the violation of Section 8.2(b) or (B) was incurred by reason of a transaction outside of the Ordinary Course of Business occurring on the Closing Date after the Closing.
Section 1.3Tax Returns.
(c)Newco shall prepare and timely file (or cause to be prepared and timely filed), at Newco’s sole cost and expense, all Tax Returns of Newco and any of its Subsidiaries that are required to be filed with respect to a Pre-Closing Tax Period, and Company Parent shall pay or cause to be paid all Taxes shown as due on any such Tax Returns. The Contributor shall prepare and timely file (or cause to be prepared and timely filed), at the Contributor’s sole cost and expense, all Tax Returns with respect to the Transferred Assets that are required to be filed with respect to a Pre-Closing Tax Period, and Contributor shall pay or cause to be paid all Taxes shown as due on any such Tax Returns.
(d)Except for any Tax Return subject to Section 8.2(a), Newco shall prepare and timely file (or cause to be prepared and timely filed) all other Tax Returns required to be filed by or with respect to Newco and any of its Subsidiaries. In the case of any Tax Return of Newco for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”) and
-lxxxv-

4865-6016-4634 v.20

which may result in material Tax liability of the Contributor, (i) Newco shall deliver (or cause to be delivered) such Tax Returns to Contributor for its review and comment at least thirty (30) days prior to the due date therefor (taking into account any extensions), (ii) Newco shall consider in good faith any reasonable comments received from Contributor not later than fifteen (15) days prior to the due date therefor (taking into account any extensions) and (iii) to the extent such Tax Returns treat the Contribution of the Transferred Assets in a manner inconsistent with Section 8.7, Newco shall not file such Tax Returns without the prior written consent of Contributor with respect to the treatment on such Tax Returns of the Contribution of the Transferred Assets, such consent not to be unreasonably withheld, conditioned or delayed.
Section 1.1Amendment of Tax Returns; Similar Items. Without the prior consent of the other Party, no Party shall, nor permit its Affiliates to, voluntarily approach any Taxing Authority on or after the Closing Date with respect to any Pre-Closing Tax Period if such action could reasonably be expected to materially affect the Tax liability of the other Party.
Section 1.4Transfer Taxes. All real property, transfer, documentary, sales, use, stamp, registration, recording, value added and similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne fifty percent (50%) by Company Parent, on the one hand, and fifty percent (50%) by Contributor, on the other hand. The Party required by Applicable Law to file any Tax Returns and other documentation with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return and shall pay or cause to be paid such Transfer Taxes, and the other Party shall promptly reimburse the first Party for its share of such Transfer Taxes upon written demand therefor. Newco and Contributor agree to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate in connection with such filing.
Section 1.5Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, all Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period.
Section 1.6Cooperation. Company Parent, Newco, the Company and Contributor shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Article VIII and the conduct of any matter related to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of reasonably relevant records and information, making employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any reasonably requested power of attorney. Notwithstanding anything to the contrary in this Agreement, from and after the date hereof, Contributor shall (with respect to the Transferred Assets), and Company Parent shall cause the Company to, and, after the Closing, Newco shall, retain all books and records with respect to Tax matters relating to all taxable periods beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.
Section 1.7Tax Treatment. The parties hereto agree (i) to treat the contribution of the Transferred Assets as a tax-free contribution to a partnership (i.e., Newco) governed by Section 721 of the Code, and (ii) not to take any contrary position on any Tax Return or in any Tax
-lxxxvi-

4865-6016-4634 v.20

proceeding except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Following the Closing, the parties agree to treat the Company as an entity disregarded as separate from Newco for all applicable Tax purposes.
Section 1.8Gross Asset Value Determination. The fair market value of each of the Transferred Assets for Tax purposes as of the time of the Contribution shall be determined in accordance with the procedures set forth in this Section 8.8, and such fair market values as so determined shall be treated as the initial Gross Asset Value of each of the Transferred Assets for purposes of the A&R Newco Operating Agreement. Newco shall prepare a draft statement of such fair market values to be provided to the Allianz Member within ninety (90) days following the Closing Date (such statement, the “Gross Asset Value Statement”). If within forty-five (45) days of receipt of such draft Gross Asset Value Statement, the Allianz Member notifies Newco of any disagreement with respect thereto, the Allianz Member and Newco shall negotiate in good faith to resolve such dispute. If the Allianz Member does not so notify Newco of a disagreement, the Gross Asset Value Statement shall be final and binding on all parties. If the Allianz Member and Newco cannot resolve any dispute within thirty (30) days, the dispute shall be referred for resolution to an internationally recognized accounting or valuation firm mutually acceptable to the Allianz Member and Newco, whose determination of the fair market value of each of the Transferred Assets as of the time of the Contribution shall be final and binding on all parties.
Section 1.9Coordination; Survival. Notwithstanding anything to the contrary in this Agreement, claims for indemnification with respect to Taxes shall be governed exclusively by this Article VIII, and the indemnification provisions of this Article VIII represent the sole and exclusive remedy of a Party for any such claims (subject to the limitations expressly applied to this Article VIII as are set forth in Article IX). The representations and warranties set forth in Section 3.13(k) and Section 3.16 and the covenants, including the indemnification provisions, set forth in this Article VIII shall survive until sixty (60) days after the expiration of the relevant Tax statutes of limitations.
Article IX
INDEMNIFICATION
Section 1.9Survival. Except as otherwise set forth in Section 8.9, all representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 6.2(d) or Section 6.3(c), and all covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or prior to the Closing, shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided that the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations and claims for Fraud and claims in respect of Excluded Liabilities or Assumed Liabilities, respectively, shall survive indefinitely. Subject to Section 8.9, all other covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms and until fully performed, but not to exceed the applicable statute of limitations, in the event of a breach of any such covenant. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences until the final resolution of such claim, if, prior to such time, a Claim Notice with respect to such inaccuracy or breach shall have been given pursuant to Section 9.5 to the Party against whom such indemnity is sought and such claim is pursued hereunder within a reasonable time period thereafter.
-lxxxvii-

4865-6016-4634 v.20

Section 1.10Indemnification of Company Indemnitees.
(a)From and after the Closing, and subject to this Article IX, Contributor Parent shall indemnify and hold harmless Company Parent and each of its Subsidiaries (including, from and after the Closing, Newco) and Affiliates and each of their respective officers, directors, employees and agents (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) from and against, and pay or reimburse the Company Indemnitees for, any and all Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty made by Contributor or Contributor Parent in this Agreement or any in any certificate furnished by such party in connection with this Agreement, read for purposes of this Article IX (including for purposes of determining breach and calculating the amount of Losses) without reference to Contributor Material Adverse Effect, materiality, or similar qualifications;
(ii)any breach by Contributor, Contributor Parent or, prior to the Closing, Newco of any of its covenants or agreements contained herein; and
(iii)the Excluded Liabilities.
(b)Notwithstanding anything to the contrary contained in this Section 9.2, the Company Indemnitees shall not be entitled to indemnification, or to otherwise make a claim for indemnity, under Section 9.2(a)(i) (i) unless and until the aggregate amount of Losses that would otherwise be payable exceeds, on a cumulative basis, an amount equal to $7,500,000 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible; (ii) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed $150,000 (the “De Minimis Amount”) (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Deductible in the preceding clause); or (iii) for Losses, taken in the aggregate, in excess of $75,000,000 (the “Indemnity Cap”); provided, however, that the Indemnification Deductible, the De Minimis Amount and the Indemnity Cap shall not apply with respect to any claim by a Company Indemnitee for indemnification for (i) any breach of the Fundamental Representations of Contributor and (ii) any case of Willful Breach or Fraud; provided, further, that no claim by a Company Indemnitee for indemnification for any breach of the Specified Representation may be brought until after taking into account the completion of the adjustment procedures contemplated in Section 2.8 and Annex A, and that the Indemnification Deductible and the Indemnity Cap shall not apply with respect to any claim by a Company Indemnitee for indemnification for any breach of the Specified Representation. Notwithstanding any provision of this Agreement to the contrary, (i) in no event shall any of the limitations on indemnification set forth in this Section 9.2(b) apply to any indemnification obligation pursuant to Section 9.2(a)(iii) (and, for the avoidance of doubt, such indemnification obligations in Section 9.2(a)(iii) for Losses will accrue from the first dollar and be unlimited in amount) and (ii) in no event shall the Contributor Parent be liable in respect of any indemnification obligation pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) for Losses in excess of $750,000,000.
Section 1.4Indemnification by the Company.
(c)From and after the Closing, and subject to this Article IX, Newco shall indemnify and hold harmless Contributor, Contributor Parent and each of its respective Subsidiaries and Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Contributor Indemnitees”) from and against, and pay or reimburse any of the Contributor Indemnitees for, any and all Losses to the extent resulting from or arising out of (i) any breach of any representation or warranty made by the Company or Company Parent in this Agreement or
-lxxxviii-

4865-6016-4634 v.20

any in any certificate furnished by such party in connection with this Agreement, read for purposes of this Article IX (including for purposes of determining breach and calculating the amount of Losses) without reference to the Company Material Adverse Effect, materiality, or similar qualifications, or (ii) any breach by the Company or Company Parent of any of its covenants or agreements contained herein which are to be performed at or prior to the Closing or (iii) any Assumed Liability.
(d)Notwithstanding anything to the contrary contained in this Section 9.3, Contributor Indemnitees shall not be entitled to indemnification, or to otherwise make a claim for indemnity, under Section 9.3(a)(i), (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds, on a cumulative basis, an amount equal to the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible; (ii) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed the De Minimis Amount (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Deductible in the preceding clause (b)(i)); or (iii) for Losses, taken in the aggregate, in excess of the Indemnity Cap; provided, however, that the Indemnification Deductible, the De Minimis Amount, and the Indemnity Cap shall not apply with respect to any claim by a Contributor Indemnitee for indemnification for any breach of any Fundamental Representation of the Company and any case of Willful Breach or Fraud. Notwithstanding any provision of this Agreement to the contrary, (i) in no event shall any of the limitations on indemnification set forth in this Section 9.3(b) apply to any indemnification obligation pursuant to Section 9.3(a)(iii) (and, for the avoidance of doubt, such indemnification obligations in Section 9.3(a)(iii) for Losses will accrue from the first dollar and be unlimited in amount) and (ii) in no event shall the Company be liable in respect of any indemnification obligation pursuant to Article VIII or Section 9.3(a)(i) or Section 9.3(a)(ii) for Losses in excess of $750,000,000.
Section 1.10Indemnification Generally; Certain Limitation. Notwithstanding anything in this Agreement to the contrary, the Company and Contributor agree, for themselves and on behalf of the Company Indemnitees and Contributor Indemnitees:
(e)The amount of any and all Losses indemnifiable pursuant to Section 8.1, Section 9.2 or Section 9.3 shall be determined net of (i) any amounts actually recovered by the applicable Indemnified Party under insurance policies or other contractual indemnities of any Person which are contained outside of this Agreement and the Ancillary Agreements with respect to such Losses (net of any deductible or any out-of-pocket expenses actually incurred in securing such recovery) and (ii) any cash Tax benefit actually realized by the applicable Indemnified Party with respect to such Losses. The Indemnified Party shall be deemed to have “actually realized” such a Tax benefit, to the extent that, as determined in the reasonable discretion of the Indemnified Party exercised in good faith, the amount of Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for any such Tax benefit with respect to income or gain related to the Transferred Assets or Class A Units in the year of the Loss (or, if later, any tax year up to the taxable year of the indemnification payment). If such a Tax benefit is actually realized by an Indemnified Party with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such actually realized Tax benefit or, if it is a lesser amount, the amount of such previously indemnified Losses. If such a Tax benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax benefit to be actually realized. In any case where an Indemnified Party recovers, under insurance policies or from any contractual indemnity outside this Agreement and the Ancillary Agreements, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 8.1, Section 9.2 or Section 9.3, as
-lxxxix-

4865-6016-4634 v.20

applicable, in each case to the extent not already taken into account in determining the indemnified Losses pursuant to this Section 9.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered or realized, but not in excess, in the aggregate, of an amount equal to the aggregate amount previously so paid to, or otherwise recovered by, the Indemnified Party in respect of such matter pursuant to Section 8.1, Section 9.2 or Section 9.3, as applicable, net of any deductible or any out-of-pocket expenses actually incurred by such Indemnified Party in securing such recovery. For the avoidance of doubt, an Indemnified Party shall not be entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, for any Loss to the extent that the Company was compensated for such Loss through the Adjusted Core Distribution Percentage.
(f)Each Indemnified Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement; provided that neither the Indemnified Party nor any of its respective Affiliates or Subsidiaries shall be required to incur any out-of-pocket expenses to third parties, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party to mitigate. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under this Article IX.
(g)An indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the transaction consideration for Tax purposes, unless otherwise required by Applicable Law.
(h)No Party shall be liable for (i) special, punitive, exemplary or incidental damages, or (ii) any consequential or indirect damages or diminution in value, in each case of clauses (i) and (ii), except (x) in the case of (ii), to the extent such damages were a reasonably foreseeable consequence of the matter for which indemnification is sought, whether based on Contract, tort, strict liability, other Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault or liability or (y) in the case of (i) and (ii) are awarded against an Indemnified Party pursuant to a Third Party Claim.
(i)All indemnifiable Losses under Article VIII or this Article IX shall be determined without duplication of recovery under other provisions of this Agreement, any certificate delivered in connection with this Agreement or any Ancillary Agreement (which for the avoidance of doubt, shall include any recovery for a Loss to the extent the Indemnified Party has recovered for such Loss in accordance with the adjustments made pursuant to Section 2.7 and Section 2.8). Without limiting the generality of the immediately preceding sentence, if a set of facts, conditions, events or occurrences constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under Article VIII or this Article IX, then only one recovery of indemnifiable Losses shall be permitted in respect thereof, and in no event shall there be any indemnification or duplication of payments under different provisions of this Agreement arising out of the same facts, conditions, events or occurrences; provided that such Indemnified Party (in its sole discretion) shall be permitted to choose under which provision of Article VIII or this Article IX to bring any such indemnification claim.
Section 1.11Notification of Claims; Third Party Claims.
(j)A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties from which indemnification is sought (the “Indemnifying Party”) in writing of any such claim in respect of which indemnity may be sought under this Article IX describing in reasonable detail (to the extent then known) the material facts and circumstances with respect to the subject matter of such claim and, if
-xc-

4865-6016-4634 v.20

applicable, including copies of all material written evidence thereof and indicating the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith (a “Claim Notice”); provided, however, that the failure to promptly provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure. The Parties agree that (i) in this Article IX they intend to shorten (in the case of the limited survival periods specified in Section 9.1) the applicable statute of limitations period with respect to certain claims hereunder, (ii) Claim Notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which a Claim Notice is not timely delivered in accordance with the terms and conditions of this Section 9.5 shall be expressly barred and are hereby irrevocably and unconditionally waived; provided that if, prior to such applicable date, an Indemnified Party shall have timely notified in writing any Indemnifying Party in accordance with the requirements of this Section 9.5 of a claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding the passing of such applicable date.
(k)Upon an Indemnifying Party’s receipt of a Claim Notice from an Indemnified Party pursuant to (and in accordance with the requirements of) this Section 9.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or will reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including any such pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by written notice delivered to the Indemnified Party within thirty (30) days after the date of receipt of the Claim Notice in respect of such Third Party Claim, assume the defense and control of such Third Party Claim (including the right to negotiate a settlement or compromise of such Third Party Claim), with its own counsel (that is reasonably acceptable to the Indemnified Party) and at its own expense and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, such Indemnifying Party may not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise such Third Party Claim unless such settlement or compromise (w) includes as a term thereof a full and unconditional release by the third party asserting such Third Party Claim of all applicable Indemnified Parties, (x) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, (y) does not involve a finding or admission of any violation of Law and (z) does not require any payment or contribution by the Indemnified Parties or their Affiliates. Notwithstanding the foregoing, (i) no Indemnifying Party shall have the right to assume or control the defense of any Third Party Claim that (A) seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates, (B) seeks to impose any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder or (C) in which the third party is a Governmental Authority, and (ii) the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation by the Indemnified Party by its own counsel (provided that the
-xci-

4865-6016-4634 v.20

Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than a single local counsel in each relevant jurisdiction).
(l)If the Indemnifying Party (i) does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claim that such Indemnifying Party elects to undertake the defense and control thereof or (ii) notifies such Indemnified Party that it does not elect to undertake the defense and control thereof, then, in each case, such Indemnified Party shall have the right to contest, defend, settle or compromise such Third Party Claim (the costs of which shall be taken into account as a Loss), and shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Indemnified Party may, in any circumstance, settle or compromise (or agree to settle or compromise) a Third Party Claim for which it intends to seek indemnification hereunder absent the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(m)The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of the Company and Contributor (or a duly authorized representative of such Party) shall (and shall cause the relevant Indemnifying Party or Indemnified Party, as the case may be, to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith to ensure the adequate defense of any such Third Party Claim.
(n)In the event any Indemnifying Party receives a Claim Notice for indemnity from an Indemnified Party pursuant to this Section 9.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such Claim Notice whether the Indemnifying Party disputes all or a portion of its liability to the Indemnified Party under Section 8.1 or this Article IX.
Section 1.11Payments of Claims. The amount of Losses to which an Indemnified Party will be entitled under this Article IX will be determined: (a) by written agreement between the Indemnified Party and the Indemnifying Party; or (b) by a final judgment or decree of any court of competent jurisdiction (for which purpose, a judgment or decree of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined). Any indemnification payments pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the Company or Contributor Parent, as the case may be, to an account or accounts designated in writing by Contributor or the Company, as applicable, within three (3) Business Days after the determination thereof.
Section 1.12Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except (i) with respect to the matters covered by Article II, (ii) with respect to willful misconduct or Fraud in connection with entering into this Agreement or consummating the Transactions or (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.7, the Parties hereby agree that, from and after the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation or warranty contained in this Agreement, or for any breach of any covenant or agreement contained in this Agreement required to be performed at or prior to the Closing, shall be the applicable indemnification rights set forth in Article VIII and this Article IX; provided, however, that nothing in this Section 9.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any
-xcii-

4865-6016-4634 v.20

Person pursuant to (or shall otherwise operate to interfere with the operation of) any Ancillary Agreement.
Article X
MISCELLANEOUS
Section 1.3Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Parties, which may be entered into at any time. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or Parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 1.4Entire Agreement. This Agreement (including the Contributor Disclosure Schedule, the Company Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the Parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof.
Section 1.5Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that notwithstanding the foregoing in this Section 10.3, but except as otherwise set forth in this Agreement, Contributor shall be solely responsible for any fees, costs or expenses incurred by the Transferred Business prior to the Closing arising from or incurred in connection with this Agreement and the Transactions.
Section 1.6Interpretation.
(a)Unless the context otherwise requires, when a reference is made in this Agreement to (i) Annexes, Articles, Sections, Schedules or Exhibits, such reference shall be to an Annex of, Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses,” such reference shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof) so long as, in the case of any Contract, such amendment, supplement and modification has been made available to the Company or Contributor, as applicable; (iv) any Person, such reference shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.
(b)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
-xciii-

4865-6016-4634 v.20

(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Or” shall be deemed to be used in the inclusive sense of “and/or.”
(d)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.
(e)Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
(f)The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(g)All monetary figures shall be in U.S. dollars unless otherwise specified. Any accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 1.13Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 1.14Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):
if to Company Parent, the Company, or, following Closing, Newco, to:

Voya Financial, Inc.
-xciv-

4865-6016-4634 v.20

    [*** - personal information]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
    [*** - personal information]

if to Contributor Parent, Contributor, or, prior to the Closing, Newco, to:

Allianz SE
    [*** - personal information]

    Allianz Global Investors U.S. LLC
    [*** - personal information]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
    [*** - personal information]

Section 1.15Specific Performance.
(h)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any court specified in Section 10.10, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
(i)Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.7 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.7 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.7 prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any action pursuant to this Section 10.7 or anything set forth in this Section 10.7 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 1.12Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole. Except for Section 5.9, Section 10.12 and Article IX (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned without the prior written consent of the Company, in the case of any
-xcv-

4865-6016-4634 v.20

assignment by Contributor Parent or Contributor, or Contributor, in the case of any assignment by the Company or Company Parent; provided that (i) the Company may assign its rights (but not its obligations) hereunder to any Subsidiaries and (ii) Contributor may assign its rights (but not its obligations) hereunder to any of its Affiliates, in each case without the prior written consent of any other Party so long as such assignment does not, and would not reasonably be expected to, delay the consummation of the Closing.
Section 1.13Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 1.14Governing Law; Consent to Jurisdiction.
(j)This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.
(k)Each of the Parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, in any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, claim, demand, action, proceeding or cause of action may and shall be heard and determined in any such court and agrees not to bring any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, claim, demand, action, proceeding or cause of action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any suit, claim, demand, action, proceeding or cause of action may be made on such Party, and shall be effective service of process for any such suit, claim, demand, action, proceeding or cause of action, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.6. Nothing in this Section 10.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(l)Contributor Parent irrevocably appoints Contributor as its agent for the service of process in the State of New York in relation to any matter arising out of this Agreement, and in the event that Contributor liquidates, is wound up or otherwise ceases to be able to serve as agent for service of process in the State of New York, Contributor Parent shall promptly appoint another Affiliate of Contributor Parent to serve in such capacity.
Section 1.16Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any suit, claim, demand, action, proceeding or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agree and consent that any such suit, claim, demand, action,
-xcvi-

4865-6016-4634 v.20

proceeding or cause of action shall be decided by court trial without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.
Section 1.17Waiver of Conflicts.
(m)The Company (on behalf of itself and its Affiliates) covenants and agrees that, following the Closing, Sullivan & Cromwell LLP (“Prior Contributor Counsel”) may serve as counsel to Contributor and its Affiliates in connection with any matters arising under or related to this Agreement or the Transactions, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the Transactions, notwithstanding any representation by the Prior Contributor Counsel prior to the Closing Date of Contributor and its Affiliates. The Company (on behalf of itself and its Affiliates) hereby irrevocably (i) waives any claim it has or may have that a Prior Contributor Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Closing between the Company or any of its Affiliates, on the one hand, and Contributor or any of its Affiliates, on the other hand, Prior Contributor Counsel may represent Contributor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Company or any of its Affiliates and even though Prior Contributor Counsel may have represented Contributor in a matter substantially related to such dispute.
(n)All communications between Contributor and its respective Affiliates, on the one hand, and Prior Contributor Counsel or other internal or external legal counsel currently representing Contributor or its Affiliates, on the other hand, related to the Transactions shall be deemed to be attorney-client confidences that belong solely to Contributor and its Affiliates (the “Pre-Closing Communications”). Accordingly, the Company and its Affiliates shall not have access to any such Pre-Closing Communications or to the files of Prior Contributor Counsel relating to the Transactions from and after the Closing, and all books, records and other materials of Contributor in any medium (including electronic copies) containing or reflecting any of the Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Contributor effective as of the Closing (collectively, the “Privileged Materials”). The Privileged Materials shall be excluded from the transfer contemplated by this Agreement and shall be retained by Contributor as of Closing with no copies thereof distributed to the Company or its Affiliates or their respective representatives. From and after the Closing, the Company, its Affiliates and their respective representatives shall maintain the confidentiality of the Privileged Materials. From and after the Closing, none of the Company, its Affiliates and their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Privileged Materials. To the extent that any Privileged Materials are delivered to the Company, the Company (on behalf of itself and its Affiliates) agrees not to assert a waiver of any applicable privilege or protection, and will deliver all such Privileged Materials to Contributor promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) Contributor and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Privileged Materials, and the Company shall not be a holder thereof, (ii) to the extent that files of Prior Contributor Counsel in respect of Privileged Materials constitute property of the client, only Contributor and its Affiliates shall hold such property rights and (iii) Prior Contributor Counsel shall have no duty whatsoever to reveal or disclose any Privileged Materials to the Company by reason of any attorney-client relationship between Prior Contributor Counsel and the Company, or otherwise. For avoidance of doubt, nothing in the foregoing shall prevent the Company from complying with any court order, subpoena or any type of compulsory process. The Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms
-xcvii-

4865-6016-4634 v.20

and conditions of this Section 10.12, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. The covenants and obligations set forth in this Section 10.12 shall survive for ten (10) years following the Closing Date.
(o)The provisions of this Section 10.12 are intended to be for the benefit of, and shall be enforceable by, Contributor and each Prior Contributor Counsel, who are express third party beneficiaries of this Section 10.12.
Section 1.5Exhibits and Schedules. The Contributor Disclosure Schedule, the Company Disclosure Schedule, and all exhibits, schedules, annexes or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The mere inclusion of any item in any section or subsection of the Contributor Disclosure Schedule or the Company Disclosure Schedule as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission or suggestion by the applicable Party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Contributor Material Adverse Effect or a Company Material Adverse Effect, is required to be disclosed, or otherwise represents a violation of, breach of or default under any Contract or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or otherwise. Such disclosure shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Contributor Material Adverse Effect,” “Company Material Adverse Effect” or any similar qualification. Unless the context would otherwise require, the term “material” and the concept of the “material nature” of an effect upon Contributor shall be measured relative to the Transferred Business, taken as a whole as the Transferred Business is currently being conducted. Matters disclosed in any section or subsection of the Contributor Disclosure Schedule or the Company Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of the Contributor Disclosure Schedule or the Company Disclosure Schedule are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement. The Contributor Disclosure Schedule, the Company Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of a Party except as, or to the extent, provided in this Agreement.
Section 1.6Guarantees.
(p)Contributor Parent shall cause Contributor and any other Subsidiary of Contributor Parent that is a party to this Agreement or any of the Ancillary Agreements to perform all of its or their respective agreements, covenants and obligations under, and in accordance with, this Agreement and the Ancillary Agreements. Contributor Parent unconditionally guarantees to the Company the full and complete performance by Contributor and any other Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements of its respective obligations under this Agreement and the Ancillary Agreements, as applicable, including the payment of any amounts payable by Contributor or such other Subsidiary of Contributor Parent pursuant to this Agreement or the Ancillary Agreements. Contributor Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Contributor or such other Subsidiary of Contributor Parent, protest, notice and all demands whatsoever in connection with
-xcviii-

4865-6016-4634 v.20

the performance of its obligations set forth in this Section 10.14(a) or elsewhere in this Agreement and the Ancillary Agreements, as applicable. The foregoing guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of any change in the existence (corporate, limited liability or otherwise), structure or ownership of Contributor or any Subsidiary of Contributor Parent that is a party to this Agreement or any of the Ancillary Agreements, or any insolvency, bankruptcy, reorganization or other similar proceeding of Contributor or any Subsidiary of Contributor Parent that is a party to this Agreement or any of the Ancillary Agreements or any of their respective assets, or the incapacity, lack of authority or limitation of status or power of Contributor or any Subsidiary of Contributor Parent that is a party to this Agreement or any of the Ancillary Agreements.
(q)Company Parent shall cause the Company and any other Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements to perform all of its or their respective agreements, covenants and obligations under, and in accordance with, this Agreement and the Ancillary Agreements. Company Parent unconditionally guarantees to Contributor Parent and Contributor the full and complete performance by Company and any other Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements of its respective obligations under this Agreement and the Ancillary Agreements, as applicable, including the payment of any amounts payable by the Company or such other Subsidiary of Company Parent pursuant to this Agreement or the Ancillary Agreements; provided, that Company Parent’s aggregate liability shall not exceed $750,000,000. Company Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Company or such other Subsidiary of Company Parent, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14(b) or elsewhere in this Agreement and the Ancillary Agreements, as applicable. The foregoing guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of any change in the existence (corporate, limited liability or otherwise), structure or ownership of the Company or any Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements, or any insolvency, bankruptcy, reorganization or other similar proceeding of the Company or any Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements or any of their respective assets, or the incapacity, lack of authority or limitation of status or power of the Company or any Subsidiary of Company Parent that is a party to this Agreement or any of the Ancillary Agreements.
-xcix-

4865-6016-4634 v.20

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VOYA FINANCIAL, INC.

By:	/s/ Trevor Ogle
	Name:	Trevor Ogle
	Title:	Senior Vice President

VOYA INVESTMENT MANAGEMENT LLC

By:	/s/ Christine Hurtsellers
	Name:	Christine Hurtsellers
	Title:	Chief Executive Officer

[Signature Page to the Combination Agreement]

ALLIANZ SE

By:	/s/ Renate Wagner
	Name:	Renate Wagner
	Title:	Member of the Board of
Management

By:	/s/ Andreas Wimmer
	Name:	Andreas Wimmer
	Title:	Member of the Board of Management

[Signature Page to the Combination Agreement]

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ John Viggiano
	Name:	John Viggiano
	Title:	General Counsel

[Signature Page to the Combination Agreement]

VIM HOLDINGS LLC

By:	/s/ Claudia Knox
	Name:	Claudia Knox
	Title:	President

By:	/s/ William Kenny
	Name:	William Kenny
	Title:	Chief Financial Officer

[Signature Page to the Combination Agreement]